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Exhibit 10.19

        PENN NATIONAL GAMING, INC.,
as Borrower,

and

THE SUBSIDIARY GUARANTORS PARTY HERETO

CREDIT AGREEMENT

Dated as of March 3, 2003,
As Amended and Restated as of December 5, 2003

BEAR, STEARNS & CO. INC.,
as Sole Lead Arranger and Sole Bookrunner in connection with
Term D Loan Facility and the Amendment and Restatement,

and

BEAR, STEARNS & CO. INC. and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Original Joint Lead Arrangers and Original Joint Bookrunners,

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Syndication Agent,

and

BEAR STEARNS CORPORATE LENDING INC.,
as Swingline Lender, Administrative Agent and Collateral Agent,

and

SOCIETE GENERALE and
CREDIT LYONNAIS NEW YORK BRANCH,
as Joint Documentation Agents,

and

THE LENDERS PARTY HERETO

i

ANNEX A	—	Commitments
ANNEX B	—	Applicable Margins and Applicable Fee Percentage
ANNEX C	—	Amortization Schedule
SCHEDULE 1.01(a)	—	Mortgaged Real Property at Closing Date
SCHEDULE 1.01(b)	—	Subsidiary Guarantors
SCHEDULE 8.07	—	ERISA
SCHEDULE 8.08	—	Taxes
SCHEDULE 8.10	—	Environmental Matters
SCHEDULE 8.13(a)	—	Subsidiaries
SCHEDULE 8.13(b)	—	Outstanding Subscriptions, Etc.
SCHEDULE 8.14(b)	—	Vessels
SCHEDULE 8.23(a)	—	Indebtedness Outstanding as of the Closing Date
SCHEDULE 8.26(a)	—	Real Property
SCHEDULE 8.26(c)	—	Takings

SCHEDULE 8.26(d)	—	Assessments
SCHEDULE 8.26(g)	—	Structural Defects
SCHEDULE 8.26(h)(i)	—	Possessory Interests in Real Property
SCHEDULE 8.26(h)(ii)	—	Restrictions on Transferability of Real Property
SCHEDULE 8.26(i)	—	Limitation on Access to Real Property
SCHEDULE 8.26(j)	—	Violation of Easements or Encroachments
SCHEDULE 8.27(a)	—	Leases
SCHEDULE 8.27(b)	—	Existing Breaches and Defaults
SCHEDULE 8.27(c)	—	Requirements
SCHEDULE 8.28(a)	—	New Jersey Joint Venture Ownership Structure
SCHEDULE 8.29	—	Mortgaged Real Property
SCHEDULE 9.11	—	Interest Rate Protection Agreement
SCHEDULE 10.02	—	Certain Existing Liens
SCHEDULE 10.04	—	Investments
EXHIBIT A-1	—	Form of Revolving Note
EXHIBIT A-2	—	Form of Term D Facility Note
EXHIBIT A-3	—	[Reserved]
EXHIBIT A-4	—	Form of Incremental Note
EXHIBIT A-5	—	Form of Swingline Note
EXHIBIT B	—	Form of Notice of Borrowing
EXHIBIT C	—	Form of Incremental Loan Activation Notice
EXHIBIT D	—	Form of Notice of Conversion/Continuation
EXHIBIT E	—	Form of Interest Rate Certificate
EXHIBIT F	—	Form of Foreign Lender Certificate
EXHIBIT G-1	—	[Reserved]
EXHIBIT G-2	—	[Reserved]
EXHIBIT H	—	[Reserved]
EXHIBIT I	—	Form of First Security Agreement
EXHIBIT J	—	Form of First Mortgage
EXHIBIT K	—	Form of First Ship Mortgage
EXHIBIT L	—	Form of Perfection Certificate
EXHIBIT M	—	[Reserved]
EXHIBIT N	—	Form of Assignment Agreement
EXHIBIT O	—	Form of Notice of Assignment

v

EXHIBIT P	—	Form of Joinder Agreement
EXHIBIT Q	—	Form of Estoppel
EXHIBIT R-1	—	[Reserved]
EXHIBIT R-2	—	Form of Lender of SNDA
EXHIBIT S	—	Form of Administrative Questionnaire

        CREDIT AGREEMENT dated as of March 3, 2003, as amended and restated as of December 5, 2003, among PENN NATIONAL GAMING,  INC. as Borrower; the Subsidiary Guarantors party hereto; the Lenders party hereto; BEAR, STEARNS & CO. INC. and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as original joint lead arrangers and original joint bookrunners (in such capacities, together with their successors in such capacities, "Original Lead Arrangers"); MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as syndication agent (in such capacity, together with its successors in such capacity, "Syndication Agent"); BEAR, STEARNS & CO. INC., as sole lead arranger and sole bookrunner in connection with the Term D Loan Facility and this amendment and restatement of the Original Credit Agreement (the "New Lead Arranger"; together with the Original Lead Arrangers, the "Lead Arrangers"); BEAR STEARNS CORPORATE LENDING INC., as swingline lender ("Swingline Lender"), as administrative agent (in such capacity, together with its successors in such capacity, "Administrative Agent") and as collateral agent (in such capacity, together with its successors in such capacity, "Collateral Agent"); and SOCIETE GENERALE and CREDIT LYONNAIS NEW YORK BRANCH, as joint documentation agents (in such capacities, together with their successors in such capacities, "Documentation Agents").

        WHEREAS, Borrower and P Acquisition Corp., a corporation newly formed at the direction of Borrower, have entered into an agreement and plan of merger dated as of August 7, 2002 (as amended, the "Acquisition Agreement") with Hollywood Casino Corporation ("Target") pursuant to which Borrower acquired through merger (the "Hollywood Acquisition") all of the capital stock of Target for cash;

        WHEREAS, Borrower intends to (A) prepay certain of its Obligations in respect of Term Loans under the Credit Agreement dated as of March 3, 2003 (the "Original Credit Agreement"), among Borrower, Original Lead Arrangers, Syndication Agent, Swingline Lender, Administrative Agent, Collateral Agent, Documentation Agents and the existing lenders thereunder, with the proceeds of the issuance of $200.0 million in aggregate principal amount of New Subordinated Notes (as defined herein) and cash on hand, such that, after giving effect thereto, the only remaining unpaid principal amount of Term Loans under the Original Credit Agreement will be $399,700,000 of Term B Facility Loans, and (B) convert the Term B Facility Loans in their entirety into Term D Facility Loans (as defined herein), a new tranche of term loans provided for hereunder;

        WHEREAS, in connection therewith, Borrower desires to amend and restate the terms and provisions of the Original Credit Agreement in the form hereof in order to, among other things, reflect the modifications set forth above; and

        WHEREAS, the Lenders are willing to amend and restate the Original Credit Agreement and are willing to continue and extend credit to Borrower, and the other parties hereto are willing to amend and restate the Original Credit Agreement, in each case upon the terms and subject to the conditions set forth herein.

        NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS, ACCOUNTING MATTERS AND RULES OF CONSTRUCTION

        SECTION 1.01.    Certain Defined Terms.    As used herein, the following terms shall have the following meanings:

        "ABR Loans" shall mean Loans that bear interest at rates based upon the Alternate Base Rate.

        "Acquisition" shall mean, with respect to any person, any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the Property of any other person, or of any business or division of any other person, (b) acquisition of more than 50% of the Equity Interests of any other person, or otherwise causing any other person to become a Subsidiary of such person or (c) merger or consolidation or any other combination with any other person.

        "Acquisition Agreement" see Recitals.

        "Adjusted Net Income" shall mean, for any period, the net income or loss of Borrower and its Restricted Subsidiaries for such period, adjusted by excluding (to the extent taken into account in the calculation of such consolidated net income (loss)) the effect of (a) gains or losses for such period from Asset Sales not in the ordinary course of business and the net tax consequences thereof for such period, (b) any non-recurring or extraordinary items of income (other than the proceeds of business interruption insurance) or expense for such period and the net tax consequences thereof for such period (as determined in good faith by Borrower and reasonably acceptable to the Lead Arrangers), (c) transaction costs for the Original Transactions in an amount not to exceed $8.5 million and transaction costs related to this amendment and restatement of the Original Credit Agreement, (d) non-recurring costs and expenses (including legal fees and fines) paid and payable in connection with lawsuits by and against Target and Jack E. Pratt, (e) non-cash valuation adjustments, (f) any expenses related to the repurchase of stock options to the extent not prohibited by this Agreement, (g) expenses related to the grant of stock options, stock appreciation rights or other equivalent or similar instruments, (h) income of any less than 50% owned entities unless such income is actually received in cash and (i) any non-cash loss or charges associated with the write-down or impairment of assets or intangibles not in the ordinary course of business (including any write-down of goodwill pursuant to FASB 142). Adjusted Net Income shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act to give effect to the Hollywood Acquisition and any other Acquisition and Asset Sales consummated during the Test Period of Borrower ended on the Test Date thereof as if each such Acquisition had been effected on the first day of such period and as if each such Asset Sale had been consummated on the day prior to the first day of such period.

        "Administrative Agent" see the introduction hereto.

        "Administrative Agent's Fee Letter" shall mean the fee letter dated February 3, 2003 between Borrower and Administrative Agent.

        "Administrative Questionnaire" shall mean an Administrative Questionnaire in the form of Exhibit S, or such other form as may be supplied from time to time by Administrative Agent.

        "Advance Date" see Section 4.06.

        "Affiliate" shall mean, with respect to any person, any other person that directly or indirectly controls, or is under common control with, or is controlled by, such person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that no Company shall be deemed to be an Affiliate of any other Company.

        "Agent" shall mean any of Administrative Agent, Collateral Agent and/or Lead Arrangers, as applicable. All discretionary authority vested in Collateral Agent hereunder may be exercised in consultation with Lead Arrangers and/or counsel to the Agents.

        "Agent Related Parties" see Section 12.01.

        "Agreement" shall mean this Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

        "Alternate Base Rate" shall mean for any day, the higher of (i) the corporate base rate of interest announced by Administrative Agent from time to time, changing effective on the date of announcement of said corporate base rate changes, and (ii) the Federal Funds Rate plus 0.50% per annum. The corporate base rate is not necessarily the lowest rate charged by Administrative Agent to its customers.

        "Alternate Target Subsidiary Bond Offers" shall mean tender offers for either or both issues of Target Subsidiary Bonds at a blended price of greater than 101% and not more than 102% of the aggregate principal amount thereof, plus accrued and unpaid interest, and, in connection therewith, the obtaining of consents to the elimination of all significant covenants from the governing indenture in connection therewith (x) subject to a minimum condition that the holders of 51% of the aggregate principal amount outstanding of the particular issue of Target Subsidiary Bonds consent thereto and (y) the inclusion of equal and ratable Liens to secure the Credit Facilities with the collateral securing the Target Subsidiary Bonds subject to a minimum condition that 85% of the holders of a particular issue consent thereto.

        "Amortization Payment" shall mean each scheduled installment of payments on the Term Loans as set forth in Section 3.01(b).

        "Applicable Fee Percentage" shall be the applicable percentage per annum set forth on Annex B attached hereto set forth opposite the relevant Consolidated Total Leverage Ratio in such Annex as evidenced in the most recent Interest Rate Certificate delivered hereunder. Any change in the Consolidated Total Leverage Ratio shall be effective to adjust the Applicable Fee Percentage as of the date of receipt by Administrative Agent of the Interest Rate Certificate most recently delivered pursuant to Section 9.04(e). If Borrower fails to deliver the financial statements and Interest Rate Certificate within the times specified in Sections 9.04(a) and (e), as applicable, such ratio shall be deemed to be at Level I as set forth in Annex B from the date of any such failure to deliver until Borrower delivers such Interest Rate Certificate and financial statements.

        "Applicable Lending Office" shall mean, for each Lender and for each Type of Loan, the "Lending Office" of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan on Annex A hereof or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to Administrative Agent and Borrower as the office by which its Loans of such Type are to be made and maintained.

        "Applicable Margin" shall be the applicable percentage per annum as set forth on Annex B attached hereto for such Type and Class of Loan set forth opposite the relevant Consolidated Total Leverage Ratio in such Annex as evidenced in the most recent Interest Rate Certificate delivered hereunder. Any change in the Consolidated Total Leverage Ratio shall be effective to adjust the Applicable Margin as of the date of receipt by Administrative Agent of the Interest Rate Certificate most recently delivered pursuant to Section 9.04(e); provided that in the event Borrower or any of its Restricted Subsidiaries issues Permitted Subordinated Indebtedness, any change in the Consolidated Senior Leverage Ratio resulting therefrom shall be effective to adjust the Applicable Margin immediately upon delivery of an Interest Rate Certificate evidencing such change (which may be delivered upon or after giving effect to such issuance notwithstanding anything herein to the contrary). If Borrower fails to deliver the financial statements or Interest Rate Certificate within the times specified in Sections 9.04(a) and (e), as applicable, such ratio shall be at Level I as set forth in Annex B attached hereto from the date of any such failure to deliver until Borrower delivers such Interest Rate Certificate and financial statements.

        "Approved Fund" shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

        "Asset Sale" shall mean (i) any conveyance, sale, lease, assignment, transfer or other disposition (including by way of merger or consolidation and including any sale and leaseback transaction) of any Property (including accounts receivable and Equity Interests of any person owned by Borrower or any of its Restricted Subsidiaries but not any Equity Issuance) (whether owned on the Closing Date or thereafter acquired) by Borrower or any of its Restricted Subsidiaries to any person (other than (a) with respect to any Credit Party, to any Credit Party and (b) with respect to any other Company, to any Company) to the extent that the aggregate value of such Property sold in any single transaction or related series of transactions is greater than or equal to $250,000 and (ii) any issuance or sale by any Restricted Subsidiary of its Equity Interests to any person (other than any Company).

        "Assignment Agreement" shall mean an Assignment Agreement substantially in the form attached as Exhibit N hereto.

        "Aurora Casino" shall mean the Gaming Facility known as "The Hollywood Casino Aurora" located in Aurora, Illinois.

        "Bankruptcy Code" shall mean the United States Federal Bankruptcy Code of 1978, as amended or supplemented.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and 13d-5 under the Exchange Act. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

        "Boomtown Casino" shall mean the Gaming Facility known as "The Boomtown Biloxi Casino," located in Biloxi, Mississippi.

        "Borrower" shall mean Penn National Gaming, Inc., a Pennsylvania corporation.

        "Borrower Outstanding Bonds" shall mean $175,000,000 aggregate principal amount of 8 7/8% Senior Subordinated Notes due 2010 of Borrower, $200,000,000 aggregate principal amount of 11 1/8% Senior Subordinated Notes due 2008 of Borrower and the New Subordinated Notes.

        "Borrowing" shall mean (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

        "Bullwhackers Casino" shall mean the Gaming Facilities known as "Bullwhackers Casino," "Bullpenn Casino" and "Silver Hawk Casino" located in Blackhawk, Colorado.

        "Business Day" shall mean any day, except a Saturday or Sunday, (a) on which commercial banks are not authorized or required to close in New York City and (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a Continuation or Conversion of or into, or an Interest Period for, a LIBOR Loan or a notice by Borrower with respect to any such borrowing, payment, prepayment, Continuation, Conversion or Interest Period, that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

        "Capital Expenditures" shall mean, for any period, with respect to any person, any expenditures of such person for the acquisition or leasing of fixed or capital assets (including, without limitation, expenditures for maintenance and repairs that should be capitalized in accordance with GAAP and Capital Lease Obligations) that should be capitalized in accordance with GAAP, excluding (i) expenditures in an amount not to exceed the sum of (x) the Net Available Proceeds of any Casualty Event to the extent such Net Available Proceeds are not required to be applied to the prepayment of the Loans in accordance with Section 2.10(a)(i) and (y) the amount of any applicable insurance deductibles with respect to such Casualty Event to the extent such Net Available Proceeds are applied as set forth in Section 2.10(a)(i) within the period specified therein, (ii) equipment or other property that is purchased simultaneously or substantially concurrently with the trade-in of existing equipment or property owned by such person to the extent of the trade-in credit with respect to the equipment or property being traded in, (iii) expenditures made using Net Available Proceeds as applied in accordance with Section 2.10(iv) and (iv) amounts to effect a Permitted Acquisition.

        "Capital Lease" as applied to any person, shall mean any lease of any Property by that person as lessee that, in conformity with GAAP, is required to be classified and accounted for as a capital lease on the balance sheet of that person.

        "Capital Lease Obligations" shall mean, for any person, all obligations of such person to pay rent or other amounts under a Capital Lease, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

        "Cash Equivalents" shall mean, for any person: (a) direct obligations of the United States of America, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States of America, or by any agency thereof, in either case maturing not more than one year from the date of acquisition thereof by such person; (b) time deposits, certificates of deposit or bankers' acceptances (including eurodollar deposits) issued by (i) any bank or trust company organized under the laws of the United States of America or any state thereof and having capital, surplus and undivided profits of at least $500.0 million that is assigned at least a "B" rating by Thomson Financial BankWatch or (ii) any Lender (in each case, at the time of acquisition); (c) commercial paper rated at least "A-1" or the equivalent thereof by S&P or at least "P-1" or the equivalent thereof by Moody's, respectively, maturing not more than nine months from the date of acquisition thereof by such person (in each case, at the time of acquisition); (d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above (in each case, at the time of acquisition); (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof or by any foreign government, and rated at least "A" by S&P or "A" by Moody's (in each case, at the time of acquisition); (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) above; or (g) money market mutual funds that invest primarily in the foregoing items.

        "Casino Magic" shall mean the Gaming Facility known as "The Casino Magic-Bay St. Louis Casino," located in Bay St. Louis, Mississippi.

        "Casino Rouge" shall mean the Gaming Facility known as "Casino Rouge" located in Baton Rouge, Louisiana.

        "Casualty Event" shall mean, with respect to any Property (including Real Property) of any person, any loss of title with respect to such Property or any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, such Property for which such person or any of its Subsidiaries receives insurance proceeds or proceeds of a condemnation award or other compensation; provided, however, no such event shall constitute a Casualty Event if such proceeds or other compensation in respect thereof is less than $1,000,000. "Casualty Event" shall include, but not be limited to, any taking of all or any part of any Real Property of any Company or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any Company or any part thereof by any Governmental Authority, civil or military.

        "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

        A "Change of Control" shall be deemed to have occurred if: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than Principal or a Related

Party of Principal, is or becomes the Beneficial Owner, directly or indirectly, of Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of Borrower; (b) at any time a change of control occurs under and as defined in any documentation relating to any material Indebtedness of Borrower; (c) Peter M. Carlino ceases to be the Chairman of the Board of Directors of Borrower for any reason other than his death or disability unless a replacement satisfactory to Lead Arrangers is appointed within 90 days; or (d) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of the directors of Borrower then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Borrower.

        "Change of Control Offers" shall mean the change of control offers made pursuant to the terms of the Target Subsidiary Bonds.

        "Charles Town Facility" shall mean the Gaming Facility known as "The Charles Town Races" located in Charles Town, West Virginia.

        "Class" see Section 1.03.

        "Closing Date" shall mean March 3, 2003.

        "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

        "Collateral" shall mean all of the Pledged Collateral, the Mortgaged Real Property and any other property, whether now owned or hereafter acquired, upon which a Lien securing the Obligations is granted or purported to be granted under any Security Document.

        "Collateral Account" shall have the meaning assigned to such term in the Security Agreement.

        "Collateral Agent" shall mean Bear Stearns Corporate Lending Inc. in its capacity as collateral agent in accordance with the introduction hereto and in accordance with the terms of the Security Documents, as the case may be.

        "Commitment Letter" shall mean the Credit Facilities Commitment Letter among Bear, Stearns & Co., Inc., Bear Stearns Corporate Lending Inc., Merrill Lynch Capital Corporation and Borrower dated August 5, 2002, together with Exhibit A thereto.

        "Commitments" shall mean the Revolving Commitments, the Term Loan Commitments and the Swingline Commitment.

        "Companies" shall mean Borrower and its Subsidiaries; and "Company" shall mean any one of them.

        "Confidential Information Memorandum" shall mean that certain confidential information memorandum distributed in connection herewith dated as of January 2003.

        "Consolidated Companies" shall mean Borrower and each Subsidiary of Borrower (whether now existing or hereafter created or acquired), the financial statements of which shall be (or should have been) consolidated with the financial statements of Borrower in accordance with GAAP.

        "Consolidated EBITDA" shall mean, for any period, the sum (without duplication) of Adjusted Net Income for such period, plus, in each case to the extent deducted in calculating such Adjusted Net Income, (1) income tax expense, (2) Consolidated Interest Expense and non-cash interest expense, (3) depreciation and amortization expense, (4) any extraordinary non-cash items, (5) other non-cash items of expense, other than to the extent such non-cash items require an accrual or reserve for future cash expenses (provided that if such accrual or reserve is for contingent items, the outcome of which is subject to uncertainty, such non-cash items of expense will be added to Adjusted Net Income and deducted when and to the extent actually paid in cash), (6) any Pre-Opening Expenses, and (7) in any fiscal quarter during which a purchase of property subject to any Company's operating lease shall occur and during the three following fiscal quarters, an amount equal to the quarterly payment in respect of such lease times (a) 4 (in the case of the quarter in which such purchase occurs), (b) 3 (in the case of the quarter following such purchase), (c) 2 (in the case of the second quarter following such purchase) and (d) 1 (in the case of the third quarter following such purchase), all as determined on a consolidated basis for Borrower and its Restricted Subsidiaries; provided, however, for the first four Test Dates, Borrower may add to Consolidated EBITDA an amount equal to $7.0 million, $5.0 million, $3.0 million and $1.0 million, respectively, representing $7.0 million in the aggregate of add-backs arising from synergies expected to be achieved in good faith by Borrower within twelve months of the consummation of the Original Transactions. Components of Consolidated EBITDA shall be calculated on a pro forma basis and otherwise in accordance with Regulation S-X under the Securities Act to give effect to the Hollywood Acquisition and any other Acquisition and Asset Sales consummated during the fiscal period of Borrower ended on the Test Date thereof as if each such Acquisition had been effected on the first day of such period and as if each such Asset Sale had been consummated on the day prior to the first day of such period. Consolidated EBITDA shall be further adjusted, in the event any Incremental Loans are advanced, to give pro forma effect to the anticipated Consolidated EBITDA expected to result from the use of the Incremental Loan proceeds, in a manner reasonably satisfactory to Borrower, Lead Arrangers and the Majority Lenders.

        "Consolidated Indebtedness" shall mean, as at any date of determination, the aggregate amount of all Indebtedness (but including in any event the then outstanding principal amount of all Loans, all Notes, all Capital Lease Obligations and all L/C Liability) of Borrower and its Restricted Subsidiaries on a consolidated basis as determined in accordance with GAAP.

        "Consolidated Interest Expense" shall mean, for any period, the sum of all cash interest expense of Borrower and its Restricted Subsidiaries for such period as determined on a consolidated basis for Borrower and its Restricted Subsidiaries in accordance with GAAP.

        "Consolidated Senior Leverage Ratio" shall mean, for any Test Period, the ratio of (a) Consolidated Indebtedness as of the last day of such Test Period, minus, without duplication, all unsecured senior subordinated or subordinated Indebtedness of Borrower and its Restricted Subsidiaries as of such date, to (b) Consolidated EBITDA for such Test Period.

        "Consolidated Total Leverage Ratio" shall mean, for any Test Period, the ratio of (a) Consolidated Indebtedness (other than $310,000,000 aggregate principal amount of 11 1/4% Senior Secured Notes due 2007 of Target and $50,000,000 aggregate principal amount of Floating Rate Senior Secured Notes due 2006 of Target) as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

        "Contested Collateral Lien Conditions" shall mean, with respect to any Permitted Lien of the type described in clauses (a), (b) and (f) of Section 10.02, the following conditions:

            (i)  any proceeding instituted contesting such Lien shall operate to stay the sale or forfeiture of any portion of the Collateral on account of such Lien;

           (ii)  at the option and upon request of Administrative Agent, the appropriate Credit Party shall maintain cash reserves (or availability under the Revolving Facility) in an amount sufficient to pay and discharge such Lien and Administrative Agent's reasonable estimate of all interest and penalties related thereto; and

          (iii)  such Lien shall in all respects be subject and subordinate in priority to the Lien and security interest created and evidenced by the Security Documents, except if and to the extent that the law or regulation creating, permitting or authorizing such Lien provides that such Lien is or must be superior to the Lien and security interest created and evidenced by the Security Documents.

        "Contingent Obligation" shall mean, as to any person, any obligation of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and any lease guarantees executed by any Company in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated potential liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

        "Continue," "Continuation" and "Continued" shall refer to the continuation pursuant to Section 2.09 of a LIBOR Loan from one Interest Period to the next Interest Period.

        "Contractual Obligation" shall mean as to any person, any provision of any security issued by such person or of any mortgage, security agreement, pledge agreement, indenture, credit agreement, securities purchase agreement, debt instrument, contract, agreement, instrument or other undertaking to which such person is a party or by which it or any of its Property is bound or subject.

        "Controlled Account" shall have the meaning assigned to such term in the Security Agreement.

        "Convert," "Conversion" and "Converted" shall refer to a conversion pursuant to Section 2.09 of one Type of Loan (other than Swingline Loans) into another Type of Loan, which may be accompanied by the transfer by a Lender (at its sole discretion) of a Loan from one Applicable Lending Office to another.

        "Covered Taxes" see Section 5.06(a).

        "Converted Term Loan" see Section 2.01(b).

        "Credit Documents" shall mean (i) this Agreement, (ii) the Notes, (iii) the L/C Documents, (iv) the Security Documents and (v) each other agreement entered into by any Credit Party with or certificate delivered to Administrative Agent and/or any Lender in connection herewith or therewith evidencing or governing the Obligations or delivered in connection herewith or therewith, all as amended from time to time but shall not include a Swap Contract for purposes of Sections 11.01(a), (b), (c) and (e).

        "Credit Facilities" shall mean the Term Facilities and the Revolving Facility.

        "Credit Parties" shall mean Borrower and the Subsidiary Guarantors.

        "Creditor" shall mean each of (i) each Agent, (ii) each L/C Lender, (iii) each Lender, and (iv) each party to a Swap Contract relating to the Loans if at the date of entering into such Swap Contract such person was a Lender or an Affiliate of a Lender.

        "Debt Issuance" shall mean the incurrence by Borrower or any Restricted Subsidiary of any Indebtedness after the Closing Date (other than as permitted by Section 10.01).

        "Debt Service Maintenance Agreement" shall mean that certain Debt Service Maintenance Agreement among Borrower, Backside, Inc., The Downs Racing, Inc., Mill Creek Land, Inc., Mountainview Thoroughbred Association, Northeast Concessions, Inc., PNGI Pocono, Inc., Penn National Gaming of West Virginia, Inc., Penn National GSFR, Inc., Penn National Holding Company, Penn National Speedway, Inc., Pennsylvania National Turf Club, Inc., Sterling Aviation Inc., Tennessee Downs, Inc. and Wilkes Barre Downs, Inc. for the benefit of Commerce Bank, N.A., dated as of July 29, 1999, as amended or otherwise modified from time to time in accordance with this Agreement.

        "Default" shall mean any event or condition that constitutes an Event of Default or that would become, with notice or lapse of time or both, an Event of Default.

        "Disqualified Capital Stock" shall mean, with respect to any person, any Equity Interest of such person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable or redeemable at the sole option of the holder thereof (other than solely for Qualified Capital Stock or upon a sale of assets or a change of control that constitutes an Asset Sale or a Change of Control and is subject to the prior payment in full of the Obligations or as a result of a redemption required by Gaming Law), pursuant to a sinking fund obligation or otherwise (other than solely for Qualified Capital Stock) or exchangeable or convertible into debt securities of the issuer thereof at the sole option of the holder thereof, in whole or in part, on or prior to the date that is 181 days after the Term D Final Maturity Date then in effect.

        "Dividend Payment" shall mean dividends (in cash, Property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any Equity Interests or Equity Rights of Borrower or any of its Restricted Subsidiaries, but excluding dividends paid through the issuance of additional shares of Qualified Capital Stock and any redemption or exchange of any Qualified Capital Stock of Borrower or such Restricted Subsidiary through the issuance of Qualified Capital Stock of Borrower or any of its Restricted Subsidiaries.

        "Documentation Agents" see the introduction hereto.

        "Dollars" and "$" shall mean lawful money of the United States of America.

        "Effective Date" see Section 7.01.

        "Eligible Person" shall mean (A) to the extent required under applicable Gaming Laws, a person registered or licensed with, approved, qualified or found suitable by, or not disapproved, denied a license, qualification or approval or found unsuitable (whichever may be required under applicable Gaming Law), and (B)(i) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100.0 million; (ii) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus in a dollar equivalent amount of at least $100.0 million; provided, however, that such bank is acting through a branch or agency located in the country in which it is organized or another country that is also a member of the OECD; (iii) an insurance company, mutual fund or other entity which is regularly engaged in making, purchasing or investing in loans or securities; or any other financial institution organized under the laws of the United States, any state thereof, any other country that is a member of the OECD or a political subdivision of any such country with assets, or assets under management, in a dollar equivalent amount of at least $100.0 million; (iv) any Affiliate of a Lender or an Approved Fund of a Lender; (v) any other entity (other than a natural person) which is an "accredited investor" (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses or investing activities including, but not limited to, insurance companies, mutual funds and investment funds; and (vi) any other entity consented to by each Lead Arranger, Administrative Agent and Borrower. With respect to any Lender, any Approved Fund in respect thereof shall be treated as a single Eligible Person.

        "Employee Benefit Plan" shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) that is maintained or contributed to by any ERISA Entity.

        "Engagement Letter" shall mean the Engagement Letter among Borrower and Original Lead Arrangers dated as of August 5, 2002.

        "Environment" shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

        "Environmental Action" shall mean (a) any notice, claim, demand or other written or, to the knowledge of Company, oral communication alleging liability for investigation, remediation, removal, cleanup, response, corrective action or other costs, damages to natural resources, personal injury, property damage, fines or penalties resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation of Environmental Law, and shall include, without limitation, any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to human health, safety or the Environment arising under Environmental Law and (b) any investigation, monitoring, removal or remedial activities undertaken by or on behalf of Borrower or any of its Subsidiaries, arising under Environmental Law whether or not such activities are carried out voluntarily.

        "Environmental Law" shall mean any and all applicable treaties, laws, statutes, ordinances, regulations, rules, decrees, judgments, orders, consent orders, consent decrees and other binding legal requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health.

        "Equity Interests" shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting), of capital of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, whether outstanding on the Closing Date or issued after the Closing Date.

        "Equity Issuance" shall mean (a) any issuance or sale after the Closing Date by Borrower of any Equity Interests in any public offering or private placement (excluding any Equity Interests issued upon exercise of any Equity Rights) or any Equity Rights, or (b) the receipt by Borrower after the Closing Date of any capital contribution (whether or not evidenced by any Equity Interest issued by the recipient of such contribution). The issuance or sale of any debt instrument convertible into or exchangeable or exercisable for any Equity Interests shall be deemed a Debt Issuance and not an Equity Issuance for purposes of Section 2.10(a).

        "Equity Rights" shall mean, with respect to any person, any then outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders' or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional Equity Interests of any class, or partnership or other ownership interests of any type in, such person.

        "ERISA" shall mean the United States Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Entity" shall mean any member of an ERISA Group.

        "ERISA Event" shall mean (a) any "reportable event," as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than an event for which the 30-day notice requirement is waived); (b) the existence with respect to any Pension Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, the failure by any ERISA Entity to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by any ERISA Entity of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (e) the receipt by any ERISA Entity from the PBGC or a plan administrator of any notice relating to the termination of any Pension Plan or the appointment of a trustee to administer any Pension Plan; (f) the occurrence of any event or condition which could constitute grounds under ERISA for the termination of or the appointment of a trustee to administer, any Pension Plan; (g) the incurrence by any ERISA Entity of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (h) the receipt by an ERISA Entity of any notice, or the receipt by any Multiemployer Plan from any ERISA Entity of any notice, concerning the imposition of Withdrawal Liability on any ERISA Entity or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the making of any amendment to any Pension Plan which would be reasonably likely to result in the imposition of a lien or the posting of a bond or other security; or (j) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to result in liability to any Company.

        "ERISA Group" shall mean any Company and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with such Company, are treated as a single employer under Section 414(b) or (c) of the Code.

        "Estoppels" shall mean those certain Lessor Consent and Estoppel Certificates executed by the applicable landlord under each of the Ground Leases, each of which shall be substantially in the form attached hereto as Exhibit Q.

        "Event of Default" see Article XI.

        "Excess Cash Flow" shall mean, for any Excess Cash Flow Period, the sum (without duplication) of:

          (a)   consolidated net income (or loss) of Borrower and its Restricted Subsidiaries for such Excess Cash Flow Period, adjusted to exclude any gains or losses attributable to prepayment of any Loans; plus

          (b)   depreciation and amortization deducted in determining such consolidated net income (or loss) for such Excess Cash Flow Period; plus

          (c)   other non-cash charges or losses (except for such non-cash charges or losses representing or requiring an accrual or reserve for future cash expenses, charges or losses) deducted in determining such consolidated net income (or loss) for such Excess Cash Flow Period; plus

          (d)   the sum of (i) the amount, if any, by which Working Capital decreased during such Excess Cash Flow Period plus (ii) the net amount, if any, by which the consolidated deferred revenues and other consolidated accrued long-term liability accounts of Borrower and its Restricted Subsidiaries increased during such Excess Cash Flow Period plus (iii) the net amount, if any, by which the consolidated accrued long-term asset accounts of Borrower and its Restricted Subsidiaries decreased during such Excess Cash Flow Period; minus

          (e)   the sum of (i) any non-cash gains included in determining such consolidated net income (or loss) for such Excess Cash Flow Period plus (ii) the amount, if any, by which Working Capital increased during such Excess Cash Flow Period plus (iii) the net amount, if any, by which the consolidated deferred revenues and other consolidated accrued long-term liability accounts of Borrower and its Restricted Subsidiaries decreased during such Excess Cash Flow Period plus (iv) the net amount, if any, by which the consolidated accrued long-term asset accounts of Borrower and its Restricted Subsidiaries increased during such Excess Cash Flow Period; minus

          (f)    the sum of (i) Capital Expenditures for such Excess Cash Flow Period (except to the extent attributable to the incurrence of Capital Lease Obligations or otherwise financed by incurring Indebtedness) plus (ii) cash consideration paid during such Excess Cash Flow Period to make Permitted Acquisitions (except to the extent financed by incurring Indebtedness) plus (iii) Investments permitted under Section 10.04(p); minus

          (g)   the proceeds realized from any Casualty Event (and any applicable insurance deductible in respect thereof) or Asset Sale (only deducted to the extent included the calculation of consolidated net income) during such Excess Cash Flow Period; minus

          (h)   the aggregate principal amount of Indebtedness repaid or prepaid by Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period, excluding (i) Indebtedness in respect of Revolving Loans and Letters of Credit (unless the Revolving Commitments are reduced in connection therewith), (ii) Term Loans prepaid pursuant to Section 2.10 and (iii) repayments or prepayments of Indebtedness to the extent financed by incurring other Indebtedness.

        "Excess Cash Flow Measurement Date" see Section 2.10(v).

        "Excess Cash Flow Period" shall mean, in the fiscal year in which the Closing Date occurs, the period commencing on the Closing Date and ending on the last day of such fiscal year, and for any subsequent fiscal year, such fiscal year.

        "Exchange Act" shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Excluded Taxes" shall mean any Tax (other than any Other Taxes) (i) imposed on or measured by the net income or net profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or Applicable Lending Office of such Lender is located or any jurisdiction in which such Lender conducts business or any subdivision thereof or therein, (ii) imposed on any Lender in the nature of franchise taxes or other similar taxes imposed as a result of such Lender doing business in a particular jurisdiction, or (iii) any branch profits taxes imposed by the United States of America.

        "Existing Letters of Credit" see Section 2.03.

        "Existing Term B Lender" see Section 1.05(b).

        "Existing Term B Loans" see Section 1.05(b).

        "Expansion Capital Expenditure" shall mean any Capital Expenditure by Borrower or any of its Restricted Subsidiaries that is not properly characterized as a Maintenance Capital Expenditure, including, without limitation, expenditures with respect to the buy-out of real property leases.

        "fair market value" shall mean, with respect to any Property, a price (after taking into account any liabilities relating to such Property), as determined in good faith by the board of directors of Borrower, that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction.

        "FASB 142" shall mean Statement of Financial Accounting Standards No. 142 issued on June 29, 2001 by the Financial Accounting Standards Board.

        "Federal Funds Rate" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, however, that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average rate quoted to Administrative Agent on such Business Day on such transactions by three federal funds brokers of recognized standing, as determined by Administrative Agent.

        "Financial Maintenance Covenants" shall mean the covenants set forth in Sections 10.08(a) through (d).

        "FIRREA" shall mean the Financial Institutions Reform, Recovery and Enforcement Act.

        "First Mortgage" shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a first Lien (subject only to the Liens permitted thereunder) in favor of Collateral Agent on behalf of the First Priority Secured Parties on a Mortgaged Real Property, which shall be in substantially in the form of Exhibit J, with such schedules and including such provisions as shall be necessary to conform such document to applicable or local law or as shall be customary under local law, as the same may at any time be amended in accordance with the terms thereof and hereof.

        "First Priority Lenders" shall mean, collectively, the Term D Facility Lenders, the L/C Lender, the Incremental Loan Lenders, the Revolving Lenders and the Swingline Lender.

        "First Priority Loans" shall mean, collectively, the Term D Facility Loans, the Incremental Loans, the Revolving Loans, the Letters of Credit and the Swingline Loans.

        "First Priority Secured Parties" shall mean the Agents, the First Priority Lenders and each party to a Swap Contract relating to the First Priority Loans if at the date of entering into such Swap Contract such person was a First Priority Lender or an Affiliate of a First Priority Lender and such person executes and delivers to Collateral Agent a letter agreement in form and substance acceptable to Collateral Agent pursuant to which such person (x) appoints Collateral Agent as its agent under the applicable Credit Documents and (y) agrees to be bound by the provisions of Article IV hereof.

        "First Security Agreement" shall mean a First Security Agreement substantially in the form of Exhibit I among the Credit Parties and Collateral Agent, as the same may be amended in accordance with the terms thereof and hereof, or such other agreements reasonably acceptable to Collateral Agent as shall be necessary to comply with applicable Requirements of Law and effective to grant to Collateral Agent on behalf of the First Priority Secured Parties a first priority (subject only to the Liens permitted thereunder) perfected security interest in the Pledged Collateral covered thereby.

        "First Security Documents" shall mean the First Security Agreement, the First Mortgages, the First Ship Mortgages, the Perfection Certificate and each other security document or pledge agreement required by applicable local law to grant a valid, perfected security interest in any Property acquired or developed that is of the kind and nature that would constitute Collateral on the date hereof, and all UCC or other financing statements or instruments of perfection required by this Agreement, the First Security Agreement or any First Mortgage or First Ship Mortgage to be filed with respect to the security interests in Property and fixtures created pursuant to the First Security Agreement or any First Mortgage or First Ship Mortgage and any other document or instrument utilized to pledge as collateral for the Obligations any Property of whatever kind or nature.

        "First Ship Mortgage" shall mean a First Ship Mortgage substantially in the form of Exhibit K among the applicable Credit Parties and Collateral Agent, as the same may be amended in accordance with the terms thereof and hereof, or such other agreements reasonably acceptable to Collateral Agent as shall be necessary to comply with applicable Requirements of Law and effective to grant to Collateral Agent on behalf of the First Priority Secured Parties a first preferred mortgage on the Vessel covered thereby (subject only to the Liens permitted thereunder).

        "Fixed Charge Coverage Ratio" shall mean, for any Test Date, the ratio of (x) Consolidated EBITDA for the four fiscal quarters ending on such Test Date minus Maintenance Capital Expenditures for such period to (y) Fixed Charges for the four fiscal quarters ending on such Test Date.

        "Fixed Charges" shall mean, for any period, the sum of, without duplication, (i) Consolidated Interest Expense (other than interest expense with respect to the $310,000,000 aggregate principal amount of 11 1/4% Senior Secured Notes due 2007 of Target and $50,000,000 aggregate principal amount of Floating Rate Senior Secured Notes due 2006 of Target) for such period to the extent paid or mandatorily payable in cash during such period, (ii) the sum of all scheduled principal payments on any Indebtedness of Borrower and its Restricted Subsidiaries (including, without duplication, any lease payments in respect of Capital Leases of Borrower and its Restricted Subsidiaries but excluding any prepayment of a type contemplated by Section 2.10) and (iii) all cash income tax expense actually paid to any Governmental Authority by Borrower and its Restricted Subsidiaries for such period (other than taxes related to Asset Sales not in the ordinary course of business). Notwithstanding the foregoing, for the initial four Test Dates after the Closing Date, for the purposes of calculation of Fixed Charges, Consolidated Interest Expense shall equal the product of (x) Consolidated Interest Expense since the Closing Date to the date in question and (y) a fraction, the numerator of which is 365 and the denominator of which is the number of days since the Closing Date.

        "Foreign Lender Certificate" see Section 5.06(b).

        "Foreign Plan" shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, any Company with respect to employees employed outside the United States.

        "Foreign Subsidiary" shall mean each Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any state thereof.

        "Funding Date" shall mean the date of the making of any extension of credit hereunder (including the Closing Date and the Effective Date).

        "GAAP" shall mean generally accepted accounting principles set forth as of the relevant date in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

        "Gaming Approval" shall mean any and all approvals, authorizations, consents, rulings, orders or directives of any Governmental Authority (i) necessary to enable Borrower or any of its Restricted Subsidiaries to engage in the casino, gambling, horse racing or gaming business or otherwise continue to conduct its business as is contemplated on the Closing Date, (ii) required by any Gaming Authority or under any Gaming Law or (iii) necessary, as is contemplated on the Closing Date, to accomplish the financing and other transactions contemplated hereby.

        "Gaming Authority" shall mean any governmental agency, authority, board, bureau, commission, department, office or instrumentality with regulatory, licensing or permitting authority or jurisdiction over any gaming business or enterprise or any Gaming Facility (including, without limitation, the Alcohol and Gaming Commission of Ontario, the Colorado Division of Gaming, the Colorado Limited Gaming Control Commission, the Illinois Gaming Board, the Louisiana Gaming Control Board, the Mississippi Gaming Commission, the Mississippi State Tax Commission, the Pennsylvania State Horse Racing Commission, the Pennsylvania State Harness Racing Commission, the West Virginia Racing Commission, the West Virginia Lottery Commission, the New Jersey Racing Commission and the New Jersey Casino Control Commission), or with regulatory, licensing or permitting authority or jurisdiction over any gaming operation (or proposed gaming operation) owned, managed or operated by Borrower or any of its Restricted Subsidiaries.

        "Gaming Facility" shall mean any gaming establishment and other property or assets directly ancillary thereto or used in connection therewith, including, without limitation, any casinos, hotels, resorts, race tracks, off-track wagering sites, theaters, parking facilities, recreational vehicle parks, timeshare operations, retail shops, restaurants, other buildings, land, golf courses and other recreation and entertainment facilities, marinas, vessels, barges, ships and related equipment.

        "Gaming Laws" shall mean all applicable provisions of all: (a) constitutions, treaties, statutes or laws governing Gaming Facilities (including, without limitation, card club casinos and pari mutuel race tracks) and rules, regulations, codes and ordinances of, and all administrative or judicial orders or decrees or other laws pursuant to which, any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming or Gaming Facility activities conducted by Borrower or any of its Restricted Subsidiaries within its jurisdiction; (b) Gaming Approvals; and (c) orders, decisions, determinations, judgments, awards and decrees of any Gaming Authority.

        "Governmental Authority" shall mean any government or political subdivision of the United States or any other country or any agency, authority, board, bureau, central bank, commission, department or instrumentality thereof or therein, including, without limitation, any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government or political subdivision including, without limitation, any Gaming Authority.

        "Governmental Real Property Disclosure Requirements" shall mean any Requirement of Law requiring notification of the buyer, mortgagee or assignee of real property, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including, without limitation, any transfer of control) of any real property, establishment or business, of the actual or threatened presence or release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the real property, facility or business to be sold, mortgaged, assigned or transferred.

        "Ground Leases" shall mean, collectively, (i) that certain Lease Agreement between Martha Peresich McDermott, as landlord, and BTN, Inc., successor in interest to Mississippi Gaming, L.P., as tenant, dated as of June 2, 1995, in connection with the Boomtown Casino (the "McDermott Lease"), (ii) that certain Lease Agreement between Gary Gollott, Tommy Gollott and Tyrone Gollott, collectively, as landlord, and BTN, Inc., successor in interest to Mississippi Gaming, L.P., as tenant, dated as of September 22, 1994, in connection with the Boomtown Casino (the "Gollott Lease"), (iii) that certain Lease Agreement between Andrew Cvitanovich and Anthony C. Cvitanovich, together, as landlord, and BTN, Inc., successor in interest to Mississippi Gaming, L.P., as tenant, dated as of March 3, 1994, in connection with the Boomtown Casino (the "Cvitanovich Lease"), (iv) that certain Lease Agreement between Joseph A. Suarez, Jr. and Mary Ellen Suarez, together, as landlord, and BTN, Inc., successor in interest to Mississippi Gaming, L.P., as tenant, dated as of May 9, 1994, in connection with the Boomtown Casino (the "Suarez Lease"), (v) that certain Lease Agreement between R.A. Fayard Seafood Co., Inc., as landlord, and BTN, Inc., successor in interest to Mississippi Gaming, L.P., as tenant, dated as of May 9, 1994, in connection with the Boomtown Casino (the "Fayard Lease"), (vi) that certain Lease Agreement between James A. Desporte and Linda L. Desporte, together, as landlord, and BTN, Inc., successor in interest to Mississippi Gaming, L.P., as tenant, dated as of June 25, 1998, in connection with the Boomtown Casino (the "Desporte Lease"), (vii) that certain Lease Agreement between Marilyn C. Hille, as landlord, and BSL, Inc., successor in interest to Casino Advertising, Inc., as tenant, dated as of July 10, 1992, in connection with the Casino Magic (the "Hille Lease"), (viii) that certain Lease with Option to Purchase between L.D. Lang, Jr., as landlord, and BSL, Inc., successor in interest to Mardi Gras Casino Corp., as tenant, dated as of March 30, 1994, in connection with the Casino Magic (the "Lang Lease"), (ix) that certain Lease Agreement between Custom Pack, Inc., as landlord, and BTN, Inc., successor in interest to Mississippi Gaming, L.P., as tenant, dated as of March 1, 1996, in connection with the Boomtown Casino (the "Custom Pack Lease"), (x) that certain Lease Agreement between R.M. Leatherman & Hugh M. Magevney III, as landlord, and HWCC-Tunica, Inc., successor in interest to Summit Riverboat Casinos- Tunica, Inc., as tenant, dated as of October 11, 1993, in connection with the Hollywood Casino Tunica (the "Leatherman Lease"), (xi) that certain Lease between Edward E. Smith and Shirley J. Smith, as landlord, and Penn Bullpen, Inc., successor in interest to Wild Card Casino, Inc., as tenant, dated as of March 17, 1992, in connection with the Penn Bullpen Casino (the "Smith Lease"), (xii) that certain Lease between KDL, Inc., as landlord, and Penn Bullpen, Inc., successor in interest to Pioneer Associates Ltd. as tenant, dated as of March 16, 1994, in connection with the Penn Bullpen Casino (the "KDL Lease"), (xiii) that certain Lease between Elizabeth Branecki, as landlord, and Penn Bullpen, Inc., successor in interest to KDL, Inc. as tenant, dated as of July 10, 1991, in connection with the Penn Bullpen Casino (the "Branecki Lease"), (xiv) that certain Lease Agreement between Sharon and Eloy Perea, as landlord, and Penn Silver Hawk, Inc., successor in interest to Gold Mine Casino, Inc. as tenant, dated as of October 1, 1995, in connection with the Penn Silver Hawk Casino (the "Perea Lease"), (xv) that certain Lease Agreement between City of Aurora, Illinois, as landlord, and Hollywood Casino-Aurora, Inc., as tenant, dated as of June 4, 1991, in connection with the Hollywood Casino Aurora (the "Aurora Parking Lease"), (xvi) that certain Lease Agreement between Aurora Metropolitan Exposition Auditorium and Office Building Authority, as landlord, and Hollywood Casino-Aurora, Inc., as tenant, dated as of June 12, 1995, in connection with the Hollywood Casino Aurora (the "Aurora Metropolitan Exposition Lease"), (xvii) that certain Lease Agreement between City of Aurora, Illinois, as landlord, and Hollywood Casino-Aurora, Inc., as tenant, dated as of February 27, 2001, in connection with the Hollywood Casino Aurora (the "City of Aurora Lease I"), (xviii) that certain Lease Agreement between Aurora YWCA, as landlord, and Hollywood Casino-Aurora, Inc., as tenant, dated as of November 14, 2001, in connection with the Hollywood Casino Aurora (the "YWCA Lease"), and (xix) that certain Lease Agreement between City of Aurora, Illinois, as landlord, and Hollywood Casino-Aurora, Inc., as tenant, dated as of July 1, 2002, in connection with the Hollywood Casino Aurora (the "City of Aurora Lease II"), each as it may be or may have been amended, supplemented, replaced or otherwise modified from time to time.

        "Guarantee" shall mean the guarantee of each Subsidiary Guarantor pursuant to Article VI.

        "Guaranteed Obligations" see Section 6.01.

        "Hazardous Material" shall mean any material, substance, waste, constituent, compound, pollutant or contaminant including, without limitation, petroleum (including, without limitation, crude oil or any fraction thereof or any petroleum product or waste) subject to regulation or which could reasonably be expected to give rise to liability under Environmental Law.

        "Hollywood Acquisition" see Recitals.

        "Hollywood Shreveport" shall mean HWCC-Louisiana, Inc. and its Subsidiaries.

        "Immaterial Subsidiary" shall mean any Subsidiary of Borrower having assets with a fair market value of less than $1.0 million.

        "Incremental Loan Activation Notice" shall mean a notice substantially in the form of Exhibit C.

        "Incremental Loan Amount" shall mean, as to each Incremental Loan Lender, on and after the effectiveness of any Incremental Loan Activation Notice, the obligation of such Incremental Loan Lender to make Incremental Loans hereunder in a principal amount equal to the amount set forth under the heading "Incremental Loan Amount" opposite such Incremental Loan Lender's name on such Incremental Loan Activation Notice.

        "Incremental Loan Effective Date" shall mean each date, which shall be a Business Day on or before the Incremental Loan Maturity Date, on which any Lender shall execute and deliver to Administrative Agent an Incremental Loan Activation Notice pursuant to Section 2.01(e).

        "Incremental Loan Facility" shall mean the credit facility comprising the Incremental Loans, if any.

        "Incremental Loan Facility Commitments" shall mean for each Incremental Loan Lender, the obligation of such Lender to make an Incremental Loan for the amount requested and agreed to in any Incremental Loan Activation Notice.

        "Incremental Loan Lenders" shall mean (a) on any Incremental Loan Effective Date, the Lenders (including Eligible Persons not previously Lenders) signatory to the Incremental Loan Activation Notice and (b) thereafter, each Lender that has made, or acquired pursuant to an assignment made pursuant to Section 13.06(b), an Incremental Loan.

        "Incremental Loan Maturity Date" shall mean, as to the Incremental Loans to be made pursuant to any Incremental Loan Activation Notice, the maturity date specified in such Incremental Loan Activation Notice, which date shall be no earlier than the Term D Final Maturity Date then in effect in the case of Incremental Loans that are Term Loans, and no earlier than the R/C Maturity Date then in effect in the case of Incremental Loans that are revolving loans.

        "Incremental Loans" shall mean Loans made pursuant to Section 2.01(e).

        "Incremental Notes" shall mean the promissory notes substantially in the form of Exhibit A-4.

        "incur" shall mean, with respect to any Indebtedness or other obligation of any person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation, or to grant or create a Lien upon any Property of such person to secure any Indebtedness or Contingent Obligations of another person (and "incurrence," "incurred" and "incurring" shall have meanings correlative to the foregoing).

        "Indebtedness" of any person shall mean, without duplication, (a) all obligations of such person for borrowed money; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business); (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed (provided that if such obligations have not been assumed, the amount of such Indebtedness included for the purposes of this definition will be the amount equal to the lesser of the fair market value of such property and the amount of the Indebtedness secured); (f) all Capital Lease Obligations and Purchase Money Obligations of such person; (g) all obligations of such person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements; (h) all obligations of such person as an account party in respect of letters of credit and bankers' acceptances, except obligations in respect of letters of credit issued in support of obligations not otherwise constituting Indebtedness shall not constitute Indebtedness except to the extent such letter of credit is drawn and not reimbursed within ten Business Days; and (i) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner unless recourse is limited, in which case the amount of such Indebtedness shall be the limited amount. The amount of Indebtedness of the type referred to in clause (g) above of any person shall be zero unless and until such Indebtedness shall be terminated, in which case the amount of such Indebtedness shall be the then termination payment due thereunder by such person.

        "Indemnitee" see Section 13.03(b).

        "Insurance Requirements" shall mean all material terms of any insurance policy required pursuant to this Agreement or any Security Document and all material regulations and then current standards applicable to or affecting any Mortgaged Real Property or any part thereof or any use or condition thereof, which may, at any time, be recommended by the Board of Fire Underwriters, if any, having jurisdiction over any Mortgaged Real Property, or any other body exercising similar functions.

        "Intellectual Property" see Section 8.22.

        "Interest Period" shall mean, with respect to any LIBOR Loan, each period commencing on the date such LIBOR Loan is made or Converted from an ABR Loan or the last day of the next preceding Interest Period for such LIBOR Loan and (subject to the requirements of Section 2.09) ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as Borrower may select as provided in Section 4.05, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) if any Interest Period for any Revolving Loan would otherwise end after the R/C Maturity Date, such Interest Period shall end on the R/C Maturity Date; (ii) each Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); and (iii) notwithstanding clause (i) above, except as otherwise provided in Section 2.01(f) no Interest Period shall have a duration of less than one month and, if the Interest Period for any LIBOR Loan would otherwise be a shorter period, such Loan shall not be available hereunder as a LIBOR Loan for such period.

        "Interest Rate Certificate" shall mean an Interest Rate Certificate substantially in the form of Exhibit E, delivered pursuant to Section 9.04(e), demonstrating in reasonable detail the calculation of the Consolidated Total Leverage Ratio and the Consolidated Senior Leverage Ratio as of any Test Date.

        "Interest Rate Protection Agreement" shall mean, for any person, an interest rate swap, cap or collar agreement or similar arrangement between such person and one or more financial institutions which has been designated as either a secured Interest Rate Protection Agreement or an unsecured Interest Rate Protection Agreement pursuant to a written notice from Borrower to Administrative Agent providing for the transfer or mitigation of interest risks either generally or under specific contingencies.

        "internally generated funds" shall mean funds not generated from the proceeds of any Loan, Debt Issuance, Equity Issuance, Asset Sale, insurance recovery or Indebtedness (in each case without regard to the exclusions from the definition thereof (other than transactions in the ordinary course of business)).

        "Investment" see Section 10.04.

        "Joinder Agreements" shall mean the Joinder Agreement substantially in the form of Exhibit P attached hereto and the Joinder Agreements to be entered into pursuant to the Security Agreement.

        "Lang Parcels" shall mean those certain parcels of real property identified in Exhibit "A" to that certain Lease with Option to Purchase, dated as of March 30, 1994, by and between L.D. Lang, Jr., as landlord, and BSL, Inc., as successor-in-interest to Mardi Gras Casino Corp., as tenant.

        "Laws" shall mean, collectively, all common law and all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents, including without limitation the interpretation thereof by any Governmental Authority charged with the enforcement thereof.

        "L/C Commitments" shall mean the commitments of the L/C Lender to issue Letters of Credit pursuant to Section 2.03.

        "L/C Disbursements" shall mean a payment or disbursement made by any L/C Lender pursuant to a Letter of Credit.

        "L/C Documents" shall mean, with respect to any Letter of Credit, collectively, any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

        "L/C Exposure" shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time. The L/C Exposure of any Revolving Lender at any time shall mean its R/C Percentage of the aggregate L/C Exposure at such time.

        "L/C Interest" shall mean, for each Revolving Lender, such Lender's participation interest (or, in the case of L/C Lender, L/C Lender's retained interest) in L/C Lender's liability under Letters of Credit and such Lender's rights and interests in Reimbursement Obligations and fees, interest and other amounts payable in connection with Letters of Credit and Reimbursement Obligations.

        "L/C Lender" shall mean Wachovia Bank, N.A. or any of its Affiliates, or such other Lender or Lenders selected by Administrative Agent and reasonably satisfactory to Borrower, as the issuer of Letters of Credit under Section 2.03, together with its successors and assigns in such capacity.

        "L/C Liability" shall mean, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the undrawn face amount of such Letter of Credit, plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations at such time due and payable in respect of all drawings made under such Letter of Credit.

        "Lead Arrangers" see the introduction hereto.

        "Lease" shall mean any lease, sublease, franchise agreement, license, occupancy or concession agreement.

        "Lenders" shall mean (a) the financial institutions listed under the caption "Lenders" on the signature pages hereto (other than any such financial institution that has ceased to be a party hereto pursuant to Section 13.06(b)), (b) any financial institution that has become a party hereto pursuant to Section 13.06(b), in each case as reflected in the Register (subject to Section 2.08) and (c) any

Incremental Loan Lenders. Unless the context clearly indicates otherwise, the term "Lenders" shall include the Swingline Lender.

        "Letter of Credit" see Section 2.03.

        "LIBO Base Rate" shall mean, with respect to any LIBOR Loan for any Interest Period therefor, the rate per annumdetermined by Administrative Agent to be the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on the Dow Jones Market Screen 3750 (as defined below) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBO Base Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a Dow Jones Market Screen 3750, "LIBO Base Rate" shall mean, with respect to each day during each Interest Period pertaining to LIBOR Loans comprising part of the same borrowing, the rate per annum equal to the rate at which Administrative Agent is offered deposits in Dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of such LIBOR Loan to be outstanding during such Interest Period. "Dow Jones Market Screen 3750" shall mean the display designated as Page 3750 on the Dow Jones Market Service (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit markets).

        "LIBO Rate" shall mean, for any LIBOR Loan for any Interest Period therefor, a rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) determined by Administrative Agent to be equal to the LIBO Base Rate for such Loan for such Interest Period divided by 1 minus the Reserve Requirement (if any) for such Loan for such Interest Period.

        "LIBOR Loans" shall mean Loans that bear interest at rates based on rates referred to in the definition of "LIBO Rate" in this Section 1.01.

        "License Revocation" shall mean the revocation, failure to renew or suspension of, or the appointment of a receiver, supervisor or similar official with respect to, any Gaming Approval or other casino, gambling, horse racing or gaming license issued by any Gaming Authority covering any Gaming Facility owned, leased, operated or used by Borrower or any of its Restricted Subsidiaries.

        "Lien" shall mean, with respect to any Property, any mortgage, deed of trust, lien, pledge, claim, charge, security interest, assignment, hypothecation or encumbrance of any kind or any filing of any financing statement under the UCC or any other similar notice of lien under any similar notice or recording statute of any Government Authority (other than such financing statements or similar notices filed for informational purposes only), any conditional sale or other title retention agreement or any lease in the nature thereof and, to the extent not co-extensive with such definitions, the definition of "Lien" or "Liens" in the Security Documents.

        "Liquor Authorities" see Section 13.14.

        "Liquor Laws" see Section 13.14.

        "Loans" shall mean the Revolving Loans, the Swingline Loans, the Term Loans and the Incremental Loans, if any.

        "Losses" of any person shall mean the losses, liabilities, claims (including those based upon negligence, strict or absolute liability and liability in tort), damages, reasonable expenses, obligations, penalties, actions, judgments, encumbrances, liens, penalties, fines, suits, reasonable and documented costs or disbursements of any kind or nature whatsoever (including reasonable fees and expenses of counsel in connection with any Proceeding commenced or threatened in writing, whether or not such person shall be designated a party thereto) at any time (including following the payment of the Obligations) incurred by, imposed on or asserted against such person.

        "Maintenance Cap Ex Basket" see Section 10.08(d)(i).

        "Maintenance Capital Expenditures" shall mean any Capital Expenditures by Borrower or any of its Restricted Subsidiaries that are made to maintain, restore, refurbish or replace in the ordinary course of business the condition or usefulness of property of Borrower or any of its Restricted Subsidiaries, or otherwise to support the continuation of such person's day-to-day operations as then conducted, but that are not properly chargeable to repairs and maintenance in accordance with GAAP.

        "Majority Lenders" shall mean Lenders holding at least a majority of the sum of (without duplication) (a) the aggregate principal amount of outstanding Loans, plus (b) the aggregate amount of all L/C Liabilities, plus (c) the aggregate Unutilized R/C Commitments.

        "Majority Pro Rata Lenders" see Section 13.04(i)(m).

        "Majority Revolving Lenders" shall mean Lenders holding at least a majority of the sum of (without duplication) (a) the aggregate principal amount of outstanding Revolving Loans, plus (b) the aggregate amount of all L/C Liabilities, plus (c) the aggregate Unutilized R/C Commitments then in effect.

        "Margin Stock" shall mean margin stock within the meaning of Regulations T, U and X.

        "Material Adverse Change" shall mean, with respect to any person, a material adverse change, or any condition or event that has resulted or could reasonably be expected to result in a material adverse change, in the business, operations, condition (financial or otherwise), Properties or liabilities (contingent or otherwise) of such person, together with its Restricted Subsidiaries taken as a whole.

        "Material Adverse Effect" shall mean an event, circumstance, occurrence, or condition which has caused as of any date of determination any of (a) a material adverse effect, or any condition or event that has resulted or could reasonably be expected to result in a material adverse effect, on the business, operations, condition (financial or otherwise), Properties or liabilities (contingent or otherwise) of Borrower, together with the Restricted Subsidiaries taken as a whole, (b) a material adverse effect on the ability of the Credit Parties to consummate in a timely manner the Transactions or to perform any of their material obligations under any Credit Document or (c) a material adverse effect on the legality, binding effect or enforceability of any Credit Document or any of the material rights and remedies of any Creditor thereunder or the legality, priority or enforceability of the Lien on a material portion of the Collateral.

        "Material Indebtedness" see Section 10.09.

        "MGC Loan Report" shall mean the report required to be filed with the Mississippi Gaming Commission within 30 days after the Closing Date pursuant to MGC Reg. II.I Section 11.

        "Moody's" shall mean Moody's Investors Service, Inc.

        "Mortgage" shall mean with respect to each Mortgaged Real Property a First Mortgage.

        "Mortgaged Real Property" shall mean (i) each Real Property identified on Schedule 1.01(a) to the Original Credit Agreement and (ii) each Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 9.09.

        "Multiemployer Plan" shall mean a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (i) to which any ERISA Entity is then making or accruing an obligation to make contributions, (ii) to which any ERISA Entity has within the preceding five plan years made contributions, including any person which ceased to be an ERISA Entity during such five year period, or (iii) with respect to which any Company is reasonably likely to incur liability.

        "NAIC" shall mean the National Association of Insurance Commissioners.

        "Net Available Proceeds" shall mean:

          (i)    in the case of any Asset Sale, the aggregate amount of all cash payments (including any cash payments received by way of deferred payment of principal pursuant to a note or otherwise, but only as and when received) received by any Company directly or indirectly in connection with such Asset Sale, net (without duplication) of (A) the amount of all reasonable fees and expenses paid by or on behalf of any Company in connection with such Asset Sale; (B) any Taxes paid or estimated in good faith to be payable by or on behalf of any Company as a result of such Asset Sale (after application of all credits and other offsets that arise from such Asset Sale); (C) any repayments by or on behalf of any Company of Indebtedness (other than the Obligations) to the extent that such Indebtedness is secured by a Permitted Lien on the subject Property required to be repaid as a condition to the purchase or sale of such Property; (D) amounts required to be paid to any person (other than any Company) owning a beneficial interest in the subject Property; and (E) amounts reserved, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by Borrower or any of its Subsidiaries after such Asset Sale and related thereto, including pension and other post-employment benefit liabilities, purchase price adjustments, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officer's Certificate delivered to Administrative Agent;

          (ii)   in the case of any Casualty Event, the aggregate amount of cash proceeds of insurance, condemnation awards and other compensation received by the person whose Property was subject to such Casualty Event in respect of such Casualty Event net of (A) fees and expenses incurred by or on behalf of such Company in connection with recovery thereof, (B) repayments of Indebtedness (other than Indebtedness hereunder) to the extent secured by a Lien on such Property that is permitted by the Credit Documents, and (C) any Taxes paid or payable by or on behalf of any Company in respect of the amount so recovered (after application of all credits and other offsets arising from such Casualty Event); and

          (iii)  in the case of any Equity Issuance or any Debt Issuance, the aggregate amount of all cash received in respect thereof by the person consummating such Equity Issuance or Debt Issuance in respect thereof net of all investment banking fees, discounts and commissions, legal fees, consulting fees, accountants' fees, underwriting discounts and commissions and other fees and expenses, actually incurred in connection therewith.

        "New Fee Letter" shall mean that certain Fee Letter dated as of the Effective Date between the New Lead Arranger and Borrower.

        "New Jersey Joint Venture" shall mean the joint venture between Greenwood Racing, Inc. (and its successors and assigns) and Penn National Holding Company (and its successors and assigns) comprising Pennwood pursuant to an agreement dated October 30, 1998 and as amended on January 28, 1999.

        "New Lead Arranger" see the introduction hereto.

        "New Subordinated Notes" shall mean the 6 7/8% Senior Subordinated Notes of Borrower due 2011 in the aggregate principal amount of $200,000,000 (including any exchange notes issued in exchange therefor contemplated by the registration rights agreement related thereto) and the Indebtedness represented thereby, together with the associated guarantees.

        "New Subordinated Notes Documents" shall mean the New Subordinated Notes, the indenture under which the New Subordinated Notes are issued and all other documents evidencing, guaranteeing or otherwise governing the terms of the New Subordinated Notes.

        "New Transactions" shall mean (a) the execution, delivery and performance by Borrower and each Subsidiary Guarantor of the Credit Documents (including, without limitation, this amendment and restatement of the Original Credit Agreement and the conversion of Term B Facility Loans into Term D Facility Loans) to which it is or is to become a party, the borrowing of Term D Facility Loans, the use of the proceeds thereof, in each case to occur on the Effective Date, (b) the execution, delivery and performance of the New Subordinated Notes Documents by each party thereto, the issuance of the New Subordinated Notes and the use of the proceeds thereof, (c) the Term A Prepayment and (d) the other transactions contemplated hereby to occur on or immediately following the Effective Date.

        "Non-U.S. Lender" see Section 5.06(b).

        "Notes" shall mean the Revolving Notes, the Swingline Notes and the Term Loan Notes.

        "Notice of Assignment" shall mean a notice of assignment pursuant to Section 13.06 substantially in the form of Exhibit O.

        "Notice of Borrowing" shall mean a notice of borrowing substantially in the form of Exhibit B.

        "Notice of Continuation/Conversion" shall mean a notice of continuation/conversion substantially in the form of Exhibit D.

        "Obligations" shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by any Credit Party to any Creditor or any of its Agent Related Parties or their respective successors, transferees or assignees pursuant to the terms of any Credit Document or any Swap Contract relating to the Loans or secured by any of the Security Documents, whether or not the right of such person to payment in respect of such obligations and liabilities is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured and whether or not such claim is discharged, stayed or otherwise affected by any bankruptcy case or insolvency or liquidation proceeding.

        "OECD" see the definition of Eligible Person.

        "Officer's Certificate" shall mean, as applied to any corporation, a certificate executed on behalf of such corporation by its Chairman of the Board of Directors (if an officer), its Chief Executive Officer, its President, its Chief Financial Officer or its Treasurer (in each case, or an equivalent officer) in their official (and not individual) capacities.

        "Option Parcel" see Section 8.26(m).

        "Organic Document" shall mean, relative to any person, its certificate of incorporation, its by-laws, its partnership agreement, its memorandum and articles of association, share designations or similar organization documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized Equity Interests.

        "Original Credit Agreement" see introduction hereto.

        "Original Fee Letter" shall mean the Credit Facilities Fee Letter dated as of August 5, 2002, among Bear, Stearns & Co., Inc., Bear Stearns Corporate Lending Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch Capital Corporation and Borrower.

        "Original Lead Arranger" shall have the meaning assigned to such term in the preamble hereto.

        "Original Transactions" shall mean the financings and transactions that occured on the Closing Date, including the Hollywood Acquisition, the tender offer and consent solicitation with respect to not less than 85% of the Target Non-Callable Bonds (as defined in the Original Credit Agreement) or a discharge or defeasance of the Target Non-Callable Bonds, the discharge of Target's $50.0 million of Floating Rate Senior Secured Notes due May 1, 2007, the refinancing of Borrower's then existing revolving credit facility, the payment of Target's severance and pension cost in an amount not to exceed $29.4 million, the initial borrowings under the Original Credit Agreement and the payment of all fees and expenses in connection with foregoing.

        "Other Taxes" see Section 5.06(c).

        "Participant" see Section 13.06(d).

        "Payor" see Section 4.06.

        "PBGC" shall mean the United States Pension Benefit Guaranty Corporation or any successor thereto.

        "Pennwood" shall mean, collectively, Pennwood Racing, Inc., a Delaware corporation, and its subsidiaries, including, without limitation, GS Park Services, L.P., FR Park Services, L.P., GS Park Racing, L.P. and FR Park Racing, L.P.

        "Pension Plan" shall mean an employee pension benefit plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to by any ERISA Entity or with respect to which any Company is reasonably likely to incur liability.

        "Perfection Certificate" shall mean a Perfection Certificate substantially in the form of Exhibit L.

        "Permits" see Section 8.16.

        "Permitted Acquisitions" shall mean any acquisition, whether by purchase, merger, consolidation or otherwise, by Borrower or any of its Restricted Subsidiaries of all or substantially all the assets of, or all the Equity Interests in, a person or business of a person so long as (a) such acquisition shall not have been preceded by a tender offer that has not been approved by the Board of Directors of such person, (b) such assets are to be used in, or such person so acquired is engaged in, as the case may be, a business of the type conducted by Borrower and its Restricted Subsidiaries on the Closing Date or activities related or ancillary thereto and (c) immediately after giving effect thereto, (i) no Default has occurred and is continuing or would result therefrom, (ii) all transactions related thereto are consummated in all material respects in accordance with applicable laws, (iii) Borrower and its Restricted Subsidiaries are in compliance, on a pro forma basis after giving effect to such acquisition, with the covenants contained in Section 10.08 computed as at the last day of the most recently ended fiscal quarter of Borrower for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness) had occurred on the first day of such relevant Test Period (provided that any acquisition that occurs prior to the first Test Period under such Section 10.08 shall be deemed to have occurred during such first Test Period) and (iv) Borrower has delivered to Administrative Agent an Officer's Certificate to the effect set forth in clauses (a), (b) and (c)(i) through (iii) above, together with all relevant financial information for the person or assets to be acquired.

        "Permitted Liens" see Section 10.02.

        "Permitted Mortgage Liens" see Section 9.09.

        "Permitted Refinancing" shall mean, with respect to any Indebtedness or Contingent Obligation, any refinancing thereof, provided, however, that:

          (a)   no Default or Event of Default shall have occurred and be continuing or would arise therefrom;

          (b)   any such refinancing Indebtedness shall (i) not have defaults, rights or remedies materially more burdensome, taken as a whole (as reasonably determined by Borrower and Lead Arrangers), to any Credit Party or any Creditor than the Indebtedness being refinanced, (ii) not have a stated maturity or weighted average life that is shorter than that of the Indebtedness or Contingent Obligation being refinanced (provided that the stated maturity or weighted average life may be shorter if the stated maturity of any principal payment (including any amortization payments) is not earlier than the earlier of (1) the stated maturity in effect prior to such refinancing or (2) 181 days after the Term D Final Maturity Date then in effect), (iii) if the Indebtedness or Contingent Obligation being refinanced is subordinated by its terms or by the terms of any agreement or instrument relating to such Indebtedness or Contingent Obligation, be at least as subordinate to the Obligations as the Indebtedness or Contingent Obligation being refinanced (and unsecured if the refinanced Indebtedness is unsecured) and (iv) be in a principal amount that does not exceed the principal amount so refinanced, plus accrued interest, plus any reasonable premium or other payment required to be paid in connection with such refinancing, plus, in either case, the amount of fees and reasonable expenses of Borrower or any of its Restricted Subsidiaries incurred in connection with such refinancing; and

          (c)   the sole obligor on such refinancing Indebtedness or Contingent Obligation shall be Borrower or the original obligor on such Indebtedness or Contingent Obligation being refinanced; provided, however, that (i) any guarantor of the Indebtedness or Contingent Obligation being refinanced shall be permitted to guarantee the refinancing Indebtedness and (ii) any Credit Party shall be permitted to guarantee any such refinancing Indebtedness of any other Credit Party.

        "Permitted Subordinated Indebtedness" shall mean unsecured Indebtedness of Borrower and/or its Restricted Subsidiaries (a) that contains subordination provisions that are reasonably satisfactory to Lead Arrangers (it being understood that subordination provisions providing that such Indebtedness is at least as subordinated in all material respects to the Obligations then outstanding as the obligations under the indenture governing the New Subordinated Notes, as in effect on the date hereof, to the Obligations are reasonably satisfactory to Lead Arrangers), (b) that shall not have any principal payments due prior to the date that is twelve months after the Term D Final Maturity Date then in effect, whether at maturity or otherwise, except upon the occurrence of a Change of Control or similar event (including Asset Sales), in each case as long as the provisions relating to Change of Control or similar events (including Asset Sales) included in the governing instrument of such Indebtedness are substantially similar to such provisions in the New Subordinated Notes, and (c) that bears interest at a fixed rate, which rate shall be, in the good faith judgment of Borrower's Board of Directors, consistent with the market at the time of issuance for similar Indebtedness for comparable issuers or borrowers; provided, however, that subject to Section 9.11, such Permitted Subordinated Indebtedness may be swapped for variable rate Indebtedness, which rate shall be, in the good faith judgment of Borrower's Board of Directors, consistent with the market at the time of issuance for similar Indebtedness for comparable issuers or borrowers.

        "Permitted Vessel Liens" shall mean maritime Liens on ships, barges or other vessels for damages arising out of a maritime tort, wages of a stevedore, when employed directly by a person listed in 46 U.S.C. Section 31341, crew's wages, salvage and general average, whether now existing or hereafter arising and other maritime Liens which arise by operation of law during normal operations of such ships, barges or other vessels.

        "person" shall mean any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

        "Pledged Collateral" has the meaning set forth in the Security Agreement.

        "Pre-Opening Expenses" shall mean, with respect to any fiscal period, the amount of expenses (other than Consolidated Interest Expense) incurred with respect to capital projects which are classified as "pre-opening expenses" on the applicable financial statements of Borrower and its Subsidiaries for such period, prepared in accordance with GAAP.

        "Principal" shall mean Peter M. Carlino.

        "Principal Office" shall mean the principal office of Administrative Agent, located on the Closing Date at 383 Madison Avenue, New York, NY 10179, or such other office as may be designated by Administrative Agent.

        "Principal Payment Date" shall mean, with respect to any Term Loan, each Quarterly Date or other date set forth on Annex C on which a payment of principal is due with respect to such Term Loan.

        "Proceeding" shall mean any claim, counterclaim, action, judgment, suit, hearing, governmental investigation, arbitration or proceeding, including by or before any Governmental Authority and whether judicial or administrative.

        "Property" shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including all contract rights, real property interests, trademarks, trade names, equipment and proceeds of the foregoing and Equity Interests or other ownership interests of any person.

        "Purchase Money Obligation" shall mean, for any person, the obligations of such person in respect of Indebtedness incurred for the purpose of financing all or any part of the purchase price of any Property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property or assets and any refinancing thereof; provided, however, that such Indebtedness is incurred within 180 days after such acquisition of such Property by such person.

        "Qualified Capital Stock" shall mean with respect to any person any Equity Interests of such person which is not Disqualified Capital Stock.

        "Quarter" shall mean each three month period ending on March 31, June 30, September 30 and December 31.

        "Quarterly Dates" shall mean the last Business Day of each Quarter in each year, commencing with the last Business Day of the first full Quarter after the Closing Date; provided, however, that solely for purposes of Section 2.05, the Quarterly Dates shall commence with the last Business Day of the first full Quarter after the Closing Date.

        "R/C Maturity Date" shall mean September 1, 2007; provided, however, that if Borrower's outstanding 11 1/8% Senior Subordinated Notes due 2008 are refinanced in full to a date that is at least seven years and 181 days after the Closing Date, "R/C Maturity Date" shall mean the fifth anniversary of the Closing Date.

        "R/C Percentage" shall mean, with respect to any Revolving Lender, the ratio of (a) the amount of the Revolving Commitment of such Lender to (b) the aggregate amount of the Revolving Commitments of all of the Lenders.

        "Real Property" shall mean all right, title and interest of Borrower or any of its Restricted Subsidiaries (including, without limitation, any leasehold estate) in and to a parcel of real property owned or operated by Borrower or any of its Restricted Subsidiaries, whether by lease, license or other use or occupancy agreement, together with, in each case, all improvements and appurtenant fixtures, easements and other real property and rights incidental to the ownership, lease or operation thereof or thereon.

        "redeem" shall mean redeem, repurchase, repay, defease or otherwise acquire or retire for value; and "redemption" and "redeemed" have correlative meanings.

        "refinance" shall mean refinance, renew, extend, replace, defease or refund, in whole or in part, including successively; and "refinancing" and "refinanced" have correlative meanings.

        "Register" see Section 2.08.

        "Regulation D" shall mean Regulation D (12 C.F.R. Part 204) of the Board of Governors of the United States Federal Reserve System.

        "Regulations T, U and X" shall mean, respectively, Regulation T (12 C.F.R. Part 220), Regulation U (12 C.F.R. Part 221) and Regulation X (12 C.F.R. Part 224) of the Board of Governors of the United States Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

        "Reimbursement Obligations" shall mean, at any time, the obligations of Borrower then outstanding, or that may thereafter arise in respect of all Letters of Credit then outstanding, to reimburse amounts paid by L/C Lender in respect of any drawings under a Letter of Credit.

        "Related Party" shall mean:

          (1)   any immediate family member of Principal; or

          (2)   any trust, corporation, partnership or other entity, in which Principal and/or such other persons referred to in the immediately preceding clause (1) have an 80% or more controlling interest.

        "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

        "Replaced Lender" see Section 2.11.

        "Replacement Lender" see Section 2.11.

        "Replacement Vessel" shall mean the replacement, in any manner, of any Vessel existing on the Closing Date including, without limitation, any replacement of such Vessel with a vessel, riverboat, barge or improvement on real property, whether such vessel, riverboat, barge or improvement is acquired or constructed and whether or not such vessel, riverboat, barge or improvement is temporarily or permanently moored or affixed to any real property.

        "Required Payment" see Section 4.06.

        "Requirement of Law" shall mean as to any person, the Organic Documents of such person, and any Law or determination of an arbitrator or any Governmental Authority, in each case applicable to or binding upon such person or any of its Property or to which such person or any of its Property is subject.

        "Requisite Tranche Lenders" shall mean (i) with respect to Lenders having Revolving Commitments or Revolving Loans, Lenders having at least a majority of the aggregate sum of the Unutilized R/C Commitments, Revolving Loans and L/C Liabilities then outstanding, (ii) with respect to Lenders having Term D Facility Loans or Term D Facility Commitments, Lenders having at least a majority of the aggregate sum of the Term D Facility Loans and Term D Facility Commitments then outstanding and (iii) if applicable, with respect to Lenders having Incremental Loans, Lenders having at least a majority of the aggregate sum of the Incremental Loans then outstanding.

        "Reserve Requirement" shall mean, for any Interest Period for any LIBOR Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against "Eurocurrency liabilities" (as such term is used in Regulation D).

        "Response Action" shall mean (a) "response" as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment, (ii) prevent the Release or threatened Release, or minimize the further Release, of any Hazardous Material or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.

        "Responsible Officer" shall mean the chief executive officer of Borrower, the president of Borrower (if not the chief executive officer) and, with respect to financial matters, the chief financial officer of Borrower.

        "Restricted Subsidiaries" shall mean all existing and future Subsidiaries of Borrower other than the Unrestricted Subsidiaries.

        "Revolving Availability Period" shall mean the period from and including the Closing Date to but excluding the earlier of the R/C Maturity Date and the date of termination of the Revolving Commitments.

        "Revolving Borrowing" shall mean a Borrowing comprised of Revolving Loans.

        "Revolving Commitment" shall mean, for each Revolving Lender, the obligation of such Lender to make Revolving Loans in an aggregate principal amount at any one time outstanding up to but not exceeding the amount set opposite the name of such Lender on Annex A under the caption "Revolving Commitment" (as the same may be reduced from time to time pursuant to Section 2.04 or changed pursuant to Section 13.06(b)). The initial aggregate principal amount of the sum of the Revolving Commitments of all Lenders is $100.0 million.

        "Revolving Exposure" shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender's L/C Exposure, plus the aggregate amount at such of such Lender's Swingline Exposure.

        "Revolving Facility" shall mean the credit facility comprising the Revolving Commitments.

        "Revolving Lenders" shall mean (a) on the Closing Date, the Lenders having a Revolving Commitment on Annex A hereof and (b) thereafter, the Lenders from time to time holding Revolving Loans and a Revolving Commitment after giving effect to any assignments thereof permitted by Section 13.06(b).

        "Revolving Loans" see Section 2.01 (a).

        "Revolving Notes" shall mean the promissory notes substantially in the form of Exhibit A-1.

        "S&P" shall mean Standard & Poor's, a division of The McGraw-Hill Companies.

        "SEC" shall mean the United States Securities and Exchange Commission.

        "Secured Interest Rate Protection Agreement" shall mean a secured interest rate swap or other similar agreement between Borrower and/or any or all of its Restricted Subsidiaries and one or more Lenders or Affiliates thereof (including any guarantees thereof by any Restricted Subsidiaries) which has been designated as a Secured Interest Rate Protection Agreement pursuant to a written notice from Borrower to Administrative Agent providing for interest rate swaps or other similar agreements with respect to a notional amount of indebtedness not to exceed the amount of Permitted Subordinated

Indebtedness, the net proceeds of which have been used to permanently reduce Borrower's Obligations under this Agreement.

        "Secured Parties" shall mean, collectively, the First Priority Secured Parties.

        "Securities Act" shall mean the United States Securities Act of 1933, as amended, and all rules and regulations of the SEC promulgated thereunder.

        "Security Agreement" shall mean the First Security Agreement.

        "Security Documents" shall mean the Security Agreement, the Mortgages, the Ship Mortgages, the Perfection Certificate and each other security document or pledge agreement required by applicable local law to grant a valid, perfected security interest in any Property acquired or developed that is of the kind and nature that would constitute Collateral on the date hereof, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement, any Mortgage or Ship Mortgage to be filed with respect to the security interests in Property and fixtures created pursuant to the Security Agreement, any Mortgage or Ship Mortgage and any other document or instrument utilized to pledge as collateral for the Obligations any Property of whatever kind or nature.

        "Ship Mortgage" shall mean with respect to each Vessel, a First Ship Mortgage.

        "Shreveport" shall mean the Gaming Facility known as "Hollywood Casino Shreveport" located in Hollywood, Louisiana.

        "Shreveport EBITDA" shall mean the net income of Hollywood Shreveport, plus, in each case to the extent deducted in calculating such net income, (1) income tax expense, (2) interest expense, (3) depreciation and amortization expense, (4) any extraordinary non-cash items, (5) any non-recurring or extraordinary items of income or expense and net tax consequences thereof, (6) non-cash valuation adjustments, and (7) other non-cash items of expense, other than to the extent such non-cash items require an accrual or reserve for future cash expenses (provided that if such accrual or reserve is for contingent items, the outcome of which is subject to uncertainty, such non-cash items of expense will be added to net income and deducted when and to the extent actually paid in cash), in each case on a consolidated basis in accordance with GAAP.

        "Solvent" and "Solvency" shall mean, for any person on a particular date, that on such date (a) the fair value of the Property of such person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such person, (b) the present fair salable value of the assets of such person is not less than the amount that will be required to pay the probable liability of such person on its debts as they become absolute and matured, (c) such person does not intend to, and does not believe that it will, incur debts and liabilities beyond such person's ability to pay as such debts and liabilities mature, (d) such person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such person's Property would constitute an unreasonably small capital and (e) such person is able to pay its debts as they become due and payable. For purposes of this definition, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability, without duplication.

        "Subsidiary" shall mean, with respect to any person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent.

        "Subsidiary Guarantors" shall mean each of the persons listed on Schedule 1.01(b) to the Original Credit Agreement and each person which has executed or may execute after the Closing Date a Joinder Agreement pursuant to Section 9.12, together with their successors and permitted assigns, and "Subsidiary Guarantor" shall mean any one of them. Schedule 1.01(b) is hereby updated to include each person listed as a Subsidiary Guarantor on the signature pages hereto.

        "Survey" shall mean a survey of any Mortgaged Real Property (and all improvements thereon): (i) prepared by a surveyor or engineer licensed to perform surveys in the state, province or country where such Mortgaged Real Property is located at the time such survey was prepared, (ii) dated (or redated) not earlier than 6 months prior to the date of delivery to Administrative Agent thereof unless there shall have occurred after the date of such survey any exterior construction on the site of such Mortgaged Real Property, in which event such survey shall be dated (or redated) after the completion of such construction or, if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery or if such survey is dated more than 6 months prior to the date of delivery to Administrative Agent, then accompanied by an affidavit or certification to the Title Company from the applicable Credit Party that since the date of such survey there has been no exterior construction on the improvements depicted on such survey (to the extent such affidavit or certification can factually be made), (iii) certified by the surveyor (in a manner reasonably acceptable to Collateral Agent) to Administrative Agent and Collateral Agent and (iv) complying in all material respects with the Minimum Standard Detail Requirements for ALTA/ACSM surveys by the American Land Title Association at the time such survey was prepared.

        "Swap Contract" shall mean any agreement entered into in the ordinary course of business (as a bona fide hedge and not for speculative purposes) (including any master agreement and any schedule or agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, swaption, currency option or any other similar agreement (including any option to enter into any of the foregoing) and is designed to protect any Company against fluctuations in interest rates, currency exchange rates, commodity prices, or similar risks (including any Interest Rate Protection Agreement entered into pursuant to Section 9.11).

        "Swingline Commitment" shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.01(g), as the same may be reduced from time to time pursuant to Section 2.04.

        "Swingline Exposure" shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Lender at any time shall equal its R/C Percentage of the aggregate Swingline Exposure at such time.

        "Swingline Lender" shall have the meaning assigned to such term in the preamble hereto.

        "Swingline Loan" shall mean any loan made by the Swingline Lender pursuant to Section 2.01(g).

        "Swingline Notes" shall mean the promissory notes substantially in the form of Exhibit A-5.

        "Taking" shall mean a taking or voluntary conveyance during the term of this Agreement of all or part of any Mortgaged Real Property or Vessel, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority affecting any Mortgaged Real Property or Vessel or any portion thereof, whether or not the same shall have actually been commenced.

        "Target" see Recitals.

        "Target Subsidiary Bonds" shall mean the Hollywood Casino Shreveport and Shreveport Capital Corporation First Mortgage Notes due 2006 and the Hollywood Casino Shreveport and Shreveport Capital Corporation 13% Senior Secured Notes due 2006 and, in each case, the indenture related thereto.

        "Tax Benefit" see Section 5.06(e).

        "Tax Returns" see Section 8.08.

        "Taxes" shall mean (i) any and all taxes, imposts, duties, charges, fees, levies or other charges or assessments of whatever nature, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, service, license, net worth, payroll, franchise, and transfer and recording, imposed by the Internal Revenue Service or any taxing authority (whether domestic or foreign, including any federal, state, U.S. possession, county, local or foreign government or any subdivision or taxing agency thereof) including interest, fines, penalties or additions to tax attributable to or imposed on or with respect to any such taxes, charges, fees, levies or other assessments and (ii) all transferee, successor, joint and several or contractual liability (including, without limitation, liability pursuant to Treas. Reg. §1.1502-6 (or any similar state, local or foreign provisions)) in respect of any items described in clause (i).

        "Term A Prepayment" shall mean an optional prepayment by Borrower of all outstanding Obligations in respect of Term A Facility Loans (as defined in the Original Credit Agreement) pursuant to Section 2.09 of the Original Credit Agreement.

        "Term A Facility Notes" shall mean the promissory notes substantially in the form of Exhibit A-2 to the Original Credit Agreement.

        "Term B Facility" shall mean, from and after the Effective Date for all purposes of the Security Documents and Section 13.04(i)(o) and (iv) only, the credit facility comprising the Term D Facility Commitments and Term D Facility Loans.

        "Term B Facility Lenders" shall mean, from and after the Effective Date for all purposes of the Security Documents and Section 13.04(i)(o) and (iv) only, the Lenders from time to time holding Term D Facility Loans and Term D Facility Commitments, after giving effect to any assignments thereof permitted by Section 13.06(b); all such Lenders also being First Priority Lenders for such purposes.

        "Term B Facility Loans" shall mean, from and after the Effective Date for all purposes of the Security Documents and Section 13.04(i)(o) and (iv) only, the Term D Facility Loans; all such Loans also being First Priority Loans for such purposes.

        "Term D Facility" shall mean the credit facility comprising the Term D Facility Commitments and the Term D Facility Loans.

        "Term D Facility Commitment" shall mean, for each Term D Facility Lender, the obligation of such Lender to make a Term D Facility Loan in an amount up to but not exceeding the amount set opposite the name of such Lender on Annex A under the caption "Term D Facility Commitment" (as the same may be reflected in the Register, subject to Section 2.08, or be changed pursuant to Section 13.06(b)). The initial aggregate amount of the sum of the Term D Facility Commitments of all Lenders is $399,700,000.

        "Term D Facility Lenders" shall mean (a) on the Effective Date, the Lenders having Term D Facility Commitments on Annex A, and (b) thereafter, the Lenders from time to time holding Term D Facility Loans and Term D Facility Commitments after giving effect to any assignments thereof permitted by Section 13.06(b).

        "Term D Facility Loans" see Section 2.01(b).

        "Term D Facility Notes" shall mean the promissory notes substantially in the form of Exhibit A-2.

        "Term D Final Maturity Date" shall mean September 1, 2007; provided, however, that if Borrower's outstanding 11 1/8% Senior Subordinated Notes due 2008 are refinanced in full to a date that is at least seven years and 181 days after the Closing Date, the Term D Final Maturity Date shall mean the sixth anniversary of the Closing Date.

        "Term Facilities" shall mean the credit facilities comprising the Term D Facility and the Incremental Loan Facility, if any, collectively.

        "Term Loan Commitments" shall mean the Term D Facility Commitments and the Incremental Loan Facility Commitments, once drawn.

        "Term Loan Lenders" shall mean the Term D Facility Lenders and the Incremental Loan Lenders, if any, collectively.

        "Term Loan Notes" shall mean the Term D Facility Notes and the Incremental Notes, if any, collectively.

        "Term Loans" shall mean the Term D Facility Loans and any Incremental Loans that are term loans, collectively.

        "Test Date" shall mean, for any Financial Maintenance Covenant, the last day of each fiscal quarter of Borrower included within any period set forth in the table for such Financial Maintenance Covenant.

        "Test Period" shall mean for any date of determination the period of the four most recently ended consecutive fiscal quarters of the Consolidated Companies.

        "Tidelands Lease" shall mean that certain Public Trust Tidelands Lease, dated August 15, 1994, by and between the Secretary of State, with the approval of the Governor, for and on behalf of the State of Mississippi, as landlord, and BTN, Inc., as successor-in-interest to Mississippi-I Gaming, L.P., as has been amended from time to time.

        "Title Company" shall mean either First American Title Insurance Company or Penn Title Company or such other title insurance or abstract company as shall be designated by Collateral Agent (in consultation with Borrower).

        "Title Insurance Bring Down and Endorsements" see Section 9.13.

        "Tranche" shall mean (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Revolving Loans or Revolving Commitments, (b) Lenders having Term D Facility Loans or Term D Facility Commitments, and (c) Lenders having Incremental Loans, and (ii) with respect to Loans, each of the following classes of Loans: (a) Revolving Loans or Revolving Commitments, (b) Term D Facility Loans or Term D Facility Commitments and (c) Incremental Loans.

        "Transaction Documents" shall mean the Acquisition Agreement, this Agreement (including the Original Credit Agreement and this amendment and restatement of the Original Credit Agreement), the Original Fee Letter, the New Fee Letter, the Engagement Letter, the Security Documents and in each case all documents related thereto and all exhibits, appendices, schedules and annexes to any thereof.

        "Tunica Casino" shall mean the Gaming Facility known as "The Hollywood Casino Tunica" located in Tunica, Mississippi.

        "Type" see Section 1.03.

        "UCC" shall mean the Uniform Commercial Code as in effect in the applicable state or other jurisdiction.

        "Unrestricted Subsidiaries" shall mean HWCC-Louisiana, Inc., HWCC-Shreveport, Inc., HCS I, Inc., HCS II, Inc., HCS-Golf Course, L.L.C., Hollywood Casino Shreveport and Shreveport Capital Corporation and their respective Subsidiaries; provided that if 85% or more of each series of the Target Subsidiary Bonds have been tendered pursuant to the Change of Control Offers or the Alternate Target Subsidiary Bond Offers, or repurchased or redeemed, then following consummation of such offers, repurchases or redemptions pursuant to which at least 85% of each series of Target Subsidiary Bonds have been tendered, repurchased or redeemed, Hollywood Casino Shreveport, Shreveport Capital Corporation, HWCC-Shreveport, Inc., HWCC-Louisiana, Inc., HCS I, Inc., HCS II, Inc., HCS-Golf Course, L.L.C. shall cease to be Unrestricted Subsidiaries; provided, that, immediately prior to becoming a Restricted Subsidiary, such entities shall deliver an Officer's Certificate certifying as to such entities', compliance with Sections 8.10 and 8.11.

        "Unutilized R/C Commitment" shall mean, for any Revolving Lender, at any time, the excess of such Lender's Revolving Commitment at such time over the sum of (i) the aggregate outstanding principal amount of Revolving Loans made by such Lender and (ii) such Lender's R/C Percentage of the aggregate amount of L/C Liabilities at such time.

        "Vessel" shall mean the gaming vessels and barges listed on Schedule 8.14(b) to the Original Credit Agreement and the fixtures and equipment located thereon or any Replacement Vessel.

        "Vessel Certificate of Ownership" see Section 9.13.

        "Voting Stock" shall mean, with respect to any person, the capital stock (including any and all shares, interests (including partnership, membership and other equity interests), participations, rights in, or other equivalents (however designated and whether voting or nonvoting) of, such capital stock, and any and all rights, warrants or options exchangeable for or convertible into such capital stock) of such person that ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only as long as no senior class of Equity Interests has such voting power by reason of any contingency.

        "Weighted Average Life to Maturity" shall mean, on any date and with respect to the Revolving Commitments, or the Term Loans, an amount equal to (i) the sum, for each scheduled repayment of Term Loans to be made after such date, or each scheduled reduction of Revolving Commitments to be made after such date, of the amount of such scheduled repayment or reduction multiplied by the number of days from such date to the date of such scheduled prepayment or reduction divided by (ii) the aggregate principal amount of such Term Loans or such Revolving Commitments, as the case may be.

        "Wholly Owned Subsidiary" shall mean, with respect to any person, any corporation, partnership or other entity of which all of the Equity Interests (other than, in the case of a corporation, directors' qualifying shares or nominee shares required under applicable law) are directly or indirectly owned or controlled by such person and/or one or more Wholly Owned Subsidiaries of such person. Unless the context clearly requires otherwise, all references to any Wholly Owned Subsidiary shall mean a Wholly Owned Subsidiary of Borrower.

        "Withdrawal Liability" shall mean liability by an ERISA Entity to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

        "Working Capital" shall mean an amount determined for Borrower and its Restricted Subsidiaries equal to the sum of all current assets (other than cash and Cash Equivalents) less the sum of all current liabilities (other than the current portion of long-term Indebtedness).

        SECTION 1.02.    Accounting Terms and Determinations.    Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters (including financial covenants) shall be made in accordance with GAAP as in effect on the Closing Date consistently applied for all applicable periods, and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and Borrower notifies Administrative Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Administrative Agent notifies Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and Borrower, Administrative Agent or Majority Lenders shall so request, Administrative Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Majority Lenders, not to be unreasonably withheld).

        SECTION 1.03.    Classes and Types of Loans.    Loans hereunder are distinguished by "Class" and by "Type." The "Class" of a Loan (or of a Commitment to make a Loan) refers to whether such Loan is a Revolving Loan, Term D Facility Loan, Incremental Loan or Swingline Loan, each of which constitutes a Class. The "Type" of a Loan refers to whether such Loan is an ABR Loan or a LIBOR Loan, each of which constitutes a Type. Loans may be identified by both Class and Type.

        SECTION 1.04.    Rules of Construction.    (a) In each Credit Document, unless the context clearly requires otherwise (or such other Credit Document clearly provides otherwise), references to (i) the plural include the singular, the singular include the plural and the part include the whole; (ii) persons include their respective permitted successors and assigns or, in the case of governmental persons, persons succeeding to the relevant functions of such persons; (iii) agreements (including this Agreement), promissory notes and other contractual instruments include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments or other modifications thereto are not prohibited by their terms or the terms of any Credit Document; (iv) statutes and related regulations include any amendments of the same and any successor statutes and regulations; (v) unless otherwise expressly provided, any reference to any action of any Creditor by way of consent, approval or waiver shall be deemed modified by the phrase "in its/their sole reasonable discretion"; and (vi) time shall be a reference to New York City time. Where any provision herein refers to action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person.

        (b)   In each Credit Document, unless the context clearly requires otherwise (or such other Credit Document clearly provides otherwise), (i) "amend" shall mean "amend, restate, amend and restate, supplement or modify"; and "amended," "amending" and "amendment" shall have meanings correlative to the foregoing; (ii) in the computation of periods of time from a specified date to a later specified date, "from" shall mean "from and including"; "to" and "until" shall mean "to but excluding"; and "through" shall mean "to and including"; (iii) "hereof," "herein" and "hereunder" (and similar terms) in any Credit Document refer to such Credit Document as a whole and not to any particular provision of such Credit Document; (iv) "including" (and similar terms) shall mean "including without limitation" (and similarly for similar terms); (v) "or" has the inclusive meaning represented by the phrase "and/or"; (vi) "satisfactory to" any Creditor shall mean in form, scope and substance and on terms and conditions satisfactory to such Creditor; (vii) references to "the date hereof" shall mean the Effective Date; (viii) "asset" and "Property" shall have the same meaning and effect and refer to all tangible and intangible assets and property, whether real, personal or mixed and of every type and description; and (ix) a "fiscal year" or a "fiscal quarter" is a reference to a fiscal year or fiscal quarter of Borrower.

        (c)   In this Agreement unless the context clearly requires otherwise, any reference to (i) an Annex, Exhibit or Schedule is to an Annex, Exhibit or Schedule, as the case may be, attached to this Agreement and constituting a part hereof, and (ii) a Section or other subdivision is to a Section or such other subdivision of this Agreement.

        (d)   This Agreement and the other Credit Documents are the result of negotiations among and have been reviewed by counsel to Agents, Borrower and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or Agents merely because of Agents' or Lenders' involvement in their preparation.

        SECTION 1.05.    Effectiveness of Amendment and Restatement of Original Credit Agreement.    (a) This amendment and restatement of the Original Credit Agreement contemplated hereby shall become effective on the Effective Date, and thereafter shall be binding upon and inure to the benefit of the parties hereto and the parties to the Original Credit Agreement and their respective successors and assigns. Until this Agreement becomes effective, the Original Credit Agreement shall remain in full force and effect and shall not be affected hereby. After the Effective Date, all Obligations of Borrower and the Subsidiary Guarantors under the Original Credit Agreement shall become Obligations of Borrower and the Subsidiary Guarantors hereunder, continuously secured by the Liens granted under the Security Documents, and the provisions of the Original Credit Agreement shall be superseded by the provisions hereof. Except as otherwise expressly stated hereunder, the term of this Agreement is for all purposes deemed to have commenced on the Effective Date. Unless omitted or modified in connection with this Agreement, all schedules and exhibits, as amended prior to the Effective Date, shall not be amended or omitted and shall remain as annexed to the Original Credit Agreement.

        (b)   Each Term B Facility Lender (as defined under the Original Credit Agreement) (an "Existing Term B Lender") that executes and delivers a signature page to this amendment and restatement of the Original Credit Agreement will be deemed to have agreed to have committed pursuant to, and subject to the terms and conditions of, this Agreement to convert its Term B Facility Loans (as defined under the Original Credit Agreement), after giving effect to the optional prepayment of Term B Facility Loans contemplated by Section 7.01(f) (such Term B Facility Loans, after giving effect to all such optional prepayments thereof, the "Existing Term B Loans") into Term D Facility Loans on the Effective Date in a like principal amount. By electing to so convert, each Existing Term B Lender agrees to all other provisions of this amendment and restatement of the Original Credit Agreement and that the conversion of its Term B Facility Loan into a Term D Facility Loan is merely a mechanic to effectuate a reduction in the Applicable Margin applicable to its Loans.

        (c)   All accrued and unpaid interest on the Existing Term B Loans to be converted as contemplated by Section 1.05(b) as of the Effective Date shall accrue on the Term D Facility Loans following the Effective Date and be paid when interest is first due on the Term D Facility Loans. Notwithstanding anything to the contrary contained herein, the conversion of Existing Term B Loans into Term D Facility Loans shall not be deemed to be a prepayment or conversion of Loans for purposes of Article V.

ARTICLE II

CREDITS

        SECTION 2.01.    Loans.

          (a)    Revolving Loans.    Each Revolving Lender severally agrees, on the terms and conditions of this Agreement, to make revolving loans (the "Revolving Loans") to Borrower in Dollars during the Revolving Availability Period in an aggregate principal amount at any one time outstanding not exceeding the amount of the Revolving Commitment of such Lender as in effect from time to time minus the aggregate principal amount of the then outstanding Swingline Loans held by such Lender; provided, however, that in no event shall the sum of the aggregate principal amount of (without duplication) all Revolving Loans and Swingline Loans then outstanding, plus the aggregate amount of all L/C Liabilities at any time exceed the aggregate amount of the Revolving Commitments as in effect at such time. Subject to the terms and conditions of this Agreement, during such period Borrower may borrow, repay and reborrow the amount of the Revolving Commitments by means of ABR Loans and LIBOR Loans.

          (b)    Term D Facility Loans; Conversion of Existing Term B Loans.    Each Term D Facility Lender severally agrees, on the terms and conditions of this Agreement, to make a term loan ("Term D Facility Loans") to Borrower in Dollars on the Effective Date in an aggregate principal amount equal to the Term D Facility Commitment of such Lender. In connection with making of Term D Facility Loans pursuant to this Section 2.01(b), any Existing Term B Lender who has agreed to become a Term D Facility Lender shall make all of such Lender's Term D Facility Loans to be made as contemplated by Section 1.05(b) on the Effective Date by converting all of the outstanding principal amount of the Existing Term B Loans held by such Lender into Term D Facility Loans in a principal amount equal to the amount of Existing Term B Loans so converted (each such Existing Term B Loans to the extent it is to be converted, a "Converted Term Loan"). On the Effective Date, the Converted Term Loans shall be converted for all purposes of this Agreement into Term D Facility Loans, and Administrative Agent shall record in the Register the aggregate amounts of Converted Term Loans converted into Term D Facility Loans.

          (c)    [Reserved]

          (d)    [Reserved]

          (e)    Incremental Loans.    Borrower and the Lenders (and any other Eligible Person in the event the Lenders do not wish to provide the full amount of the Incremental Loans) may, up to two times during the period from and including the Closing Date to but excluding the Incremental Loan Maturity Date, agree that all or any of such Lenders (and such other Eligible Persons) who wish to become an Incremental Loan Lender shall become Incremental Loan Lenders or increase the principal amount of their Incremental Loans by executing and delivering to Administrative Agent an Incremental Loan Activation Notice specifying (i) the respective Incremental Loan Amount of such Incremental Lenders; provided, however, that the aggregate amount of all Incremental Loan Amounts in any Incremental Loan Activation Notice shall not exceed $125.0 million, (ii) the applicable Incremental Loan Effective Date, (iii) the applicable Incremental Loan Maturity Date, (iv) the amortization schedule for the applicable Incremental Loans, (v) whether such Incremental Loan Lenders may elect to decline prepayments as specified in Section 2.10(b)(i) and (vi) the Applicable Margin for the Incremental Loans to be made pursuant to such Incremental Loan Activation Notice, and which shall be otherwise duly completed. Each Incremental Loan Lender that is a signatory to an Incremental Loan Activation Notice severally agrees, on the terms and conditions of this Agreement, to make an Incremental Loan to Borrower on the Incremental Loan Effective Date specified in such Incremental Loan Activation Notice in a principal amount not to exceed the amount of the Incremental Loan Amount of such Incremental Loan Lender specified in such Incremental Loan Activation Notice. Subject to the terms and conditions of this Agreement, Borrower may convert Incremental Loans of one Type into Incremental Loans of another Type (as provided in Section 2.09) or continue Incremental Loans of one Type as Incremental Loans of the same Type (as provided in Section 2.09). Notwithstanding anything in this Agreement expressed or implied to the contrary, nothing in this Section 2.01(e) shall be construed to obligate any Lender to execute an Incremental Loan Activation Notice or require consent from Lenders to the making of Incremental Loans. Notwithstanding the foregoing, the aggregate amount of Incremental Loans shall not exceed $225.0 million. Notwithstanding anything to the contrary contained herein, Borrower and Lead Arrangers may execute such amendments and/or amendments and restatements of any Credit Documents as may be necessary or advisable to effectuate the foregoing.

          (f)    Limit on LIBOR Loans.    No more than fifteen separate Interest Periods in respect of LIBOR Loans may be outstanding at any one time.

          (g)    Swingline Loans.

            (i)    Swingline Commitment.    Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (x) the aggregate principal amount of outstanding Swingline Loans exceeding $20.0 million or (y) the sum of the total Revolving Exposures exceeding the total Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, repay and reborrow Swingline Loans.

            (ii)    Swingline Loans.    To request a Swingline Loan, Borrower shall notify Administrative Agent of such request by telephone (confirmed by telecopy), not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. Administrative Agent will promptly advise the Swingline Lender of any such notice received from Borrower. The Swingline Lender shall make each Swingline Loan available to Borrower by means of a credit to the general deposit account of Borrower with the Swingline Lender by 3:00 p.m., New York City time, on the requested date of such Swingline Loan. Borrower shall not request a Swingline Loan if at the time of and immediately after giving effect to such request a Default or an Event of Default has occurred and is continuing. Swingline Loans shall be made in minimum amounts of $250,000 and integral multiples of $250,000 above such amount.

            (iii)    Prepayment.    Borrower shall have the right at any time and from time to time to repay any Swingline Loan, in whole or in part, upon giving written or telecopy notice (or telephone notice promptly confirmed by written, or telecopy notice) to the Swingline Lender and to Administrative Agent before 12:00 (noon), New York City time on the date of repayment at the Swingline Lender's address for notices specified in the Swingline Lender's Administrative Questionnaire. All principal payments of Swingline Loans shall be accompanied by accrued interest on the principal amount being repaid to the date of payment.

            (iv)    Participations.    The Swingline Lender may by written notice given to Administrative Agent not later than 12:00 noon, New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender's applicable percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Administrative Agent, for the account of the Swingline Lender, such Lender's R/C Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (provided that such payment shall not cause such Lender's Revolving Exposure to exceed such Lender's Revolving Commitment). Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 4.01 with respect to Loans made by such Lender (and Section 4.01 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. Administrative Agent shall notify Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from Borrower (or other party on behalf of Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to Administrative Agent; any such amounts received by Administrative Agent shall be promptly remitted by Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve Borrower of any default in the payment thereof.

        SECTION 2.02.    Borrowings.    Borrower shall give Administrative Agent notice of each borrowing hereunder as provided in Section 4.05 in the form of a Notice of Borrowing. Not later than 12:00 noon New York City time on the date specified for each borrowing hereunder, each Lender shall make available the amount of the Loan or Loans to be made by it on such date to Administrative Agent, at an account specified by Administrative Agent maintained at the Principal Office, in immediately available funds, for the account of Borrower, except to the extent such Lender elects to convert Existing Term B Loans into Term D Facility Loans pursuant to Section 2.01(b). Each borrowing of Revolving Loans shall be made by each Revolving Lender pro rata based on its R/C Percentage. The amounts so received by Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to Borrower by depositing the same, in immediately available funds, in an account of Borrower maintained with Administrative Agent at the Principal Office designated by Borrower.

        SECTION 2.03.    Letters of Credit.    Subject to the terms and conditions hereof, the Revolving Commitment may be utilized, upon the request of Borrower, in addition to the Revolving Loans provided for by Section 2.01(a), for standby and commercial documentary letters of credit (herein collectively called "Letters of Credit") issued by L/C Lender for the account of any Credit Party (provided that Borrower shall be a co-applicant (and jointly and severally liable) with respect to each Letter of Credit issued for the account of any Subsidiary); provided, however, that in no event shall (i) the aggregate amount of all L/C Liabilities, plus the aggregate principal amount of the Revolving Loans and Swingline Loans then outstanding, exceed at any time the Revolving Commitments as in effect at such time, (ii) the sum of the aggregate principal amount of Revolving Loans then outstanding made by any Revolving Lender, plus such Lender's R/C Percentage of the aggregate amount of all L/C Liabilities exceed such Lender's Revolving Commitment as in effect at such time, (iii) the outstanding aggregate amount of all L/C Liabilities exceed $20.0 million, (iv) the face amount of any Letter of Credit be less than $100,000, (v) the expiration date of any Letter of Credit extend beyond the earlier of (x) the fifth Business Day preceding the R/C Maturity Date and (y) the date twelve months following the date of such issuance for standby Letters of Credit or 180 days after the date of such issuance for commercial documentary Letters of Credit, unless the Majority Revolving Lenders have approved such expiry date in writing (but never beyond the fifth Business Day prior to the R/C Maturity Date); provided further, however, that any standby Letter of Credit may be automatically extendible for periods of up to one year (but never beyond the fifth Business Day preceding the R/C

Maturity Date), (vi) L/C Lender issue any Letter of Credit after it has received notice from Borrower or the Majority Revolving Lenders stating that a Default exists until such time as L/C Lender shall have received written notice of (x) rescission of such notice from the Majority Revolving Lenders, (y) waiver or cure of such Default in accordance with this Agreement or (z) Administrative Agent's good faith determination that such Default has ceased to exist, or (vii) any letter of credit be issued in a currency other than Dollars nor at a tenor other than sight. The following additional provisions shall apply to Letters of Credit:

          (a)   Borrower shall give Administrative Agent and L/C Lender at least three Business Days' irrevocable prior notice (effective upon receipt by L/C Lender) pursuant to a Letter of Credit application reasonably satisfactory to L/C Lender specifying the date (which shall be no later than thirty days preceding the R/C Maturity Date) each Letter of Credit is to be issued and describing in reasonable detail the proposed terms of such Letter of Credit (including the beneficiary thereof) (including whether such Letter of Credit is to be a commercial Letter of Credit or a standby Letter of Credit). Upon receipt of any such notice, Administrative Agent shall advise L/C Lender of the contents thereof. Each Lender hereby authorizes L/C Lender to issue, and perform its obligations under, Letters of Credit. Letters of Credit shall be issued in accordance with the customary procedures of L/C Lender, which may include an application for Letters of Credit but which application shall not contain any operating or financial covenants or any provisions inconsistent with this Agreement. L/C Lender may refuse to issue any Letter of Credit the contents of which are not reasonably satisfactory to it. If there is any conflict between the procedures or any Letter of Credit application required by L/C Lender and this Agreement, this Agreement shall govern.

          (b)   On each day during the period commencing with the issuance by L/C Lender of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Revolving Commitment of each Revolving Lender shall be deemed to be utilized for all purposes hereof in an amount equal to such Lender's R/C Percentage of the then undrawn face amount of such Letter of Credit plus the amount of any unreimbursed drawings thereunder. Each Revolving Lender (other than L/C Lender) severally agrees that, upon the issuance of any Letter of Credit hereunder, it shall automatically acquire a participation in L/C Lender's obligation to fund drawings and rights under such Letter of Credit in an amount equal to such Lender's R/C Percentage of such obligations and rights, and each Revolving Lender (other than L/C Lender) thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to L/C Lender to pay and discharge when due, its R/C Percentage of L/C Lender's obligation to fund drawings under such Letter of Credit. L/C Lender shall be deemed to hold a L/C Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to such acquisition by the Revolving Lenders other than L/C Lender of their participation interests.

          (c)   In the event that L/C Lender has determined to honor a drawing under a Letter of Credit, L/C Lender shall promptly notify Borrower (through Administrative Agent) of the amount paid by L/C Lender and the date on which payment is to be made to such beneficiary. Borrower hereby unconditionally agrees to pay and reimburse L/C Lender for the amount of payment under such Letter of Credit, together with interest thereon at the Alternate Base Rate plus the Applicable Margin applicable to Revolving Loans from the date payment was made to such beneficiary to the date on which payment is due, such payment to be made not later than the first Business Day after the date on which Borrower receives such notice from L/C Lender (or the second Business Day thereafter if such notice is received on a date that is not a Business Day or after 2:00 p.m. New York City time on a Business Day). Any such payment due from Borrower and not paid on the required date shall thereafter bear interest at rates specified in Section 3.02(b) until paid.

          (d)   Promptly upon its receipt of a notice referred to in clause (c) of this Section 2.03, Borrower shall advise L/C Lender and Administrative Agent whether or not Borrower intends to borrow hereunder to finance its obligation to reimburse L/C Lender for the amount of the related demand for payment and, if it does so intend, submit a notice of such borrowing to Administrative Agent as provided in Section 4.05. In the event that Borrower fails to either submit a notice of borrowing to Administrative Agent or to reimburse L/C Lender for a demand for payment under a Letter of Credit by the next Business Day after the date of such notice, Administrative Agent shall give each Revolving Lender prompt notice of the amount of the demand for payment, specifying such Lender's R/C Percentage of the amount of the related demand for payment and requesting payment of such amount.

          (e)   Each Revolving Lender (other than L/C Lender) shall pay to Administrative Agent for account of L/C Lender at the Principal Office in Dollars and in immediately available funds, the amount of such Lender's R/C Percentage of any payment under a Letter of Credit upon not less than one Business Day's actual notice by Administrative Agent as described in clause (d) above to such Revolving Lender requesting such payment and specifying such amount. Subject to the proviso to the last paragraph of this Section 2.03, each such Revolving Lender's obligation to make such payments to Administrative Agent for the account of L/C Lender under this clause (e), and L/C Lender's right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including (i) the failure of any other Revolving Lender to make its payment under this clause (e), (ii) the financial condition of Borrower or the existence of any Default or (iii) the termination of the Commitments. Each such payment to L/C Lender shall be made without any offset, abatement, withholding or reduction whatsoever.

          (f)    Upon the making of each payment by a Revolving Lender to L/C Lender pursuant to clause (e) above in respect of any Letter of Credit, such Lender shall, automatically and without any further action on the part of Administrative Agent, L/C Lender or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to L/C Lender by Borrower hereunder and under the L/C Documents relating to such Letter of Credit and (ii) a participation in a percentage equal to such Lender's R/C Percentage in any interest or other amounts (other than cost reimbursements) payable by Borrower hereunder and under such L/C Documents in respect of such Reimbursement Obligation. If L/C Lender receives directly from or for the account of Borrower, any payment in respect of any Reimbursement Obligation or any such interest or other amounts (including by way of setoff or application of proceeds of any collateral security) L/C Lender shall promptly pay to Administrative Agent for the account of each Revolving Lender which has satisfied its obligations under clause (e) above, such Revolving Lender's R/C Percentage of such payment, each such payment by L/C Lender to be made in Dollars. In the event any payment received by L/C Lender and so paid to the Revolving Lenders hereunder is rescinded or must otherwise be returned by L/C Lender, each Revolving Lender shall, upon the request of L/C Lender (through Administrative Agent), repay to L/C Lender (through Administrative Agent) the amount of such payment paid to such Lender, with interest at the rate specified in clause (i) of this Section 2.03.

          (g)   Borrower shall pay to Administrative Agent for the account of L/C Lender in respect of each Letter of Credit, a letter of credit commission in an amount (not less than $500) equal to (x) the rate per annum equal to the Applicable Margin for Revolving Loans that are LIBOR Loans in effect from time to time, multiplied by (y) the daily average undrawn face amount of such Letter of Credit for the period from and including the date of issuance of such Letter of Credit (i) in the case of a Letter of Credit which expires in accordance with its terms, to and including such expiration date and (ii) in the case of a Letter of Credit which is drawn in full or is otherwise terminated other than on the stated expiration date of such Letter of Credit, to but excluding the date such Letter of Credit is drawn in full or is terminated, such fee to be non-refundable and to be paid in arrears quarterly, on each Quarterly Date, and on the earlier of the R/C Maturity Date, the date of the termination of the Revolving Commitment, the date of such termination, expiration or the Business Day subsequent to notice of a drawing in full. L/C Lender authorizes Administrative Agent to pay to each Revolving Lender, but only to the extent actually received from Borrower, an amount equal to such Lender's R/C Percentage of all letter of credit commissions referred to in the first sentence of this clause (g). In addition, Borrower shall pay to Administrative Agent for account of L/C Lender only in respect of each Letter of Credit a letter of credit issuance fee in an amount equal to 0.25% per annum multiplied by the original face amount from the issue date through the expiry date of such Letter of Credit (but in no event less than $500 per Letter of Credit) payable quarterly in arrears, such amount to be non-refundable and payable on each Quarterly Date after issuance of such Letter of Credit, plus all charges, costs and expenses in the amounts customarily charged by L/C Lender from time to time in like circumstances with respect to the issuance, amendment or transfer of each Letter of Credit and drawings and other transactions relating thereto.

          (h)   Upon the issuance of a standby Letter of Credit, L/C Lender shall deliver (through Administrative Agent) to each Revolving Lender a notice describing such standby Letter of Credit, and promptly following the end of each 2nd and 4th Quarter, L/C Lender shall deliver (through Administrative Agent) to each Revolving Lender and Borrower a notice describing the aggregate amount of all Letters of Credit outstanding at the end of such 2nd and 4th Quarter. Upon the request of any Revolving Lender from time to time, L/C Lender shall deliver any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

          (i)    To the extent that any Revolving Lender fails to pay an amount required to be paid pursuant to clause (e) or (f) of this Section 2.03 on the due date therefor, such Lender shall pay interest to L/C Lender (through Administrative Agent) on such amount from and including such due date to but excluding the date such payment is made at a rate per annum equal to the Federal Funds Rate (as in effect from time to time).

          (j)    The issuance by L/C Lender of any modification or supplement to any Letter of Credit hereunder that would extend the expiry date or increase the face amount thereof shall be subject to the same conditions applicable under this Section 2.03 to the issuance of new Letters of Credit, and no such modification or supplement shall be issued hereunder unless either (x) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such modified or supplemented form or (y) the Majority Revolving Lenders (or all of the Revolving Lenders to the extent required by Section 13.04) shall have consented thereto.

          (k)   Notwithstanding the foregoing, L/C Lender shall not be under any obligation to issue any Letter of Credit if at the time of such issuance, any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain L/C Lender from issuing such Letter of Credit or any Requirement of Law applicable to L/C Lender or any request or directive (whether or not having the force of law) from any Governmental Authority shall prohibit the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which L/C Lender is not otherwise compensated) not in effect on the Closing Date. At any time that L/C Lender shall not be under any obligation to issue Letters of Credit pursuant to this paragraph (k), L/C Lender may be replaced by Borrower with another Lender reasonably acceptable to Lead Arrangers upon notice to L/C Lender and Administrative Agent and acceptance of such appointment by such successor L/C Lender. Upon any such replacement, Administrative Agent shall notify the Lenders of any such replacement of L/C Lender and the replacement L/C Lender shall agree to be bound by the applicable provisions of this Agreement. At the time any such replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Lender pursuant to Section 2.03(g). From and after the effective date of any such replacement, (i) the successor L/C Lender shall have all the rights and obligations of L/C Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "L/C Lender" shall be deemed to refer to such successor or to any previous L/C Lender, or to such successor and all previous L/C Lenders, as the context shall require. After the replacement of an L/C Lender hereunder, the replaced L/C Lender shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit. The obligations of Borrower under this Agreement and any L/C Document to reimburse L/C Lender for a drawing under a Letter of Credit, and to repay any drawing under a Letter of Credit converted into Revolving Loans or Swingline Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C Document under all circumstances, including the following: (i) any lack of validity or enforceability of this Agreement or any L/C Document; (ii) the existence of any claim, setoff, defense or other right that Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any person for whom any such beneficiary or any such transferee may be acting), L/C Lender or any other person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C Documents or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit; or any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; or (iv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or a Subsidiary Guarantor; provided, however, that neither Borrower nor any Revolving Lender shall be obligated to reimburse L/C Lender for any wrongful payment finally determined by a court of competent jurisdiction to have been made by L/C Lender as a result of acts or omissions constituting willful misconduct or gross negligence on the part of L/C Lender. To the extent that any provision of any L/C Document is inconsistent with the provisions of this Section 2.03, the provisions of this Section 2.03 shall control.

        Reference is made to the L/C Lender's letter of credit number SM418794P dated October 23, 2001, issued for the account of Borrower and Charles Town Gaming LLC and for the benefit of County Commission of Jefferson County and having a current face amount of $645,547 ("Existing Letter of Credit"). Borrower, Administrative Agent and Revolving Lenders hereby agree that as of Closing Date such Existing Letter of Credit shall be Letter of Credit as if originally issued under this Agreement, and that the fees and other provisions set forth in this Section 2.03 shall be applicable to such Existing Letter of Credit as of the Closing Date. Any letter of credit annual fees or commissions previously paid to L/C Lender by Borrower on account of the Existing Letter of Credit for the period after the Closing Date shall be credited to the issuance fee payable only to L/C Lender described in clause (g) above.

        SECTION 2.04.    Termination and Reductions of Commitment.

          (a) (i) [Reserved]

             (ii)  The aggregate amount of Term D Facility Commitments shall be automatically and permanently reduced to zero immediately following the Effective Date.

            (iii)  [Reserved].

            (iv)  The aggregate amount of the Revolving Commitments, the L/C Commitments and the Swingline Commitments shall be automatically and permanently reduced to zero on the R/C Maturity Date.

             (v)  The aggregate amount of the Revolving Commitments shall be permanently reduced on the date any required prepayments described in Section 2.10(a) are required to be made in the amount specified in Section 2.10(b)(ii).

          (b)   Borrower shall have the right at any time or from time to time (without premium or penalty except breakage costs (if any) pursuant to Section 5.05)) (i) so long as no Revolving Loans, Swingline Loans or L/C Liabilities will be outstanding as of the date specified for termination (after giving effect to all transactions occurring on such date), to terminate the Revolving Commitments in their entirety, and (ii) to reduce the aggregate amount of the Unutilized R/C Commitments (which shall be pro rata among Revolving Lenders); provided, however, that (x) Borrower shall give notice of each such termination or reduction as provided in Section 4.05, and (y) each partial reduction shall be in an aggregate amount at least equal to $1.0 million (or a larger multiple of $1.0 million) or, if less, the remaining Unutilized R/C Commitments.

          (c)   [Reserved].

          (d)   Any Commitment once terminated or reduced may not be reinstated.

        SECTION 2.05.    Fees.    (a) Borrower shall pay to Administrative Agent for the account of each Lender a commitment fee on the daily average amount of such Lender's Unutilized R/C Commitments, for the period from and including the Closing Date to but not including the earlier of the date such Revolving Commitment is terminated or expires and the R/C Maturity Date (for purposes of computing commitment fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and L/C Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose)) at a rate equal to the Applicable Fee Percentage. Any accrued commitment fee under this Section 2.05(a) shall be payable in arrears on each Quarterly Date and on the earlier of the date the Revolving Commitments are terminated or expire and the R/C Maturity Date.

          (b)   Borrower shall pay to Administrative Agent for its own account the annual administrative fee pursuant to the Administrative Agent's Fee Letter.

        SECTION 2.06.    Lending Offices.    The Loans of each Type made by each Lender shall be made and maintained at such Lender's Applicable Lending Office for Loans of such Type.

        SECTION 2.07.    Several Obligations of Lenders.    The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, but neither any Lender nor Administrative Agent shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender, and no Lender shall have any obligation to Administrative Agent or any other Lender for the failure by such Lender to make any Loan required to be made by such Lender. No Revolving Lender will be responsible for failure of any other Lender to fund its participation in Letters of Credit.

        SECTION 2.08.    Notes; Register.    (a) At the request of any Lender, its Loans of a particular Class shall be evidenced by a promissory note, dated the Closing Date or the Effective Date, as applicable, payable to such Lender (or its nominee) and otherwise duly completed, substantially in the form of Exhibits A-1, A-2 and A-4 for such Lender's Revolving Loans, Term D Facility Loans, and Incremental Loans, respectively.

          (b)   The date, amount, Type, interest rate and duration of the Interest Period (if applicable) of each Loan of each Class made by each Lender to Borrower and each payment made on account of the principal thereof, shall be recorded by such Lender (or its nominee) on its books and, prior to any transfer of any Note evidencing the Loans of such Class held by it, endorsed by such Lender (or its nominee) on the schedule attached to such Note or any continuation thereof; provided, however, that the failure of such Lender (or its nominee) to make any such recordation or endorsement or any error in such recordation or endorsement shall not affect the obligations of Borrower to make a payment when due of any amount owing hereunder or under such Note.

          (c)   Borrower hereby designates Administrative Agent to serve as its agent, solely for purposes of this Section 2.08, to maintain a register (the "Register") on which it will record the name and address of each Lender, the Commitment from time to time of each of the Lenders, the principal amount of the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation or any error in such recordation shall not affect Borrower's obligations in respect of such Loans. The entries in the Register shall be prima facie evidence of the information noted therein (absent manifest error), and the parties hereto shall treat each person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of the Credit Documents, notwithstanding any notice to the contrary. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. No assignment shall be effective unless recorded in the Register.

        SECTION 2.09.    Optional Prepayments and Conversions or Continuations of Loans.    (a) Subject to Section 4.04, Borrower shall have the right to prepay Loans, or to Convert Loans of one Type into Loans of another Type or to Continue Loans of one Type as Loans of the same Type, at any time or from time to time. Borrower shall give Administrative Agent notice of each such prepayment, Conversion or Continuation as provided in Section 4.05 (and, upon the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable hereunder). Each notice of Conversion or Continuation shall be substantially in the form of Exhibit D. If LIBOR Loans are prepaid or Converted other than on the last day of an Interest Period therefor, Borrower shall at such time pay all expenses and costs required by Section 5.05. Notwithstanding the foregoing, and without limiting the rights and remedies of the Lenders under Article XI, in the event that any Event of Default shall have occurred and be continuing, Administrative Agent may (and at the request of the Majority Lenders shall) suspend the right of Borrower to Convert any Loan into a LIBOR Loan, or to Continue any Loan as a LIBOR Loan, in which event all Loans shall be Converted (on the last day(s) of the respective Interest Periods therefor) or Continued, as the case may be, as ABR Loans. Swingline Loans may not be converted or continued.

          (b)   Application. (i) Any partial optional prepayment of Term D Facility Loans shall be allocated pro rata based on the aggregate principal amount held by each Term D Facility Lender.

             (ii)  [Reserved]

            (iii)  In addition to the foregoing, and provided that the Consolidated Total Leverage Ratio is less than 3.00 to 1.00, Borrower shall have the right to elect to offer to prepay the Loans pro rata to the Term D Facility Loans then outstanding and apply any amounts not accepted for such prepayment to repurchase Permitted Subordinated Indebtedness and/or Borrower Outstanding Bonds in accordance with Section 10.10(v). If Borrower makes such an election, it shall provide notice thereof to Administrative Agent, who shall promptly, and in any event within one Business Day of receipt, provide such notice to the holders of the Term D Facility Loans. Any such notice shall specify the aggregate amount offered to prepay the Term D Facility Loans. Each holder of a Term D Facility Loan may elect, in its sole discretion, to accept such prepayment offer with respect to an amount equal to or less than an amount equal to the aggregate amount so offered to prepay Term D Facility Loans times a fraction, the numerator of which is the principal amount of Term D Facility Loans owed to such holder and the denominator of which is the principal amount of Term D Facility Loans outstanding.

    Any acceptance of such offer must be evidenced by written notice delivered to Administrative Agent within five Business Days of receipt of the offer for prepayment, specifying an amount of such prepayment offer accepted by such holder, if any. Failure to give such notice will constitute an election not to accept such offer. Any portion of such prepayment offer so accepted will be used to prepay the Term D Facility Loans held by the applicable holders within ten Business Days of the date of receipt of the offer to prepay. Any portion of such prepayment offer not so accepted may be used by Borrower and its Restricted Subsidiaries as provided in Section 10.10(v) to the extent permitted thereby.

        SECTION 2.10.    Mandatory Prepayment and Commitment Reductions.    (a) Borrower shall prepay the Loans (and/or reduce Commitments) as follows (each such prepayment (and/or Commitment reduction) to be effected in each case in the manner, order and to the extent specified in subsection (b) below of this Section 2.10):

            (i)    Casualty Events.    Within three Business Days after Borrower or any Restricted Subsidiary receives any Net Available Proceeds from any Casualty Event (or notice of collection by Administrative Agent of the same), in an aggregate principal amount equal to 100% of such Net Available Proceeds; provided, however, that

              (w)  if no Default or Event of Default then exists or would arise therefrom, the Net Available Proceeds thereof shall not be required to be so applied on such date to the extent that Borrower has delivered an Officer's Certificate to Administrative Agent on or prior to such date stating that an amount equal to such proceeds shall be used to fund the acquisition of Property used or usable in the business of any Credit Party or repair, replace or restore the Property in accordance with the provisions of the applicable Security Document in respect of which such Casualty Event has occurred, in each case within 365 days following the date of the receipt of such Net Available Proceeds,

              (x)   to the extent such Casualty Event affects any of the Collateral or Property acquired to effect any repair, replacement or restoration of such Collateral, such proceeds shall be made subject to the Lien of the Security Documents in accordance with the provisions of Section 9.09,

              (y)   an amount equal to all such Net Available Proceeds (A) in excess of $1.0 million but less than or equal to $5.0 million in the aggregate for all such Casualty Events during any fiscal year, shall be deposited and maintained in a Controlled Account and may thereafter only be utilized to effect any repair, replacement or restoration permitted pursuant to this Section 2.10(a)(i) or to repay Revolving Loans (with no corresponding reduction in Revolving Commitments) and (B) in excess of $5.0 million in the aggregate for all such Casualty Events during any fiscal year, shall be held in the Collateral Account or used to repay Revolving Loans (with no corresponding reduction in Revolving Commitments), and shall be released therefrom only in accordance with the terms of the Security Agreement or be used to repay Revolving Loans (with no corresponding reduction in Revolving Commitments), and

              (z)   if all or any portion of such Net Available Proceeds not required to be applied to the prepayment of Loans pursuant to this Section 2.10(a)(i) is not so used within 365 days after the date of the receipt of such Net Available Proceeds, such remaining portion shall be applied on the last day of such period as specified in Section 2.10(b); provided that if any portion has not been so used within 365 days after such date and any Credit Party is diligently pursuing the repair, replacement or restoration of Property or the acquisition of Property, then such application of such remaining portion shall not be required for so long as such repair, replacement or restoration is being diligently pursued.

            (ii)    Equity Issuance.    Within three Business Days after receipt of Net Available Proceeds from any Equity Issuance on or after the Closing Date, in an aggregate principal amount equal to 50% of the Net Available Proceeds of such Equity Issuance if and to the extent the Consolidated Total Leverage Ratio is equal to or greater than 4.0 to 1.0 (calculated as of the most recent Test Date, after giving pro forma effect to such Equity Issuance and the use of proceeds therefrom (including prepayments pursuant to this Section 2.10)); provided, however, that any such Net Available Proceeds from any Equity Issuance which are used to consummate Permitted Acquisitions pursuant to Section 10.05(j) shall not be subject to the provisions of this Section 2.10(a)(ii).

            (iii)    Debt Issuance.    Within three Business Days after any Debt Issuance on or after the Closing Date, in an aggregate principal amount equal to 100% of the Net Available Proceeds of such Debt Issuance (it being understood that applications pursuant to this Section 2.10(a)(iii) shall not be duplicative of Section 2.10(a)(iv) below).

            (iv)    Asset Sales.    Within three Business Day after receipt by Borrower or any of its Restricted Subsidiaries of any Net Available Proceeds from any Asset Sale, in an aggregate principal amount equal to 100% of the Net Available Proceeds from such Asset Sale (it being understood that applications pursuant to this Section 2.10(a)(iv) shall not be duplicative of Section 2.10(a)(iii) above); provided, however, that

              (w)  the Net Available Proceeds from any Asset Sale permitted by Section 10.05 shall not be required to be applied as provided above on such date if (1) no Default or Event of Default then exists or would arise therefrom, and (2) Borrower delivers an Officer's Certificate to Administrative Agent on or prior to such date stating that an amount equal to such Net Available Proceeds shall be reinvested, directly or indirectly, in capital assets (which may be pursuant to an acquisition of Equity Interests of a person that directly or indirectly owns such capital assets) otherwise permitted under this Agreement of (A) if such Asset Sale was effected by any Credit Party, any Credit Party, and (B) if such Asset Sale was effected by any other Company, any Company, in each case within 365 days following the date of such Asset Sale (which certificate shall set forth the estimates of the proceeds to be so expended),

              (x)   to the extent such Net Available Proceeds are from an Asset Sale of Collateral, the Net Available Proceeds shall be used within such 365 day period to acquire Property made subject to the Lien of the Security Documents in accordance with the provisions of Section 9.09,

              (y)   pending application of all such Net Available Proceeds (including Net Available Proceeds from Asset Sales of Collateral) in accordance with the Officer's Certificate referred to in clause (w) above or in accordance with clause (z) below, all such Net Available Proceeds (A) in excess of $1.0 million but less than or equal to $5.0 million in the aggregate for all such Asset Sales during any fiscal year shall be deposited and maintained in a Controlled Account and may thereafter only be utilized to reinvest in capital assets as contemplated by the Officer's Certificate referred to in clause (w) above (and, in the case of any Net Available Proceeds from an Asset Sale of Collateral, in compliance with clause (x) above) or to repay Revolving Loans (with no corresponding reduction in Revolving Commitments) and (B) in excess of $5.0 million in the aggregate for all such Asset Sales during any fiscal year, shall be held in the Collateral Account and may thereafter only be utilized to reinvest in capital assets as contemplated by the Officer's Certificate referred to in clause (w) above (and, in the case of any Net Available Proceeds from an Asset Sale of Collateral, in compliance with clause (x) above) or to repay Revolving Loans (with no corresponding reduction in Revolving Commitments)

      provided, however, that available borrowings under the Revolving Facility shall at no time be less than the amount of Net Available Proceeds utilized to Repay Revolving Loans under this clause (y), and

              (z)   if all or any portion of such Net Available Proceeds is not reinvested in capital assets in accordance with the Officer's Certificate referred to in clause (w) above (and, in the case of any Net Available Proceeds from an Asset Sale of Collateral, in compliance with clause (y) above) within such 365-day period, such remaining portion shall be applied on the last day of such period as specified in Section 2.10(b) (it being understood that the foregoing shall in no way affect the obligation of any Company to obtain the consent of the Majority Lenders if required pursuant to this Agreement to effect any Asset Sale).

            (v)    Excess Cash Flow.    On a date not later than 100 days after each December 31 (each such December 31, an "Excess Cash Flow Measurement Date"), beginning with the fiscal year ended December 31, 2003, (i) if the Consolidated Total Leverage Ratio as of the Excess Cash Flow Measurement Date is greater than or equal to 4.5 to 1.0, an amount equal to 75% of Excess Cash Flow for the Excess Cash Flow Period ending on such Excess Cash Flow Measurement Date, (ii) if the Consolidated Total Leverage Ratio as of the Excess Cash Flow Measurement Date is less than 4.5 to 1.0 but equal to or greater than 3.5 to 1.0, an amount equal to 50% of Excess Cash Flow for the Excess Cash Flow Period ending on such Excess Cash Flow Measurement Date or (iii) if the Consolidated Total Leverage Ratio as of the Excess Cash Flow Measurement Date is less than 3.5 to 1.0, an amount equal to 0% of Excess Cash Flow for the Excess Cash Flow Period ending on such Excess Cash Flow Measurement Date.

            (vi)    Other Required Prepayments.    If the terms of any agreement, instrument or indenture pursuant to which any Indebtedness (other than the Obligations) pari passu with or junior in right of payment to the Loans is outstanding (or pursuant to which such Indebtedness is guaranteed) require prepayment of such Indebtedness out of the Net Available Proceeds of any Asset Sale unless such Net Available Proceeds are used to prepay other Indebtedness, then, to the extent not otherwise required by this Section 2.10(a), if Borrower and its Restricted Subsidiaries shall not have reinvested the Net Available Proceeds thereof as permitted by Section 2.10(a)(iv) within the time frame permitted thereby (but prior to the date required to be applied to such Indebtedness), the Loans shall be repaid in an amount not less than the minimum amount that would be required to be prepaid not later than the latest time as and upon such terms so that such other Indebtedness will not be required to be prepaid pursuant to the terms of the agreement, indenture or instrument or guarantee governing such other Indebtedness.

          (b)    Application.    The amount of any required prepayments described in Section 2.10(a) shall be applied to prepay Loans and/or reduce Commitments as follows:

              (i)  First, the amount of the required prepayment shall be applied to the reduction of Amortization Payments on the Term Loans required by Section 3.01(b) pro rata among the Term Facilities based upon the remaining unpaid aggregate principal amounts thereof and, in each case, pro rata to the remaining Amortization Payments;

             (ii)  Second, after such time as no Term Loans remain outstanding, with an amount equal to the remaining amount of any such required prepayment that would have been applied to the Term Loans, Borrower shall, first, repay all outstanding Swingline Loans, second, prepay outstanding Revolving Loans and, third, provide cover for L/C Liabilities as specified in Section 2.10(d), in an aggregate amount equal to such remaining portion (provided that such prepayments shall not reduce the Revolving Commitments); and

            (iii)  Third, after application of prepayments in accordance with clauses (i) and (ii) above, Borrower shall be permitted to retain any such remaining excess.

        Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.10 shall be in excess of the amount of the ABR Loans at the time outstanding, only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of Borrower, the balance of such required prepayment shall be either (i) deposited in the Collateral Account and applied to the prepayment of LIBOR Loans on the last day of the then next-expiring Interest Period for LIBOR Loans (with all interest accruing thereon for the account of Borrower) or (ii) prepaid immediately, together with any amounts owing to the Lenders under Section 5.05. Notwithstanding any such deposit in the Collateral Account, interest shall continue to accrue on such Loans until prepayment.

          (c)    Revolving Credit Extension Reductions.    Until the R/C Maturity Date, Borrower shall from time to time immediately prepay the Revolving Loans (and/or provide cover for L/C Liabilities as specified in Section 2.10(d)) in such amounts as shall be necessary so that at all times the aggregate outstanding amount of the Revolving Loans and the Swingline Loans, plus the aggregate outstanding L/C Liabilities shall not exceed the Revolving Commitments as in effect at such time, such amount to be applied, first, to Revolving Loans outstanding and second, as cover for L/C Liabilities outstanding as specified in Section 2.10(d).

          (d)    Cover for L/C Liabilities.    In the event that Borrower shall be required pursuant to this Section 2.10 to provide cover for L/C Liabilities, Borrower shall effect the same by paying to Administrative Agent immediately available funds in an amount equal to the required amount, which funds shall be retained by Administrative Agent in the Collateral Account (as provided in the Security Agreement as collateral security in the first instance for the L/C Liabilities) until such time as all Letters of Credit shall have been terminated and all of the L/C Liabilities paid in full.

        SECTION 2.11.    Replacement of Lenders.    (a) Borrower shall have the right, if no Default then exists, to replace any Lender (the "Replaced Lender") with one or more other Eligible Persons reasonably acceptable to Lead Arrangers (collectively, the "Replacement Lender") if (x) such Lender is charging Borrower increased costs pursuant to Section 5.01 or 5.06 or such Lender becomes incapable of making LIBOR Loans as provided in Section 5.03 when other Lenders are generally able to do so and/or (y) as provided in Section 13.04(ii), such Lender refuses to consent to certain proposed amendments, waivers or modifications with respect to this Agreement; provided, however, that (i) at the time of any replacement pursuant to this Section 2.11, the Replacement Lender shall enter into one or more assignment agreements (and with all fees payable pursuant to Section 13.06 to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, and in each case L/C Interests by, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender, an amount equal to the sum of (A) the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, (B) all Reimbursement Obligations owing to such Replaced Lender, together with all then unpaid interest with respect thereto at such time, and (C) all accrued, but theretofore unpaid, fees owing to the Replaced Lender pursuant to Section 2.05, and (y) L/C Lender an amount equal to such Replaced Lender's R/C Percentage of any Reimbursement Obligations (which at such time remains a Reimbursement Obligation) to the extent such amount was not theretofore funded by such Replaced Lender, and (ii) all obligations of Borrower owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including any amounts which would be paid to a Lender pursuant to Section 5.05 if Borrower were prepaying a LIBOR Loan) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon the execution of the respective assignment agreement, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of Notes executed by Borrower, the Replacement Lender shall become a Lender hereunder and the

Replaced Lender shall cease to constitute a Lender hereunder and be released of all its obligations as a Lender, except with respect to indemnification provisions applicable to the Replaced Lender under this Agreement, which shall survive as to such Replaced Lender.

        (b)   If Borrower receives a notice from any applicable Gaming Authority that a Lender is not qualified to make Loans to Borrower or to hold the securities of a casino licensee under applicable Gaming Laws (and such Lender is notified by Borrower and Lead Arrangers in writing of such disqualification), Borrower shall have the right to replace such Lender with a Replacement Lender or prepay the Loans held by such Lender, even if a Default exists. Any such prepayment shall be deemed an optional prepayment, as set forth in Section 2.09 and shall not be required to be made on a pro rata basis with respect to Loans of the same Tranche as the Loans held by such Lender. Notice to such Lender shall be given at least ten (10) days before the required date of transfer or prepayment (unless a shorter period is required under applicable law), as the case may be, and shall be accompanied by evidence demonstrating that such transfer or redemption is required pursuant to Gaming Laws. Upon receipt of a notice in accordance with the foregoing, the Replaced Lender shall cooperate with Borrower in effectuating the required transfer or prepayment within the time period set forth in such notice, not to be less than the minimum notice period set forth in the foregoing sentence (unless a shorter period is required under applicable law). Further, if the transfer or prepayment is triggered by notice from the Gaming Authority that the Lender is disqualified, commencing on the date the Gaming Authority serves the disqualification notice upon Borrower: (i) such Lender shall no longer receive any interest on the Loans; (ii) such Lender shall no longer exercise, directly or through any trustee or nominee, any right conferred by the Loans; and (iii) such Lender shall not receive any remuneration in any form from Borrower for services or otherwise in respect of the Loans.

ARTICLE III

PAYMENTS OF PRINCIPAL AND INTEREST

        SECTION 3.01.    Repayment of Loans.

        (a)    Revolving Credit Loans.    Borrower hereby promises to pay (i) to Administrative Agent for the account of each Revolving Lender the entire outstanding principal amount of such Revolving Lender's Revolving Loans made to Borrower, and each Revolving Loan shall mature, on the R/C Maturity Date and (ii) to Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the R/C Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

        (b)    Term D Facility Loans.    Borrower hereby promises to pay to Administrative Agent for the account of the Lenders in repayment of the principal of the Term Loans specified in Annex C, the amount of the respective Term Loan specified in Annex C under the column entitled "Term D Facility Loans" on the dates set forth on Annex C (subject to adjustment for any prepayments made under Section 2.09 or Section 2.10 to the extent actually made).

        (c)    Incremental Loans.    The Incremental Loans, if any, of each Incremental Lender shall mature in installments as specified in the Incremental Loan Activation Notice pursuant to which such Incremental Loans were made; provided that, in the event that any Incremental Loan is a Term Loan, prior to the date that is six months prior to the Term D Final Maturity Date then in effect, the amounts of such installments for any twelve consecutive months shall not exceed 1% of the aggregate principal amount of such Incremental Loans on the date such Loans were first made.

        SECTION 3.02.    Interest.    (a)    Borrower hereby promises to pay to Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made or maintained by such Lender to Borrower for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full at the following rates per annum:

              (i)  during such periods as such Loan (including each Swingline Loan) is an ABR Loan, the Alternate Base Rate (as in effect from time to time), plus the Applicable Margin,

             (ii)  during such periods as such Loan is a LIBOR Loan, for each Interest Period relating thereto, the LIBO Rate for such Loan for such Interest Period, plus the Applicable Margin, and

            (iii)  all unpaid interest on Term B Facility Loans through the Effective Date shall accrue from and after the Effective Date on the Term D Facility Loans into which they were converted and shall be paid on such date as would otherwise have been required.

          (b)   Upon the occurrence and during the existence of an Event of Default, (i) the unpaid principal amount of each Loan not paid when due shall bear interest at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Loan pursuant to subsections (a)(i) and (a)(ii) above, as applicable, and (ii) all Obligations not paid when due other than Loans shall bear interest at the rate which is 2% in excess of the rate otherwise applicable to ABR Loans which are Revolving Loans from time to time. Interest which accrues under this paragraph shall be payable on demand.

          (c)   Accrued interest on each Loan shall be payable (i) in the case of an ABR Loan, quarterly on the Quarterly Dates, (ii) in the case of a LIBOR Loan, on the last day of each Interest Period therefor and, if such Interest Period is longer than three months, at three-month intervals following the first day of such Interest Period and (iii) in the case of any LIBOR Loan, upon the payment or prepayment thereof or the Conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid or Converted), except that interest payable at the rate set forth in Section 3.02(b) shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, Administrative Agent shall give notice thereof to the Lenders to which such interest is payable and to Borrower.

          (d)   In the event that any Incremental Loan is a Term Loan and pursuant to an Incremental Loan Activation Notice, any Net Yield for the related Incremental Loans is in excess of 25 basis points above the Applicable Margin set forth for Term D Facility Loans in Annex B attached hereto, then the Applicable Margin for outstanding Term D Facility Loans shall automatically be increased to any extent required so that the Applicable Margin with respect thereto is 25 basis points less than the Net Yield for such Incremental Loans without any action or consent of Borrower, Administrative Agent or any Lender. "Net Yield" for purposes of Incremental Loans, if such Incremental Loans are term loans, shall mean the sum of (a) the Applicable Margin applicable to such Incremental Loans at the Incremental Loan Effective Date plus (b) any original issue discount offered to Incremental Loan Lenders amortized equally over the period from the Incremental Loan Effective Date to the Incremental Loan Maturity Date; provided, that such original issue discount shall not be amortized over a period of greater than three years.

ARTICLE IV

PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC.

        SECTION 4.01.    Payments.    (a)    All payments of principal, interest, Reimbursement Obligations and other amounts to be made by Borrower under this Agreement and the Notes, and, except to the extent otherwise provided therein, all payments to be made by the Credit Parties under any other Credit Document, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Administrative Agent at its account at the Principal Office, not later than

12:00 p.m. New York City time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

          (b)   Borrower shall, at the time of making each payment under this Agreement or any Note for the account of any Lender, specify (in accordance with Sections 2.09 and 2.10, if applicable) to Administrative Agent (which shall so notify the intended recipient(s) thereof) or, in the case of Swingline Loans, to the Swingline Lender, the Class and Type of Loans, Reimbursement Obligations or other amounts payable by Borrower hereunder to which such payment is to be applied (and in the event that Borrower fails to so specify, or if an Event of Default has occurred and is continuing, Administrative Agent may distribute such payment to the Lenders for application to the Obligations under the Credit Documents in such manner as it or the Majority Lenders, subject to Sections 2.09, 2.10 and 4.02, may determine to be appropriate).

          (c)   Except to the extent otherwise provided in the second sentence of Section 2.03(g), each payment received by Administrative Agent or by L/C Lender (through Administrative Agent) under this Agreement or any Note for the account of any Lender shall be paid by Administrative Agent or by L/C Lender (through Administrative Agent), as the case may be, to such Lender, in immediately available funds, (x) if the payment was actually received by Administrative Agent or by L/C Lender (through Administrative Agent), as the case may be, prior to 12:00 p.m. (New York City time) on any day, on such day and (y) if the payment was actually received by Administrative Agent or by L/C Lender (through Administrative Agent), as the case may be, after 12:00 p.m. (New York City time) on any day, by 1:00 p.m. (New York City time) on the following Business Day (it being understood that to the extent that any such payment is not made in full by Administrative Agent or by L/C Lender (through Administrative Agent), as the case may be, Administrative Agent shall pay to such Lender, upon demand, interest at the Federal Funds Rate from the date such amount was required to be paid to such Lender pursuant to the foregoing clauses until the date Administrative Agent pays such Lender the full amount).

          (d)   If the due date of any payment under this Agreement or any Note would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension at the rate then borne by such principal.

        SECTION 4.02.    Pro Rata Treatment.    Except to the extent otherwise provided herein: (a) each borrowing of Loans of a particular Class from the Lenders under Section 2.01 shall be made from the relevant Lenders, each payment of commitment fees under Section 2.05 in respect of Commitments of a particular Class shall be made for account of the relevant Lenders, and each termination or reduction of the amount of the Commitments of a particular Class under Section 2.04 shall be applied to the respective Commitments of such Class of the relevant Lenders pro rata according to the amounts of their respective Commitments of such Class; (b) except as otherwise provided in Section 5.04, LIBOR Loans of any Class having the same Interest Period shall be allocated pro rata among the relevant Lenders according to the amounts of their respective Revolving Commitments and Term Loan Commitments (in the case of the making of Loans) or their respective Revolving Loans and Term Loans (in the case of Conversions and Continuations of Loans); (c) except as otherwise provided in Section 2.10(b), each payment or prepayment of principal of Revolving Loans or of any particular Class of Term Loans shall be made for the account of the relevant Lenders pro rata in accordance with the respective unpaid outstanding principal amounts of the Loans of such Class held by them; and (d) except as otherwise provided in Section 2.10(b), each payment of interest on Revolving Loans and Term Loans shall be made for account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

        SECTION 4.03.    Computations.    Interest on LIBOR Loans, commitment fees and Letter of Credit fees shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such amounts are payable and interest on ABR Loans and Reimbursement Obligations shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such amounts are payable. Notwithstanding the foregoing, for each day that the Alternate Base Rate is calculated by reference to the Federal Funds Rate, interest on ABR Loans and Reimbursement Obligations shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day).

        SECTION 4.04.    Minimum Amounts.    Except for mandatory prepayments made pursuant to Section 2.10 and Conversions or prepayments made pursuant to Section 5.04, each Borrowing, Conversion and partial prepayment of principal of Loans shall be in an amount at least equal to $1.0 million with respect to ABR Loans and $1.0 million with respect to LIBOR Loans and in multiples of $100,000 in excess thereof (borrowings, Conversions or prepayments of or into Loans of different Types or, in the case of LIBOR Loans, having different Interest Periods at the same time hereunder to be deemed separate borrowings, Conversions and prepayments for purposes of the foregoing, one for each Type or Interest Period). Anything in this Agreement to the contrary notwithstanding, the aggregate principal amount of LIBOR Loans having the same Interest Period shall be in an amount at least equal to $250,000 and in multiples of $100,000 in excess thereof and, if any LIBOR Loans or portions thereof would otherwise be in a lesser principal amount for any period, such Loans or portions, as the case may be, shall be ABR Loans during such period.

        SECTION 4.05.    Certain Notices.    Notices by Borrower to Administrative Agent (or, in the case of repayment of Swingline Loans, to Swingline Lender) of terminations or reductions of the Commitments, of Borrowings, Conversions, Continuations and optional prepayments of Loans and of Classes of Loans, of Types of Loans and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by Administrative Agent (or, in the case of Swingline Loans, Swingline Lender) by telephone not later than 1:00 p.m. New York City time (promptly followed by written notice via telecopier) on at least the number of Business Days prior to the date of the relevant termination, reduction, Borrowing, Conversion, Continuation or prepayment or the first day of such Interest Period specified in the table below.

NOTICE PERIODS

Notice	Number of Business Days Prior
Termination or reduction of Commitments	2
Borrowing or optional prepayment of, or Conversions into, ABR Loans	1
Borrowing or optional prepayment of, Conversions into, Continuations as, or duration of Interest Periods for, LIBOR Loans	3
Borrowing or Repayment of Swingline Loans	same day

        Each such notice of termination or reduction shall specify the amount and the Class of the Commitments to be terminated or reduced. Each such notice of Borrowing, Conversion, Continuation or prepayment shall specify the Class of Loans to be borrowed, Converted, Continued or prepaid and the amount (subject to Section 4.04) and Type of each Loan to be borrowed, Converted, Continued or prepaid and the date of borrowing, Conversion, Continuation or prepayment (which shall be a Business Day). Each such notice of the duration of an Interest Period shall specify the Loans to which such Interest Period is to relate. Administrative Agent shall promptly notify the Lenders of the contents of each such notice. In the event that Borrower fails to select the Type of Loan, or the duration of any Interest Period for any LIBOR Loan, within the time period and otherwise as provided in this Section 4.05, such Loan (if outstanding as a LIBOR Loan) will be automatically Converted into an

ABR Loan on the last day of the then current Interest Period for such Loan or (if outstanding as an ABR Loan) will remain as, or (if not then outstanding) will be made as, an ABR Loan.

        SECTION 4.06.    Non-Receipt of Funds by Administrative Agent.    Unless Administrative Agent shall have received written notice from a Lender or Borrower (the "Payor") prior to the date on which the Payor is to make payment to Administrative Agent of (in the case of a Lender) the proceeds of a Loan to be made by such Lender hereunder or a payment to Administrative Agent for the account of one or more of the Lenders hereunder (such payment being herein called the "Required Payment"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to Administrative Agent, Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date; and, if the Payor has not in fact made the Required Payment to Administrative Agent, the recipient(s) of such payment shall, on demand, repay to Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date (the "Advance Date") such amount was so made available by Administrative Agent until the date Administrative Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such day and, if such recipient(s) shall fail promptly to make such payment, Administrative Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as aforesaid; provided, however, that if neither the recipient(s) nor the Payor shall return the Required Payment to Administrative Agent within three Business Days of the date such demand was made, then, retroactively to the Advance Date, the Payor and the recipient(s) shall each be obligated to pay interest on the Required Payment as follows (without double recovery):

              (i)  if the Required Payment shall represent a payment to be made by Borrower to the Lenders, Borrower and the recipient(s) shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the rate set forth in Section 3.02(b) (without duplication of the obligation of Borrower under Section 3.02 to pay interest on the Required Payment at the rate set forth in Section 3.02(b)), it being understood that the return by the recipient(s) of the Required Payment to Administrative Agent shall not limit such obligation of Borrower under Section 3.02 to pay interest at the rate set forth in Section 3.02(b) in respect of the Required Payment; and

             (ii)  if the Required Payment shall represent proceeds of a Loan to be made by the Lenders to Borrower, the Payor, or Borrower, shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment pursuant to Section 3.02, it being understood that the return by Borrower of the Required Payment to Administrative Agent shall not limit any claim Borrower may have against the Payor in respect of such Required Payment.

        SECTION 4.07.    Right of Setoff, Sharing of Payments; Etc.    (a)    If any Event of Default shall have occurred and be continuing, each Credit Party agrees that, in addition to (and without limitation of) any right of setoff, banker's lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option (to the fullest extent permitted by law), to set off and apply any deposit (general or special, time or demand, provisional or final), or other indebtedness, held by it for the credit or account of such Credit Party at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender's Loans, Reimbursement Obligations or any other amount payable to such Lender hereunder that is not paid when due (regardless of whether such deposit or other indebtedness is then due to such Credit Party), in which case it shall promptly notify such Credit Party and Administrative Agent thereof; provided, however, that such Lender's failure to give such notice shall not affect the validity thereof.

          (b)   Each of the Lenders agrees that, if it should receive (other than pursuant to Article V or the Administrative Agent's Fee Letter) any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents (including any guarantee), or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans, Reimbursement Obligations or fees, the sum of which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such amounts then owed and due to such Lender bears to the total of such amounts then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount; provided, however, that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Borrower consents to the foregoing arrangements.

          (c)   Borrower agrees that any Lender so purchasing such a participation may exercise all rights of setoff, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

          (d)   Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Credit Party. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 4.07 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 4.07 to share in the benefits of any recovery on such secured claim.

ARTICLE V

YIELD PROTECTION, ETC.

        SECTION 5.01.    Additional Costs.    (a)    If the adoption of, or any change in, in each case after the Closing Date, any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority or the NAIC made subsequent to the Closing Date (other than such adoptions or changes as may relate to the certain Lenders' indirect ownership of Borrower and its Restricted Subsidiaries):

              (i)  shall subject any Lender or L/C Lender to any tax of any kind whatsoever with respect to this Agreement, any Note, any Letter of Credit or any Lender's participation therein, any L/C Document or any Loan made by it or change the basis of taxation of payments to such Lender in respect thereof by any Governmental Authority (except for taxes covered by or expressly excluded from coverage by, and expressly subject to, Section 5.06, Excluded Taxes, changes in the rate of tax on the overall net income or net profits of such Lender or its Applicable Lending Office, or any affiliate thereof or franchise taxes or similar taxes imposed with respect to or in lieu of its net income or net profits by any Governmental Authority);

             (ii)  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement (including any Reserve Requirement) against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender or L/C Lender which is not otherwise included in the determination of the LIBO Rate hereunder; or

            (iii)  shall impose on such Lender or L/C Lender any other condition (excluding taxes);

and the result of any of the foregoing is to increase the cost to such Lender or L/C Lender, by an amount which such Lender or L/C Lender deems to be material, of making, converting into, continuing or maintaining LIBOR Loans or issuing or participating in Letters of Credit, then, in any such case, Borrower shall, within 10 days of written demand therefor, pay such Lender or L/C Lender any additional amounts necessary to compensate such Lender or L/C Lender on a net after-tax basis (taking into account any additional tax costs or tax benefits) for such increased cost. If any Lender or L/C Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Borrower, through Administrative Agent, of the event by reason of which it has become so entitled. A certificate as to any additional amounts setting forth the calculation of such additional amounts pursuant to this Section 5.01 submitted by such Lender or L/C Lender, through Administrative Agent, to Borrower shall be conclusive in the absence of clearly demonstrable error. Without limiting the survival of any other covenant hereunder, this Section 5.01 shall survive the termination of this Agreement and the payment of the Notes and all other Obligations payable hereunder.

          (b)   In the event that any Lender or L/C Lender shall have determined that the adoption after the Closing Date of any law, rule, regulation or guideline regarding capital adequacy (or any change after the Closing Date therein or in the interpretation or application thereof) or compliance by any Lender or L/C Lender or any corporation controlling such Lender or L/C Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or other Governmental Authority or the NAIC, in each case, made subsequent to the Closing Date, including, without limitation, the issuance after the Closing Date of any final rule, regulation or guideline, does or shall have the effect of reducing the rate of return on such Lender's or L/C Lender's or such corporation's capital as a consequence of its obligations hereunder or under any Letter of Credit to a level below that which such Lender or L/C Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or L/C Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender or L/C Lender to be material, then from time to time, after submission by such Lender or L/C Lender to Borrower (with a copy to Administrative Agent) of a written request therefor (setting forth in reasonable detail the amount payable to the affected Lender or L/C Lender and the basis for such request), Borrower shall promptly pay to such Lender or L/C Lender such additional amount or amounts as will compensate such Lender or L/C Lender on a net after-tax basis for such reduction.

          (c)   Failure or delay on the part of any Lender or the L/C Lender to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender's or the L/C Lender's right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or the L/C Lender pursuant to this Section 5.01 for any increased costs or reductions incurred more than 90 days prior to the date that such Lender or the L/C Lender, as the case may be, notifies Borrower of the change in law giving rise to such increased costs or reductions and of such Lender's or the L/C Lender's intention to claim compensation therefor; provided, further, that if the change in law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

        SECTION 5.02.    Inability To Determine Interest Rate.    If prior to the first day of any Interest Period: (a) Administrative Agent shall have determined (which determination shall be conclusive and binding upon Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBO Base Rate for such Interest Period, or (b) Administrative Agent shall have received notice from Majority Lenders that Dollar deposits are not available in the relevant amount and for the relevant Interest Period available to the Majority Lenders in their relevant market, Administrative Agent shall give telecopy or telephonic notice thereof to Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any LIBOR Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans,

(y) any Loans that were to have been Converted on the first day of such Interest Period to LIBOR Loans shall be Converted to or Continued as ABR Loans and (z) any outstanding LIBOR Loans shall be Converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by Administrative Agent, no further LIBOR Loans shall be made or Continued as such, nor shall Borrower have the right to Convert Loans to, LIBOR Loans.

        SECTION 5.03.    Illegality.    Notwithstanding any other provision of this Agreement, in the event that any change after the Closing Date in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender or L/C Lender or its Applicable Lending Office to honor its obligation to make or maintain LIBOR Loans or issue Letters of Credit hereunder (and, in the sole opinion of such Lender or L/C Lender, the designation of a different Applicable Lending Office would either not avoid such unlawfulness or would be disadvantageous to such Lender or L/C Lender), then such Lender or L/C Lender shall promptly notify Borrower thereof (with a copy to Administrative Agent) and such Lender's or L/C Lender's obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans or issue Letters of Credit shall be suspended until such time as such Lender or L/C Lender may again make and maintain LIBOR Loans or issue Letters of Credit (in which case the provisions of Section 5.04 shall be applicable).

        SECTION 5.04.    Treatment of Affected Loans.    If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert ABR Loans into, LIBOR Loans shall be suspended pursuant to Section 5.03, such Lender's LIBOR Loans shall be automatically Converted into ABR Loans on the last day(s) of the then current Interest Period(s) for such LIBOR Loans (or on such earlier date as such Lender may specify to Borrower with a copy to Administrative Agent as is required by law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 5.03 which gave rise to such Conversion no longer exist:

              (i)  to the extent that such Lender's LIBOR Loans have been so Converted, all payments and prepayments of principal which would otherwise be applied to such Lender's LIBOR Loans shall be applied instead to its ABR Loans; and

             (ii)  all Loans which would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as ABR Loans and all ABR Loans of such Lender which would otherwise be Converted into LIBOR Loans shall remain as ABR Loans.

If such Lender gives notice to Borrower with a copy to Administrative Agent that the circumstances specified in Section 5.03 which gave rise to the Conversion of such Lender's LIBOR Loans pursuant to this Section 5.04 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans are outstanding, such Lender's ABR Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

        SECTION 5.05.    Compensation.    (a)    Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (1) default by Borrower in payment when due of the principal amount of or interest on any LIBOR Loan, (2) default by Borrower in making a borrowing of, Conversion into or Continuation of LIBOR Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (3) default by Borrower or in making any prepayment after Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (4) the Conversion or the making of a payment or a prepayment of LIBOR Loans on a day which is not the last day of an Interest Period with respect thereto, including in each case, any such loss (but excluding any lost profit or loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained.

          (b)   For the purpose of calculation of all amounts payable to a Lender under this Section 5.05, each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBO Rate in an amount equal to the amount of the LIBOR Loan and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. Any Lender requesting compensation pursuant to this Section 5.05 will furnish to Administrative Agent and Borrower a certificate setting forth the basis and amount of such request and such certificate, absent manifest error, shall be conclusive. Without limiting the survival of any other covenant hereunder, this covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

        SECTION 5.06.    Net Payments.    (a)    Except as provided in Section 5.06(b), all payments made by any Credit Party hereunder or under any Note or any Guarantee will be made without setoff, counterclaim or other defense. Except as provided in Section 5.06(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes now or hereafter imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any Excluded Tax) (all such Taxes (other than Excluded Taxes) being referred to collectively as "Covered Taxes"). If any Covered Taxes are so levied or imposed, each Credit Party agrees on a joint and several basis to pay the full amount of such Covered Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, the Guarantees or under any Note, after withholding or deduction for or on account of any Covered Taxes, will not be less than the amount provided for herein or in such Note; provided that no such additional amount shall be required to be paid to any Lender under this Section 5.06 to the extent such additional amount relates to a portion of any sums paid or payable to such Lender under any Note or Guarantee with respect to which such Lender does not act for its own account unless the beneficial owner would otherwise be entitled to such additional amount. Each Credit Party will furnish to Administrative Agent within 45 days after the date the payment of any Covered Taxes is due pursuant to applicable law documentation reasonably satisfactory to such Lender evidencing such payment by such Credit Party. The Credit Parties agree to jointly and severally indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Covered Taxes so levied or imposed and paid by such Lender.

          (b)   Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a "Non-U.S. Lender") agrees to deliver to Borrower and Administrative Agent on or prior to the Closing Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 13.06 (unless the assigned or transferee Lender was already a Lender hereunder immediately prior to such assignment or transfer and was in compliance with this Section 5.06(b) as of the date of such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or W-8BEN (or successor forms) certifying to such Lender's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note or any Guarantee (or, with respect to any assignee Lender, at least as extensive as the assigning Lender), or (ii) if the Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or W-8BEN pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit F (any such certificate, a "Foreign Lender Certificate") and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8 (or successor form) certifying to such Lender's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note (or, with respect to any assignee Lender, at least as extensive as the assigning Lender). Each Non-U.S.

  Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any Note or Guarantee, shall deliver to Administrative Agent and to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof), on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), or on such later date when such Lender ceases to act for its own account with respect to any portion of such sums paid or payable, and at such other times as may be necessary in the determination of Borrower or Administrative Agent, (i) two original copies of the forms or statements required to be provided by such Lender under this Section 5.06(b), properly completed and duly executed by such Lender, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account and is not subject to United States withholding tax, and (ii) two original copies of Internal Revenue Service Form W-8IMY (or any successor forms) properly completed and duly executed by such Lender, together with any information, if any, such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code or the regulations issued thereunder, to establish that such Lender is not acting for its own account with respect to a portion of any such sums paid or payable to such Lender. In addition, each Lender agrees that from time to time after the Closing Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to Borrower and Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or W-8BEN, or Form W-8 and a Foreign Lender Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note or any Guarantee, or it shall immediately notify Borrower and Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such form or certificate pursuant to this Section 5.06(b) for so long as such payments may be made free from United States withholding tax. Notwithstanding the foregoing, no Lender shall be required to deliver any such form or certificate if a change in treaty, law or regulation has occurred prior to the date on which such delivery would otherwise be required that renders any such form or certificate inapplicable or would prevent the Lender from duly completing and delivering any such form or certificate with respect to it and such Lender so advises Borrower. No Credit Party shall be required to indemnify any Non-U.S. Lender, or to pay any additional amounts to any Non-U.S. Lender, in respect of any Covered Taxes to the extent that the obligation to pay such Covered Taxes would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of this Section 5.06(b). Notwithstanding anything to the contrary contained in this Section 5.06, Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 5.06(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of Covered Taxes.

          (c)   In addition, Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery, filing, recordation or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "Other Taxes").

          (d)   Any Lender claiming any additional amounts payable pursuant to this Section 5.06 agrees to use (at the Credit Parties' expense) reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such change would avoid the need for, or in the opinion of such Lender materially reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender.

          (e)   If (i) Administrative Agent or any Lender receives a cash refund in respect of an overpayment of Taxes from a Governmental Authority or a tax credit with respect to, and actually resulting from, an amount of Taxes actually paid to or on behalf of Administrative Agent or such Lender by Borrower (a "Tax Benefit") and (ii) Administrative Agent or such Lender determines in its reasonable opinion that such Tax Benefit has been correctly paid or credited by such Governmental Authority or otherwise gives rise to a claim of credit that is actually claimed, and will not be required to be repaid to such Governmental Authority or otherwise disallowed, then Administrative Agent or such Lender shall use its reasonable efforts to notify Borrower of such Tax Benefit and to forward the proceeds of such Tax Benefit (or relevant portion thereof) to Borrower as reduced by any expense or liability incurred by Administrative Agent or such Lender in connection with obtaining such Tax Benefit.

ARTICLE VI

GUARANTEES

        SECTION 6.01.    The Guarantees.    The Subsidiary Guarantors hereby jointly and severally guarantee as primary obligors and not as sureties to each Creditor and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Obligations from time to time owing to the Creditors by any Credit Party under any Credit Document or Swap Contract entered into with a Lender or an Affiliate of a Lender and relating to the Loans, in each case strictly in accordance with the terms thereof but in the case of Swap Contracts not if such Lender or Affiliate provides notice to Borrower that it does not want such Swap Contract to be secured (such obligations being herein collectively called the "Guaranteed Obligations"). The Subsidiary Guarantors hereby jointly and severally agree that if Borrower or other Subsidiary Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, such Subsidiary Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

        SECTION 6.02.    Obligations Unconditional.    The obligations of the Subsidiary Guarantors under Section 6.01 shall constitute a guaranty of payment and are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrower under this Agreement, the Notes or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Subsidiary Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

              (i)  at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

             (ii)  any of the acts mentioned in any of the provisions of this Agreement or the Notes or any other agreement or instrument referred to herein or therein shall be done or omitted;

            (iii)  the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Credit Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

            (iv)  any Lien or security interest granted to, or in favor of, L/C Lender or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

             (v)  the release of any other Subsidiary Guarantor.

        The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Creditor thereof exhaust any right, power or remedy or proceed against Borrower under this Agreement or the Notes or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Subsidiary Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Creditor thereof upon this guarantee or acceptance of this guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this guarantee, and all dealings between Borrower and the Creditors shall likewise be conclusively presumed to have been had or consummated in reliance upon this guarantee. This guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Creditors, and the obligations and liabilities of the Subsidiary Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Creditors or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Subsidiary Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

        SECTION 6.03.    Reinstatement.    The obligations of the Subsidiary Guarantors under this Article VI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Credit Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise. The Subsidiary Guarantors jointly and severally agree that they will indemnify each Creditor on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Creditor in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, other than any costs or expenses resulting from the gross negligence or bad faith of such Creditor.

        SECTION 6.04.    Subrogation; Subordination.    Each Subsidiary Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 6.01, whether by subrogation or otherwise, against Borrower or any other Subsidiary Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. The payment of any amounts due with respect to any indebtedness of Borrower or any other Subsidiary Guarantor now or hereafter owing to any Subsidiary Guarantor or Borrower by reason of any payment by such Subsidiary Guarantor under the Guarantee in this Article VI is hereby subordinated to the prior indefeasible payment in full in cash of the Guaranteed Obligations. Each Subsidiary Guarantor agrees that it will not demand, sue for or otherwise attempt to collect any such indebtedness of Borrower to such Subsidiary Guarantor until the Obligations shall have been indefeasibly paid in full in cash. If, notwithstanding the foregoing sentence, any Subsidiary Guarantor shall prior to the indefeasible payment in full in cash of the Guaranteed Obligations collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Subsidiary Guarantor as trustee for Creditors and be paid over to Administrative Agent on account of the Guaranteed Obligations without affecting in any manner the liability of such Subsidiary Guarantor under the other provisions of the guaranty contained herein.

        SECTION 6.05.    Remedies.    The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors and the Lenders, the obligations of Borrower under this Agreement and the Notes may be declared to be forthwith due and payable as provided in Article XI (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article XI) for purposes of Section 6.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 6.01.

        SECTION 6.06.    Instrument for the Payment of Money.    Each Subsidiary Guarantor hereby acknowledges that the guarantee in this Article VI, as set forth in Section 6.01, constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

        SECTION 6.07.    Continuing Guarantee.    The guarantee in this Article VI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

        SECTION 6.08.    General Limitation on Guarantee Obligations.    In any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 6.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 6.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Creditor or any other person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

ARTICLE VII

CONDITIONS PRECEDENT

        SECTION 7.01.    Effective Date.    The amendments to the Original Credit Agreement effected hereby and the obligations of the applicable Term Loan Lenders to make the conversions contemplated hereby shall not become effective until the date (the "Effective Date") on which each of the following conditions and the conditions in Section 7.02 are satisfied (or waived in accordance with the terms hereof):

            (a)   Administrative Agent (or its counsel) shall have received from the Majority Lenders (as defined in the Original Credit Agreement) and each Lender in respect of Existing Term B Loans either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

            (b)   Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Credit Party, the authorization of the New Transactions and any other legal matters relating to the Credit Parties, the Credit Documents or the New Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

            (c)   Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of Borrower, confirming compliance with the conditions set forth in paragraphs (e), (g) and (h) of this Section 7.01 and (i)(a) and (b) of Section 7.02.

            (d)   Administrative Agent shall have received payment of all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by a Credit Party hereunder, under the New Fee Letter or under any other Credit Document.

            (e)   All material consents and approvals required to be obtained from any Governmental Authority or other person in connection with the New Transactions shall have been obtained, and all applicable waiting periods and appeal periods shall have expired and there shall be no governmental or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose burdensome conditions on the New Transactions and the other transactions contemplated hereby.

            (f)    Borrower shall have received gross cash proceeds from the issuance of the New Subordinated Notes in a Rule 144A offering, in an amount of not less than $196,992,000 and shall have used all of the net proceeds thereof ($196,600,000), along with cash on hand, to optionally prepay Term B Facility Loans and all outstanding Obligations in respect of the Term A Facility Loans (as defined in the Original Credit Agreement).

            (g)   There shall be no litigation or administrative proceeding that has had or is reasonably likely to have a material adverse effect on the ability of the parties to consummate the New Transactions or the other transactions contemplated hereby.

            (h)   The consummation of the New Transactions shall not (a) violate any applicable law, statute, rule or regulation in any material respect or (b) conflict with, or result in a default or event of default under, any material indenture or other material agreement of Borrower or any of its Restricted Subsidiaries.

            (i)    To the extent deemed necessary or appropriate by Administrative Agent, each Security Document shall have been amended to provide the benefits thereof to the Term D Facility Loans and the obligations of the Credit Parties in connection therewith on the same basis as such benefits were provided to the Term B Facility Loans prior to the Effective Date and, in connection therewith, the Administrative Agent shall have received counterparts of such amendments (which shall be in form and substance reasonably acceptable to Administrative Agent) duly authorized, executed and acknowledged (to the extent necessary or appropriate) by the Credit Party intended to be a party thereto as well as such further evidence as may be reasonably requested by it to evidence that the Liens granted to Collateral Agent for the benefit of the First Priority Secured Parties under the Security Documents continue to constitute valid, enforceable and perfected Liens on Collateral that secures the Obligations under this Agreement after the Effective Date (including the Obligations comprised of the Term D Facility Loans), in each case, are subject to no Liens on the Collateral encumbered by the applicable Security Documents other than those Liens permitted to exist on such Collateral pursuant to such applicable Security Document.

            (j)    Administrative Agent shall have received (i) an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Credit Parties, and (ii) opinions of regulatory counsel to the Credit Parties and of local counsel in certain jurisdictions where a Credit Party is organized and/or where Mortgaged Real Property is located, in each case to the extent and in such form as may be reasonably requested by Administrative Agent or its counsel.

    Notwithstanding the foregoing, the amendments to the Original Credit Agreement that would be effected hereby and the obligations of the Lenders to make the Loans contemplated to be made on the Effective Date shall not become effective unless each of the foregoing conditions and the conditions set forth in Section 7.02 are satisfied (or waived pursuant to the terms hereof) at or prior to 5:00 p.m., New York City time, on December 15, 2003 (and, in the event such conditions are not so satisfied or waived, the Original Credit Agreement shall remain in effect without giving effect to any amendments thereto contemplated hereby). Administrative Agent shall notify Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

        SECTION 7.02.    Conditions to Effective Date and Subsequent Extensions of Credit.    The occurrence of the Effective Date and the obligation of the Lenders to make any Loan or otherwise extend any credit to Borrower upon the occasion of each Borrowing or other extension of credit (whether by making a Loan or issuing a Letter of Credit) hereunder (including the initial borrowing) is subject to the further conditions precedent that:

          (i)    No Default or Event of Default; Representations and Warranties True.    Immediately prior to any of the Effective Date, the making of such Loan or any other extension of credit and also after giving pro forma effect thereto and to the intended use thereof;

            (a)   no Default or Event of Default (hereunder or, for purposes of determining the occurrence of the Effective Date, under the Original Credit Agreement) shall have occurred and be continuing;

            (b)   the representations and warranties (other than those relating to an earlier date) made by the Credit Parties in Article VIII and by each Credit Party in each of the other Credit Documents to which it is a party, shall continue to be accurate in all material respects on and as of the date of the making of such Loan or other extension of credit with the same force and effect as if made on and as of such date (except that any such representation or warranty qualified as to materiality shall continue to be accurate on and as of the date of the making of such Loan or other extension of credit with the same force and effect as if made on and as of such date); and

            (c)   the sum of the aggregate amount of the outstanding Revolving Loans and Swingline Loans, plus L/C Liabilities shall not exceed the Revolving Commitments then in effect.

          (ii)    Notice of Borrowing.    Administrative Agent shall have received a Notice of Borrowing duly completed and complying with Section 4.05.

        Each Notice of Borrowing or request for the issuance of a Letter of Credit delivered by Borrower hereunder shall constitute a certification by Borrower to the effect set forth in clauses (i)-(ii) above as of the date of such borrowing or issuance. Each notice submitted by Borrower hereunder for an extension of credit hereunder shall constitute a representation and warranty by Borrower, as of the date of such notice and as of the relevant borrowing date or date of issuance of a Letter of Credit, as applicable, that the applicable conditions in Section 7.01 and this Section 7.02 have been satisfied or waived in accordance with the terms hereof.

        SECTION 7.03.    [Reserved].

        SECTION 7.04.    Conditions to Incremental Loan Facility Borrowings.    In addition to the conditions set forth in Section 7.02, the obligation of any Incremental Loan Lender to make any Loan in respect of the Incremental Loan Facility upon the execution of an Incremental Loan Activation Notice is subject to the further conditions precedent that Borrower has either received or anticipates upon use of the funds from the Incremental Loan Facility to receive gaming licenses from the Commonwealth of Pennsylvania to operate slot machines or video lottery terminals at any of its gaming facilities in the Commonwealth of Pennsylvania; provided, however, that Borrower uses the funds drawn under the Incremental Loan Facility solely to build out such slot and video lottery operations and/or related racing operations and to finance the cost of acquiring such gaming licenses from a Governmental Authority in the Commonwealth of Pennsylvania.

        SECTION 7.05.    Determinations Under Article VII.    For purposes of determining compliance with the conditions specified in Sections 7.01, 7.02, and 7.04, each applicable Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that Borrower, by notice to the Lenders, designates as the proposed date of the extension of credit, specifying its objection thereto.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

        Each Credit Party represents and warrants to the Creditors that at and as of the Effective Date and at and as of each Funding Date (in each case immediately before and immediately after giving effect to the transactions to occur on such date (including, with respect to the Effective Date, the New Transactions)):

        SECTION 8.01.    Corporate Existence; Compliance with Law.    (a)    Each Company: (i) is a corporation, partnership, limited liability company or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (ii) has all requisite corporate or other power and authority, and has all governmental licenses, authorizations, consents and approvals necessary to own its Property and carry on its business as now being conducted; and (iii) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary; except, in the case of clauses (i), (ii) and (iii) where the failure thereof individually or in the aggregate would not have a Material Adverse Effect;

          (b)   Except for compliance with the National Flood Insurance Act of 1968 with respect to the Property at Casino Rouge, no Company or any of its Property is in violation of, nor will the continued operation of such Company's Property as currently conducted violate, any Requirement of Law (including, without limitation, any zoning or building ordinance, code or approval or permits or any restrictions of record or agreements affecting the Real Property) or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violations or defaults that would not reasonably be expected to have a Material Adverse Effect.

        SECTION 8.02.    Financial Condition; Etc.    (a)    Borrower has delivered to the Lenders (i) the audited consolidated balance sheet of Borrower and its Subsidiaries as of December 31, 2002, and the related statements of earnings, changes in stockholders' equity and cash flows for the fiscal year ended on date, together with reports thereon by BDO Seidman LLP, certified public accountants, and (ii) unaudited interim consolidated balance sheet of Borrower and its Subsidiaries and the related statements of earnings, changes in stockholders' equity and cash flows for each fiscal quarter ended after December 31, 2002. All of said financial statements, including in each case the related schedules and notes, are true, complete and correct in all material respects and have been prepared in accordance with GAAP consistently applied and present fairly in all material respects the financial position of Borrower and its Subsidiaries as of the respective dates of said balance sheets and the results of their operations for the respective periods covered thereby, subject (in the case of interim statements) to normal period-end audit adjustments and the absence of footnotes.

          (b)   Except as set forth in the financial statements or other information referred to in Section 8.02(a)(i), as of the Closing Date (other than expenses directly related to the Original Transactions), there are no material liabilities of any Credit Party of any kind required to be set forth on a balance sheet or in the notes thereto prepared in accordance with GAAP, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which is reasonably likely to result in such a liability.

          (c)   Since December 31, 2001, there has been no Material Adverse Change.

        SECTION 8.03.    Litigation.    There is no Proceeding (other than any (a) qui tam Proceeding, to which this Section is limited to the best of Borrower's knowledge, and (b) normal overseeing reviews of the Gaming Authorities) pending against, or to the knowledge of Borrower, threatened in writing against or affecting, Borrower or any of its Restricted Subsidiaries or any of its respective Properties before any Governmental Authority or private arbitrator that (i) has a reasonable likelihood of being adversely determined and that, if determined or resolved adversely to Borrower or any of its Subsidiaries, would have a Material Adverse Effect, (ii) challenges the validity or enforceability of any of the Credit Documents or (iii) under the Racketeering Influenced and Corrupt Organizations Act or any similar federal or state statute, in each case where such person is a defendant in a criminal indictment, provide for forfeiture of assets to any Governmental Authority as a criminal penalty.

        SECTION 8.04.    No Breach; No Default.    (a)    None of the execution, delivery and performance by any Credit Party of any Credit Document or Transaction Document to which it is a party nor the consummation of the transactions herein and therein contemplated (including the Original Transactions or the New Transactions) do or will (i) conflict with or result in a breach of, or require any consent (which has not been obtained and is in full force and effect) under, any Organic Document of any Credit Party or any applicable Requirement of Law (including, without limitation, any Gaming Law) or any order, writ, injunction or decree of any Governmental Authority binding on any Credit Party, or tortuously interfere with, result in a breach of, or require termination of, any term or provision of any Contractual Obligation of any Credit Party or (ii) constitute (with due notice or lapse of time or both) a default under any such Contractual Obligation, or (iii) result in the creation or imposition of any Lien (except for the Liens created pursuant to the Security Documents) upon any Property of any Credit Party pursuant to the terms of any such Contractual Obligation, except with respect to each of the foregoing which would not result in a Material Adverse Effect.

          (b)   No Default or Event of Default has occurred and is continuing.

        SECTION 8.05.    Action.    Each Company has all necessary corporate power, authority and legal right to execute, deliver and perform its obligations under each Credit Document and Transaction Document to which it is a party and to consummate the transactions herein and therein contemplated; the execution, delivery and performance by each Company of each Credit Document and Transaction Document to which it is a party and the consummation of the transactions herein and therein contemplated have been duly authorized by all necessary corporate, partnership, etc. action on its part; and this Agreement has been duly and validly executed and delivered by each Credit Party and constitutes, and each of the Notes and the other Credit Documents and Transaction Documents to which it is a party when executed and delivered by such Credit Party (in the case of the Notes, for value) will constitute, its legal, valid and binding obligation, enforceable against each Credit Party in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general applicability from time to time in effect affecting the enforcement of creditors' rights and remedies and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        SECTION 8.06.    Approvals.    No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by any Company of the Credit Documents and the Transaction Documents to which it is a party or for the legality, validity or enforceability hereof or thereof or for the consummation of the transactions herein and therein contemplated, except for: (i) filings and recordings in respect of the Liens created pursuant to the Security Documents, (ii) the filing of the MGC Loan Report with the Mississippi Gaming Commission within 30 days after the Closing Date, (iii) the filings referred to in Section 8.15, (iv) waiver by the Gaming Authorities of any qualification requirement on the part of the Lenders who do not otherwise qualify or are not banks or licensed lending institutions, (v) prior approval of the Original Transactions and the New Transactions by the Gaming Authorities (in each case to the extent required), and (vi) consents, authorizations and filings that have been obtained or made and are in full force and effect or the failure of which to obtain would not have a Material Adverse Effect.

        SECTION 8.07.    ERISA and Foreign Employee Benefit Matters.    No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would result in a Material Adverse Effect. As of the Closing Date, no member of the ERISA Group maintains or contributes to any Pension Plan. Each ERISA Entity is in compliance with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan (other than to the extent such failure to comply would not have a Material Adverse Effect). Except as disclosed on Schedule 8.07 to the Original Credit Agreement, using actuarial assumptions and computation methods consistent with Part 1 of Subtitle E of Title IV of ERISA, the aggregate liabilities of any ERISA Entity to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan that precedes the Closing Date, would not result in a Material Adverse Effect.

        Each Foreign Plan is in compliance in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Plan (other than to the extent such failure to comply would not have a Material Adverse Effect). The aggregate of the liabilities to provide all of the accrued benefits under any funded Foreign Plan (based on reasonable assumptions used by such Plan) does not as of the most recent valuation report (or as of the end of the most recent plan year if there is no recent valuation report) exceed the current fair market value of the assets held in the trust or other funding vehicle for such Foreign Plan by an amount that would have a Material Adverse Effect. Other than to the extent such failure to comply would not have a Material Adverse Effect, with respect to any unfunded Foreign Plan, reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction in which such Plan is maintained. There are no actions, suits or claims (other than routine claims for benefits) pending or, to Borrower's knowledge, threatened against Borrower or any of its Restricted Subsidiaries or any ERISA Entity with respect to any Foreign Plan that would result in a Material Adverse Effect.

        SECTION 8.08.    Taxes.    Except as set forth on Schedule 8.08 to the Original Credit Agreement or as would not have a Material Adverse Effect, (i) all tax returns, statements, reports and forms or other documents (including estimated Tax or information returns and including any required, related or supporting information) (collectively, the "Tax Returns") required to be filed with any taxing authority by, or with respect to, Borrower and each of its Restricted Subsidiaries have been timely filed in accordance with all applicable laws; (ii) Borrower and each of its Restricted Subsidiaries has timely paid or made provision for payment of all Taxes shown as due and payable on Tax Returns that have been so filed or that are otherwise due and payable (other than Taxes which are being contested in good faith and for which adequate reserves in accordance with GAAP are reflected on other financial statements subsequently delivered hereunder; provided, however, that any contest of any Taxes relating to Collateral shall also satisfy the Contested Collateral Lien Conditions) and each Tax Return is complete in all material respects; and (iii) Borrower and each of its Restricted Subsidiaries has made adequate provision in accordance with GAAP for all Taxes payable by Borrower or such Restricted Subsidiary for which no Tax Return has yet been filed. Neither Borrower nor any of its Restricted Subsidiaries has received written notice of any proposed or pending tax assessment, audit or deficiency against Borrower or such Restricted Subsidiary that would in the aggregate have a Material Adverse Effect.

        No extension of a statute of limitations relating to material Taxes is in effect with respect to Borrower or any of its Restricted Subsidiaries, and there are no material Tax sharing agreements or similar arrangements (including Tax indemnity arrangements) with respect to or involving Borrower or any of its Restricted Subsidiaries other than between or among Borrower and the Restricted Subsidiaries.

        All deficiencies which have been asserted against Borrower or any of its Restricted Subsidiaries as a result of any Tax examination for each taxable year in respect of which an examination has been conducted have been fully paid or finally settled or are being contested in good faith, and no issue has been raised in any such examination which, by application of similar principles, reasonably can be expected to result in assertion of a material deficiency for any other year not so examined which has not been reserved for in the consolidated financial statements heretofore delivered to Administrative Agent to the extent, if any, required by GAAP.

        SECTION 8.09.    Investment Company Act; Public Utility Holding Company Act; Other Restrictions.    Neither Borrower nor any of its Restricted Subsidiaries is an "investment company," or a company "controlled" by an "investment company," within the meaning of the United States Investment Company Act of 1940, as amended. Neither Borrower nor any of its Restricted Subsidiaries is a "holding company," or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company," within the meaning of the United States Public Utility Holding Company Act of 1935, as amended. Neither Borrower nor any of its Restricted Subsidiaries is subject to regulation under any law or regulation which limits its ability to incur Indebtedness, other than Regulation X of the Board of Governors of the Federal Gaming Reserve System and the Gaming Law.

        SECTION 8.10.    Environmental Matters.    Except as set forth on Schedule 8.10 to the Original Credit Agreement or as would not, individually or in the aggregate, result in a Material Adverse Effect: (i) each of Borrower and its Restricted Subsidiaries and each of their businesses, operations and Real Property is and in the last five years has been in material compliance with, and each has no liability under Environmental Law; (ii) each of Borrower and its Restricted Subsidiaries has obtained all Permits material to, and required for, the conduct of their businesses and operations, and the ownership, operation and use of their assets, all as currently conducted, under Environmental Law, all such Permits are valid and in good standing and, under the currently effective business plans of Borrower and its Restricted Subsidiaries, no material expenditures or operational adjustments could reasonably be expected to be required during the next five years in order to renew or modify such Permits; (iii) there has been no Release or threatened Release of Hazardous Material on, at, under or from any real property or facility presently or formerly owned, leased, operated or, to the knowledge of Borrower and its Restricted Subsidiaries, used for waste disposal by Borrower or any of its Restricted Subsidiaries, or any of their respective predecessors in interest that could reasonably be expected to result in liability to Borrower or any of its Restricted Subsidiaries under Environmental Law; (iv) there is no Environmental Action pending or, to the knowledge of Borrower and its Restricted Subsidiaries, threatened, against Borrower or any of its Restricted Subsidiaries or, relating to real property currently or formerly owned, leased, operated or, to the knowledge of Borrower and its Restricted Subsidiaries, used for waste disposal, by Borrower or any of its Restricted Subsidiaries or relating to the operations of Borrower or its Restricted Subsidiaries; (v) none of Borrower or any of its Restricted Subsidiaries is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any legally binding order, decree, judgment or agreement by which it is bound or has assumed by contract or agreement, and none of Borrower or any of its Restricted Subsidiaries is conducting or financing any Response Action pursuant to any Environmental Law with respect to any location; and (vi) no circumstances exist that could reasonably be expected to (a) form the basis of an Environmental Action against Borrower or any of its Restricted Subsidiaries, or any of their Real Property, facilities or assets or (b) cause any such Real Property, facilities or assets to be subject to any restriction on ownership, occupancy, use or transferability under any Environmental Law; (vii) no real property or facility presently or formerly owned, operated or leased by Borrower or any of its Restricted Subsidiaries and, to the knowledge of Borrower and its Restricted Subsidiaries, no real property or facility presently or formerly used for waste disposal by Borrower or any of its Restricted Subsidiaries or owned, leased, operated or used for waste disposal by any of their respective predecessors in interests is (a) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (b) included on any similar list maintained by any Governmental Authority including, without limitation, any such list relating to petroleum; (viii) no real property or facility presently or formerly owned, or presently leased or operated by Borrower or any of its Restricted Subsidiaries and, to the knowledge of Borrower and its Restricted Subsidiaries, no real property or facility formerly leased or operated by Borrower or any of its Restricted Subsidiaries is listed on the Comprehensive Environmental Response, Compensation, and Liability Information System promulgated pursuant to CERCLA as potentially requiring future Response Action; (ix) no Lien has been recorded or, to the knowledge of Borrower and its Restricted Subsidiaries, threatened under any Environmental Law with respect to any Real Property or other assets of Borrower or any of its Restricted Subsidiaries; and (x) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not affect the validity or require the transfer of any Permit held by Borrower or any of its Restricted Subsidiaries under Environmental Law, and will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements with respect to each of Borrower and its Restricted Subsidiaries or any of their respective predecessors in interest.

        SECTION 8.11.    Environmental Investigations.    As of the Closing Date, all material environmental audits or assessments in the possession, or custody of or prepared for or on behalf of Borrower or any of its Restricted Subsidiaries prior to the Closing Date relating (i) to the current or prior business or operations of Borrower or any of its Restricted Subsidiaries or any of their respective predecessors in interest or (ii) to any Property or real property now or previously owned, operated, leased or used for waste disposal by Borrower or any of its Restricted Subsidiaries or any of their respective predecessors in interest, have been made available to the Creditors.

        SECTION 8.12.    Use of Proceeds.    (a)    Borrower will use the proceeds of (i) Revolving Loans for general corporate purposes and (ii) Incremental Loans to fund the buildout of slot machine or video lottery operations and/or related racing operations (including the costs to acquire related licenses) at Borrower's facilities in the State of Pennsylvania upon receipt by Borrower of the requisite gaming licenses from the State of Pennsylvania to operate such slot machine operations.

          (b)   No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock and no part of the proceeds of any extension of credit hereunder will be used directly or indirectly and whether immediately, incidentally or ultimately to purchase or carry any Margin Stock or to extend credit to others for such purpose or to refund Indebtedness originally incurred for such purpose. Following application of the proceeds of each extension of credit hereunder, not more than 25 percent of the value of the assets (either of Borrower individually or of Consolidated Companies) will be Margin Stock. If requested by any Creditor, Borrower will furnish to Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in Regulation U.

        SECTION 8.13.    Subsidiaries.    (a)    The Subsidiaries listed on Schedule 8.13(a) to the Original Credit Agreement constitute all the Subsidiaries of Borrower as of the Closing Date after giving effect to the Hollywood Acquisition. Schedule 8.13(a) to the Original Credit Agreement sets forth as of the Closing Date and after giving effect to the Hollywood Acquisition the name and jurisdiction of incorporation or organization of each Subsidiary and, as to each such Subsidiary, the percentage and number of each class of Equity Interests owned by Borrower and its Subsidiaries. As of the Closing Date, each of Onward Development, LLC, Tennessee Downs, Inc. and HWCC-Argentina, Inc. are Immaterial Subsidiaries.

        (b) Except as set forth on Schedule 8.13(b) to the Original Credit Agreement, as of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors' qualifying shares) of any nature relating to any Equity Interests of Borrower or any of its Subsidiaries. As of the Closing Date, none of Borrower or any of its Subsidiaries has issued, or authorized the issuance of, any Disqualified Capital Stock.

        SECTION 8.14.    Ownership of Property; Liens.    (a)    Borrower and each of its Restricted Subsidiaries has good and marketable title to, or a validly subsisting, marketable and insurable (with respect to Real Property) leasehold interest in, all material assets and Property (including Mortgaged Real Property) (tangible and intangible) owned by it (except insofar as marketability may be limited by any laws or regulations of any Governmental Authority affecting such assets), and all such assets and Property are free and clear of all Liens except Permitted Liens and, with respect to Mortgaged Real Property, Prior Liens (as defined in the applicable Mortgage). Except as may be disclosed to the Lenders and/or Collateral Agent prior to the date of the applicable Borrowing) substantially all of the assets and Property owned by, leased to or used by Borrower and each of its Restricted Subsidiaries in its respective businesses are in good operating condition and repair in all material respects, ordinary wear and tear excepted, are free and clear of any known material defects except such defects as do not substantially interfere with the continued use thereof in the conduct of normal operations, and are reasonably able to serve the function for which they are currently being used, except in each case where the failure of such asset to meet such requirements would not result in a Material Adverse Effect. Neither any Credit Document, nor any transaction contemplated under any such document, will affect any right, title or interest of Borrower or any of its Restricted Subsidiaries in or to any of such assets in a manner that would result in a Material Adverse Effect. Borrower and each of its Restricted Subsidiaries (or, with respect to any Real Property leased by any Credit Party as tenant, the fee owner of such Real Property) holds all material licenses, certificates of occupancy or operation and similar certificates and clearances of municipal and other authorities necessary to own, lease and operate its properties in the manner and for the purposes currently operated by such party, except as would not result in a Material Adverse Effect. Each Mortgaged Real Property is suitable for its intended purposes and is served by such utilities as are necessary for the operation thereof, except as would not result in a Material Adverse Effect. To the knowledge of Borrower, there are no actual, threatened or alleged defaults of a material nature with respect to any leases of Real Property under which Borrower or any of its Restricted Subsidiaries is lessor or lessee.

        (b) Schedule 8.14(b) to the Original Credit Agreement sets for a true, complete and correct list of each of the Vessels owned, used or occupied by Borrower or a Restricted Subsidiary as of the Closing Date, including the owner of the Vessel, the name of the Vessel, the official number of the Vessel and the location where such Vessel is docked or stored. Borrower or a Restricted Subsidiary owns all right, title and interest in and to each of the Vessels free of all Liens, except for Liens permitted pursuant to the applicable Ship Mortgage. Borrower or the applicable Restricted Subsidiary is a U.S. citizen entitled to own and operate the applicable Vessel in the U.S. coastwise trade under the laws of the United States of America.

        SECTION 8.15.    Security Interest; Absence of Financing Statements; Etc.    (a)    The Security Documents create, in favor of Collateral Agent for the benefit of the Secured Parties, as security for the Obligations, a valid and enforceable, and upon filing or recording of the filings listed in Schedule 7 of the Perfection Certificate with the appropriate Governmental Authorities (including payment of applicable filing and recording taxes) and delivery of the applicable documents to Collateral Agent in accordance with the provisions of the applicable Security Documents, for the benefit of the Secured Parties, a perfected security interest in and Lien upon all of the Collateral (and the proceeds thereof), superior to and prior to the rights of all third persons and subject to no other Liens except such Liens as are expressly permitted by the applicable Security Document. No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings required in connection with any such Security Document which shall have been made prior to, contemporaneously with or promptly after the execution and delivery thereof (unless otherwise agreed to by Administrative Agent).

        (b) The provisions of each Ship Mortgage are effective to create, and will create upon filing and/or recording of such Ship Mortgage with the appropriate Governmental Authorities (including payment of applicable filing and recording taxes), in favor of Collateral Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable preferred mortgage over the whole of the applicable Vessel as collateral security for the payment and performance of the Loans and the other Obligations, and each Ship Mortgage, upon filing and recording in the National Vessel Documentation Center of the United States Coast Guard, creates on behalf of the Secured Parties a preferred mortgage upon the applicable Vessel under Chapter 313 of Title 46 of the United States Code, free of all Liens other than Liens permitted pursuant to the applicable Ship Mortgage.

        (c) Except for Permitted Liens, and, with respect to Mortgaged Real Property, Prior Liens (as defined in the applicable Mortgage), there is no currently effective financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry, or other public office, that purports to cover, affect or give notice of any Lien on, or security interest in, any Property of Borrower or any of its Restricted Subsidiaries or rights thereunder, other than Liens to secure the Obligations.

          (d)   After giving effect to this amendment and restatement of the Original Credit Agreement and any necessary amendments to certain of the Security Documents, the Lenders will have valid, first priority Liens granted pursuant to the Credit Documents, and such Liens will continue unimpaired with the same priority to secure repayment of all Obligations, whether heretofore or hereafter incurred, subject, in each case, to Permitted Liens.

        SECTION 8.16.    Licenses and Permits.    Borrower and each of its Restricted Subsidiaries hold all material governmental permits, licenses, authorizations, consents and approvals necessary for Borrower and its Restricted Subsidiaries to own, lease, and operate their respective Properties and to operate their respective businesses as now being conducted (collectively, the "Permits"), except for Permits the failure of which to obtain would not have a Material Adverse Effect. None of the Permits has been modified in any way that would have a Material Adverse Effect. All Permits are in full force and effect except where the failure to be in full force and effect would not have a Material Adverse Effect. Neither Borrower nor any of its Restricted Subsidiaries has received written notice that any Gaming

Authority has commenced proceedings to suspend, revoke or not renew any such Permits where such suspensions, revocations or failure to renew would have a Material Adverse Effect. No Gaming Authority currently has any grounds under any Gaming Law to revoke any such Permits where such revocation would have a Material Adverse Effect.

        SECTION 8.17.    True and Complete Disclosure.    The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of any Credit Party to any Creditor in connection with the Original Credit Agreement, the other Credit Documents or included or delivered pursuant thereto, but in each case excluding all projections, whether prior to or after the date of the Original Credit Agreement, when taken as a whole, do not, as of the date such information was furnished, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not materially misleading. The projections and pro forma financial information furnished at any time by any Credit Party to any Creditor pursuant to this Agreement have been prepared in good faith based on assumptions believed by Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount and no Credit Party, however, makes any representation as to the ability of any Company to achieve the results set forth in any such projections. There is no fact known to Borrower or any of its Restricted Subsidiaries that would have a Material Adverse Effect that has not been expressly disclosed herein, in the other Credit Documents, in the Confidential Information Memorandum or in any other documents, certificates and written statements furnished to Lead Arrangers, the Agents and the Lenders for use in connection with the transactions contemplated hereby and by the other Credit Documents. Each Credit Party understands that all such statements, representations and warranties shall be deemed to have been relied upon by the Lenders as a material inducement to make each extension of credit hereunder.

        SECTION 8.18.    Contracts.    Neither Borrower nor any of its Restricted Subsidiaries is in default under any material contract or agreement to which it is a party or by which it is bound, nor, to Borrower's knowledge, does any condition exist that, with notice or lapse of time or both, would constitute such a default, excluding in any case such defaults that would not have a Material Adverse Effect.

        SECTION 8.19.    Solvency.    As of the Effective Date and each Funding Date immediately prior to and immediately following the consummation of the New Transactions and the extensions of credit to occur on such date Borrower (on a consolidated basis with its Restricted Subsidiaries) are and will be Solvent (after giving effect to Section 6.08).

        SECTION 8.20.    Labor Matters.    There is (i) no unfair labor practice complaint pending against any Credit Party or, to the best knowledge of Borrower, threatened against any Credit Party, before the National Labor Relations Board or any other Governmental Authority, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any Credit Party or, to the best knowledge of Borrower after due inquiry, threatened against any Credit Party, (ii) no strike, labor dispute, slowdown or stoppage pending against any Credit Party or, to the best knowledge of Borrower, threatened against any Credit Party and (iii) to the best knowledge of Borrower, no union representation question existing with respect to the employees of any Credit Party and, to the best knowledge of Borrower, no union organizing activities are taking place, except such as would not, with respect to any matter specified in clause (i), (h) or (iii) above, individually or in the aggregate, have a Material Adverse Effect.

        SECTION 8.21.    Subordinated Debt.    The Obligations are senior debt with respect to all Indebtedness of Borrower or any of its Restricted Subsidiaries that is contractually subordinated in right of payment to any other Indebtedness of Borrower or any such Restricted Subsidiary and entitled to the full benefits of all subordination provisions therein and such subordination provisions are in full force and effect.

        SECTION 8.22.    Intellectual Property.    Borrower and each of its Restricted Subsidiaries owns or possesses adequate licenses or otherwise has the right to use all of the patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, trade secrets, know-how and processes (collectively, "Intellectual Property") that are necessary for the operation of its business as presently conducted except where failure to own or have such right would not have a Material Adverse Effect. As of the Closing Date, no claim is pending or, to the knowledge of Borrower, threatened to the effect that Borrower or any of its Restricted Subsidiaries infringes or conflicts with the asserted rights of any other person under any material Intellectual Property and, as of the Closing Date, to the best knowledge of Borrower, there is no reasonable basis for any such claim (whether or not pending or threatened) except for such claims that would not in the aggregate have a Material Adverse Effect. As of the Closing Date, no claim is pending or, to the knowledge of Borrower, threatened to the effect that any such material Intellectual Property owned or licensed by Borrower or any of its Restricted Subsidiaries or which Borrower or any of its Restricted Subsidiaries otherwise has the right to use is invalid or unenforceable except for such claims that would not in the aggregate have a Material Adverse Effect.

        As of the Closing Date, each Credit Party owns or has the right to use all Intellectual Property listed in Schedules 11(a), 11(b) and 11(c) to the Perfection Certificate and the consummation of the transactions contemplated hereby will not alter or impair any such rights. All Intellectual Property owned by Borrower or any of its Restricted Subsidiaries is free and clear of all Liens except Permitted Liens.

        SECTION 8.23.    Existing Indebtedness.    Schedule 8.23(a) to the Original Credit Agreement sets forth a true and complete list of all Indebtedness of Borrower and its Restricted Subsidiaries as of the Closing Date (after giving effect to the Original Transactions).

        SECTION 8.24.    Regulation H.    Except for (i) Real Estate located in Biloxi, Mississippi and demised pursuant to the Tidelands Lease, doing business as Boomtown Casino, as amended, (ii) Real Property located in Bay St. Louis, Mississippi and described as the B, FI, FII, FIV, FV BSL and Lang Parcels in the title policy delivered to the Lenders pursuant to Section 7.01(xi) of the Original Credit Agreement, (iii) Real Property located in Baton Rouge, Louisiana and doing business as Casino Rouge, and (iv) Real Property located in Tunica, Mississippi and doing business as Tunica Casino, as of the Closing Date, no Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

        SECTION 8.25.    Insurance.    Borrower and each of its Restricted Subsidiaries is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged; and, as of the Closing Date, none of Borrower or any of its Restricted Subsidiaries (i) has received notice from any insurer or agent of such insurer that substantial capital improvements or other material expenditures will have to be made in order to continue such insurance or (ii) has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a cost that would not have a Material Adverse Effect.

        SECTION 8.26.    Real Estate.    (a)    Schedule 8.26(a) to the Original Credit Agreement sets forth a true, complete and correct list of all Real Property used or occupied by Borrower or any of its Restricted Subsidiaries as of the Closing Date, including a brief description thereof, including, in the case of leases, the street address (to the extent available) and landlord name. Borrower has delivered to Collateral Agent true, complete and correct copies of all such leases.

          (b)   Each parcel of Real Property and the current use thereof complies with all applicable Requirements of Law (including building and zoning ordinances and codes) and Borrower is not a non-conforming user of such Real Property, and any such Real Property that constitutes Mortgaged Real Property complies with all Insurance Requirements, except, in each such case, where noncompliance would not have a Material Adverse Effect.

          (c)   Except as set forth on Schedule 8.26(c) to the Original Credit Agreement, as of the Closing Date, to the best of Borrower's knowledge no Taking has been commenced or is contemplated with respect to all or any portion of the applicable Real Property or for the relocation of roadways providing access to such Real Property.

          (d)   Except as set forth on Schedule 8.29(d) to the Original Credit Agreement, as of the Closing Date, there are no current or, to the best knowledge of Borrower, pending or proposed special or other material assessments for public improvements, or otherwise affecting any Real Property in a material amount, nor are there any contemplated improvements to such Real Property (other than the construction work currently being conducted on the Charles Town Facility and the Bullwhackers Casino and construction work recently completed on the Aurora Casino), to the knowledge of Borrower, that may result in such special or other material assessments.

          (e)   As of the Closing Date, none of Borrower or any of its Restricted Subsidiaries has knowingly suffered, permitted or initiated the joint assessment of any parcel of Real Property with any other real property constituting a separate tax lot.

          (f)    Borrower and each of its Restricted Subsidiaries (or, with respect to Real Property leased by any Credit Party as tenant, the fee owner of such Real Property) has obtained all construction, building, occupancy and use permits, licenses, variances and certificates required by Requirements of Law to be obtained by such person and necessary to the use and operation of each parcel of Real Property, except as would not result in a Material Adverse Effect. The use being made of each parcel of Real Property is in conformity with the certificate of occupancy and/or such other permits, licenses, variances and certificates for such parcel of Real Property and any other restrictions, covenants or conditions affecting such parcel of Real Property, except where such nonconformity would not foreseeably materially impair or prohibit the use of any Real Property as now conducted.

          (g)   Except as set forth on Schedule 8.26(g) to the Original Credit Agreement, as of the Closing Date, each parcel of Real Property is free from structural defects and all building systems contained therein are in good working order and condition, ordinary wear and tear excepted, suitable for the purposes for which they are currently being used, except as would not result in a Material Adverse Effect.

          (h)   Except as set forth on Schedule 8.26(h)(i) to the Original Credit Agreement, as of the Closing Date, no person has any possessory interest in any Real Property or right to occupy any Real Property except Borrower or its Restricted Subsidiaries (other than the landlord with respect to any leased Real Property). Except as set forth on Schedule 8.26(h)(ii) to the Original Credit Agreement, as of the Closing Date, there are no outstanding options to purchase or rights of first refusal for the purchase of any Real Property affecting any Real Property that is owned by Borrower or a Restricted Subsidiary, except in favor of Borrower or a Restricted Subsidiary. Except as set forth on Schedule 8.26(h)(iii) to the Original Credit Agreement, and except for standard transfer restrictions contained in any Lease relating to such Real Property as of the Closing Date there are no outstanding restrictions on transferability affecting any Real Property.

          (i)    Except as set forth on Schedule 8.26(i) to the Original Credit Agreement, as of the Closing Date, each parcel of Real Property has adequate rights of access to public ways to permit the Real Property to be used for its current use and is served by installed, operating and adequate water, electric, gas, telephone, sewer, sanitary sewer and storm drain facilities. All public utilities necessary to the continued use and enjoyment of each parcel of Real Property as used and enjoyed on the Closing Date are located in the public right-of-way abutting the premises or are furnished through recorded easements, and all such utilities are connected so as to serve such Real Property without passing over other property except for land of the utility company providing such utility service and except where permitted by easement. All roads necessary for the full utilization of each parcel of Real Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities or are the subject of access easements for the benefit of such Real Property. Except for public streets and sidewalks and minor intrusions and/or encroachments shown on the Surveys, none of Borrower or any of its Restricted Subsidiaries uses or occupies any real property other than such Real Property in connection with the use and operation of any Real Property.

          (j)    Except as set forth on Schedule 8.26(j) to the Original Credit Agreement, as of the Closing Date, no building or structure constituting a parcel of Real Property or any appurtenance thereto or equipment thereon, or the use, operation or maintenance thereof, violates in a material respect any restrictive covenant of record applicable to such Real Property or intrudes and/or encroaches on any easement or on any property owned by others, which violation, intrusion or encroachment interferes with the use or would materially adversely affect the value of such building, structure or appurtenance or which encroachment or intrusion is necessary for the operation of the business at any parcel of Real Property. All buildings, structures, appurtenances and equipment necessary for the use of each parcel of Real Property for the purpose for which it is currently being used as of the Closing Date are located on the real property encumbered by such Mortgage.

          (k)   As of the Closing Date, each parcel of Real Property has reasonably adequate available parking to meet operating requirements and (with respect to Real Property located in the State of Pennsylvania) legal requirements.

          (l)    As of the Closing Date, no portion of the Real Property has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored to its original condition.

          (m)  The Mortgaged Real Property includes every parcel of Real Property owned by Borrower or any of its Restricted Subsidiaries (other than (i) the premises leased pursuant to the Lease Agreement dated October 25, 1991 between Jerry Brown and Harold Gene Reagin, as lessor, and Penn Bullwhackers, Inc. successor in interest to HP Inc., successor in interest to HP Black Hawk, L.P., as lessee (the "Option Parcel") of the Bullwhackers Casino, which shall be delivered on a post-closing basis) and (ii) the landfill owned by Mill Creek Land, Inc. and located in Plains Township, Pennsylvania) having a fair market value in excess of $5.0 million, as well as every material interest in Real Property consisting of a lease that expressly permits the tenant to mortgage its lease and that expressly permits the tenant to mortgage its leasehold estate.

        SECTION 8.27.    Leases.    (a)    Both before and after giving effect to the Hollywood Acquisition, each of Borrower and its Restricted Subsidiaries has paid all material payments required to be made by it under leases of Real Property where any of the Collateral is or may be located from time to time including, without limitation, the Ground Leases (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Borrower or such Restricted Subsidiary, as the case may be, and any amounts that are due but not yet delinquent); no landlord Lien has been filed as of the Closing Date, and, to the knowledge of Borrower, as of the Closing Date, no claim is being or threatened to be asserted, with respect to any such payments.

          (b)   As of the Closing Date, each of the material leases of Real Property listed on Schedule 8.27(a) to the Original Credit Agreement is in full force and effect and is legal, valid, binding and enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general applicability from time to time in effect affecting the enforcement of creditors' rights and remedies and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). As of the Closing Date, no such lease has been amended, modified or assigned in any materially adverse manner except as set forth on Schedule 8.27(a) to the Original Credit Agreement. Except as set forth on Schedule 8.27(b) to the Original Credit Agreement, to the best of Borrower's knowledge, there is not, as of the Closing Date, under any such lease any existing breach, default, event of default or event that, with or without notice or lapse of time or both, would constitute a breach, default or an event of default by Borrower or any other party to such lease.

          (c)   As of the Closing Date, with respect to each Ground Lease: (i) the applicable Estoppel substantially in the form attached here as Exhibit Q (x) has been obtained from the ground lessor and such Estoppel does not reveal any breach or default by any party thereto or any facts which would constitute a Material Adverse Effect, or (y) are listed on Schedule 8.27(c) to the Original Credit Agreement, which Estoppels have been obtained in accordance with the provisions of Section 9.13 of the Original Credit Agreement; and (ii) all necessary third party lease consents to the consummation of the Original Transactions contemplated by the Acquisition Agreement have been obtained.

          (d)   Except for the Ground Leases and the leases and other occupancy agreements set forth on Schedule 8.26(h)(i) to the Original Credit Agreement and Schedule 8.27(a) to the Original Credit Agreement, as of the Closing Date, none of the Mortgaged Real Property is subject to any lease, sublease, license or other agreement granting to any person any right to the use, occupancy or enjoyment of the Mortgaged Real Property or any portion thereof.

          (e)   As of the Closing Date, the interest of the tenant under the Ground Leases is vested in the applicable Credit Party as set forth on Schedule 8.26(a) to the Original Credit Agreement. If at any time after the Closing Date, Borrower or any Restricted Subsidiary obtains knowledge of a fee mortgage encumbering the fee interest underlying any other Ground Lease, Borrower will, and will cause each Restricted Subsidiary to, use its commercially reasonable efforts to obtain a duly executed and delivered Lender SNDA (as defined in the Original Credit Agreement) by the fee mortgagee.

        SECTION 8.28.    New Jersey Joint Venture.    (a)    The ownership structure of the New Jersey Joint Venture as of the Closing Date is as set forth on Schedule 8.28(a) to the Original Credit Agreement.

        (b) There have been no amendments or other modifications of the Debt Service Maintenance Agreement as of the Closing Date. As of the Closing Date, the Credit Parties have made aggregate payments under the Debt Service Maintenance Agreement totaling $0 and the Credit Parties' total Debt Service Maintenance Obligations under and as defined in the Debt Service Maintenance Agreement equal to approximately $9,600,000.

        SECTION 8.29.    Mortgaged Real Property.    Except as set forth on Schedule 8.29 to the Original Credit Agreement, with respect to each Mortgaged Real Property, (a) there has been issued a valid and proper certificate of occupancy or other local equivalent, if any, for the use then being made of such Mortgaged Real Property and that there is no outstanding citation, notice of violation or similar notice indicating that the Mortgaged Real Property contains conditions which are not in compliance with local codes or ordinances relating to building or fire safety or structural soundness, (b) except as set forth on Schedule 8.26(c) to the Original Credit Agreement, as of the Closing Date, there has not occurred any

"Taking or Destruction" (as such terms are defined in the applicable Mortgage) of any Mortgaged Real Property and (c) except as set forth on Schedule 8.26(j) to the Original Credit Agreement, as of the Closing Date, there are no material disputes regarding boundary lines, location, encroachment or possession of such Mortgaged Real Property and Borrower has no knowledge of any state of facts existing which could give rise to any such claim; provided, however, that with respect to any Mortgaged Real Property in which Borrower or a Restricted Subsidiary has a leasehold estate, the foregoing certificates shall be to Borrower's knowledge only.

ARTICLE IX

AFFIRMATIVE COVENANTS

        Each Credit Party, for itself and on behalf of its Restricted Subsidiaries, covenants and agrees with the Creditors that, so long as any Commitment, Loan or L/C Liability is outstanding and until payment in full of all amounts payable by Borrower hereunder (and each Credit Party covenants and agrees that it will cause its Restricted Subsidiaries to observe and perform the covenants herein set forth applicable to any such Restricted Subsidiary):

        SECTION 9.01.    Existence; Business Properties.    (a)    Borrower and each of its Restricted Subsidiaries shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 10.05 or, in the case of any Restricted Subsidiary, where the failure to perform such obligations, individually or in the aggregate, would not result in a Material Adverse Effect.

        (b) Borrower shall cause each of its Restricted Subsidiaries to (i) maintain financial statements, accounting records and other corporate records and other documents separate from its Unrestricted Subsidiaries, (ii) maintain its own bank accounts in its own name, separate from its Unrestricted Subsidiaries and (iii) not pay or become liable for the Indebtedness of its Unrestricted Subsidiaries.

        (c) Borrower and each of its Restricted Subsidiaries shall do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business except where the failure to do so, individually or in the aggregate, would not result in a Material Adverse Effect; maintain and operate such business in substantially the manner in which it is presently conducted and operated except where the failure to do so, individually or in the aggregate, would not result in a Material Adverse Effect; comply with all applicable Requirements of Law (including any and all Gaming Laws and any and all zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, would not result in a Material Adverse Effect; pay and perform its obligations under all material Leases, except where the failure to comply would not result in a Material Adverse Effect; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition (ordinary wear and tear excepted) and from time to time make, or cause to be made, all needful repairs, renewals, additions, improvements and replacements (including those necessary as a result of a Casualty Event) thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided, however, that nothing in this Section 9.01(c) shall prevent (i) sales of assets, consolidations or mergers by or involving any Company in accordance with Section 10.05; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, would not result in a Material Adverse Effect; or (iii) the abandonment by any Company of any rights, permits, authorizations, copyrights, trademarks, trade names, franchises, licenses and patents that such Company reasonably determines are not useful to its business.

        (d) Borrower and each of its Restricted Subsidiaries shall keep itself fully licensed with all licenses required to operate such person's business under applicable law, maintain such person's qualification to participate in the gaming industry in the manner in existence on the Closing Date, except to the extent that the loss or relinquishment of such qualification, individually or in the aggregate, would not result in a Material Adverse Effect. Borrower will promptly furnish or cause to be furnished to Collateral Agent copies of all reports and correspondence it or any Restricted Subsidiary sends or receives relating to any loss or revocation (or threatened loss or revocation) of any qualification described in this paragraph.

        SECTION 9.02.    Insurance.    (a)    Borrower and each of its Restricted Subsidiaries shall maintain with financially sound and reputable insurance companies insurance on all its Property (including, without limitation, all inventory, equipment and vehicles) in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to Administrative Agent with copies for each Secured Party, upon written request, full information as to the insurance carried; provided that in any event Borrower and each of its Restricted Subsidiaries will maintain to the extent available on commercially reasonable terms and subject to policy limitations and deductibles (i) property and casualty insurance on all Property on an all risks basis (including the perils of flood and quake, loss by fire, explosion and theft and such other risks and hazards as are covered by a standard extended coverage insurance policy), covering the repair or replacement cost of all such Property and consequential loss coverage for business interruption and extra expense (which shall include construction expenses and such other business interruption expenses as are otherwise generally available to similar businesses), (ii) public liability insurance, and (iii) building law and ordinance coverage in such amount as to address to the satisfaction of Administrative Agent any increased cost of construction, debris removal and/or demolition expenses incurred as a result of the application of any building law and/or ordinance. All such insurance with respect to Borrower and each of its Restricted Subsidiaries shall be provided by insurers or reinsurers which (x) in the case of United States insurers and reinsurers, have an A.M. Best policyholders rating of not less than A- with respect to primary insurance and B+ with respect to excess insurance and (y) in the case of non-United States insurers or reinsurers, the providers of at least 80% of such insurance have either an ISI policyholders rating of not less than A, an A.M. Best policyholders rating of not less than A- or a surplus of not less than $500,000,000 with respect to primary insurance, and an ISI policyholders rating of not less than BBB with respect to excess insurance, or, if the relevant insurance is not available from such insurers, such other insurers as Administrative Agent may approve in writing. All insurance shall (i) provide that no cancellation thereof shall be effective until at least 30 days after receipt by Administrative Agent of written notice thereof, (ii) if reasonably requested by Administrative Agent, include a breach of warranty clause, (iii) contain a "Replacement Cost Endorsement" with a waiver of depreciation and a waiver of subrogation against any Secured Party, (iv) contain a standard noncontributory mortgagee clause naming Administrative Agent (and/or such other party as may be designated by Administrative Agent) as the party to which all payments made by such insurance company shall be paid, and (v) be reasonably satisfactory in all other respects to Administrative Agent. Collateral Agent shall be named as an additional insured on all liability insurance policies of Borrower and each of its Restricted Subsidiaries and Collateral Agent shall be named as loss payee on all property insurance policies of each such person.

        (b) Borrower and each of its Restricted Subsidiaries shall deliver to Administrative Agent on behalf of the Secured Parties, (i) on the Closing Date, a certificate dated such date showing the amount and types of insurance coverage as of such date, (ii) promptly following receipt of notice from any insurer, a copy of any notice of cancellation or material change in coverage from that existing on the Closing Date, (iii) forthwith, notice of any cancellation or nonrenewal of coverage by Borrower or any of its Restricted Subsidiaries, and (iv) promptly after such information is available to Borrower or any of its Restricted Subsidiaries, full information as to any claim for an amount in excess of $500,000 with respect to any property and casualty insurance policy maintained by Borrower or any of its Restricted Subsidiaries.

        (c) In the event that the proceeds of any insurance claim are paid after Collateral Agent has exercised its right to foreclose after an Event of Default such proceeds shall be paid to Collateral Agent to satisfy any deficiency remaining after such foreclosure. Collateral Agent shall retain its interest in the policies required to be maintained pursuant to this Section 9.02 during any redemption period.

        SECTION 9.03.    Taxes.    Borrower and each of its Restricted Subsidiaries shall timely file all Tax Returns required to be filed by it (which Tax Returns shall be accurate in all material respects) and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and Borrower and each of its Restricted Subsidiaries shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien and, in the case of Collateral, Borrower and each of its Restricted Subsidiaries shall have otherwise complied with the provisions of the applicable Security Document in connection with such nonpayment.

        SECTION 9.04.    Financial Statements, Etc.    Borrower shall deliver to Administrative Agent and each of the Lenders (and in the case of clause (f) only, the West Virginia Lottery Commission and the West Virginia Racing Commission):

          (a)    Quarterly Financials.    As soon as available and in any event within 50 days after the end of each of the first three quarterly fiscal periods of each fiscal year beginning with the fiscal quarter ending March 31, 2003, consolidated statements of operations, cash flows and stockholders' equity of Consolidated Companies for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheet of Consolidated Companies as at the end of such period, setting forth in each case in comparative form (i) the corresponding consolidated statements of operations, cash flows and stockholders' equity for the corresponding period in the preceding fiscal year to the extent such financial statements are available and (ii) the corresponding budget or plan for such period, accompanied by a certificate of a Responsible Officer of Borrower, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition, results of operations and cash flows of Consolidated Companies in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments and except for the absence of footnotes);

          (b)    Annual Financials.    As soon as available and in any event within 95 days after the end of each fiscal year beginning with the fiscal year ending December 31, 2002, consolidated and consolidating statements of operations, cash flows and stockholders' equity of Consolidated Companies for such year and the related consolidated and consolidating balance sheet of Consolidated Companies as at the end of such year, setting forth in each case in comparative form (i) the corresponding consolidated and consolidating information as of the end of and for the preceding fiscal year to the extent such financial statements are available and (ii) the corresponding budget or plan for such period, and, in the case of such consolidated financial statements, accompanied by an opinion, without a going concern or similar qualification or exception as to scope or other material qualification or exception, thereon of BDO Seidman LLP or other independent certified public accountants of recognized national standing reasonably acceptable to Lead Arrangers, which opinion shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition, results of operations and cash flows of Consolidated Companies as at the end of, and for, such fiscal year in conformity with GAAP, consistently applied; Borrower shall supply such additional information and detail as to any item or items contained on any such statement that Lenders may reasonably require; all such information will be prepared in conformity with GAAP consistently applied;

          (c)    Auditor's Certificate; Compliance Certificate.    (i)    Concurrently with the delivery of the financial statements referred to in Section 9.04(b), a certificate (which certificate may be limited or eliminated to the extent required by accounting rules or guidelines) of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default relating to the Financial Maintenance Covenants, except as specified in such certificate; and

             (ii)  at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, (1) a certificate of a Responsible Officer of Borrower (I) to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Companies have taken and proposes to take with respect thereto) and (II) setting forth in reasonable detail the computations necessary to determine whether Borrower and its Restricted Subsidiaries are in compliance with Section 10.08 as of the end of the respective quarterly fiscal period or fiscal year, and (2) to the extent not previously disclosed to Administrative Agent, a listing of any state within the United States where any Credit Party keeps inventory or equipment and of any material licenses arising under the laws of the United States (or any jurisdiction therein) acquired by any Credit Party since the date of the most recent list delivered pursuant to this clause (2) (or, in the case of the first such list so delivered, since the Closing Date);

          (d)    Other Financial Information.    Promptly upon filing, copies of all financial statements, proxy statements and reports which Borrower may make to or file with the SEC or any successor or analogous Governmental Authority;

          (e)    Interest Rate Certificates.    From and after the Effective Date, together with the financial statements delivered pursuant to clause (a) or (b) of this Section 9.04, an Interest Rate Certificate;

          (f)    Notice of Default.    Promptly after any Company knows that any Default has occurred, a notice of such Default, breach or violation describing the same in reasonable detail and a description of the action that the Companies have taken and propose to take with respect thereto;

          (g)    Environmental Matters.    Written notice of any Environmental Claim and any notice from any person of (i) the occurrence of any Release of any Hazardous Material that is reportable by Borrower or any of its Restricted Subsidiaries under any Environmental Law which could reasonably be expected to materially affect Borrower or any of its Restricted Subsidiaries, any Mortgaged Real Property or the operations of Borrower or any of its Restricted Subsidiaries, (ii) the commencement of or the obligation to commence any remediation pursuant to or in accordance with any Environmental Law of any Hazardous Material at, on, under or within the Mortgaged Real Property or any part thereof which could reasonably be expected to materially affect Borrower or any of its Restricted Subsidiaries, any Mortgaged Real Property or the operations of Borrower or any of its Restricted Subsidiaries, (iii) any matters relating to Hazardous Materials or Environmental Laws that may materially impair, or threaten to materially impair, Lenders' security interest in the Mortgaged Real Property or any Credit Party's ability to perform any of its obligations under this Agreement when such performance is due or (iv) any other condition, circumstance, occurrence or event arising under Environmental Law which would have, individually or in the aggregate, a Material Adverse Effect;

          (h)    Annual Budgets.    Beginning with the fiscal year of Borrower commencing on January 1, 2003, as soon as practicable and in any event within 10 days after the approval thereof by the Board of Directors of Borrower (but not later than 90 days after the beginning of each fiscal year of Borrower), a consolidated plan and financial forecast for such fiscal year, including a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Consolidated Companies for such fiscal year and for each quarter of such fiscal year, together with an Officer's Certificate containing an explanation of the assumptions on which such forecasts are based and stating that such plan and projections have been prepared using assumptions believed in good faith by management of Borrower to be reasonable at the time made;

          (i)    Auditors' Reports.    Promptly upon receipt thereof, copies of all annual, interim or special reports issued to any Company by independent certified public accountants in connection with each annual, interim or special audit of such Company's books made by such accountants, including any management letter commenting on any Company's internal controls issued by such accountants to management in connection with their annual audit;

          (j)    Lien Matters; Casualty and Damage to Collateral.    (A)    Prompt written notice of (i) the incurrence of any Lien (other than a Permitted Lien) on, or claim asserted against any of the Collateral other than any Lien permitted to be incurred thereon pursuant to the applicable Security Documents, (ii) any Casualty Event or other insured damage to any material portion of the Collateral or the commencement of any Proceeding likely to result in a Casualty Event or (iii) the occurrence of any other event that in Borrower's judgment is reasonably likely to materially adversely affect the aggregate value of the Collateral;

          (B)  Furnish to Collateral Agent prompt written notice of any change (i) in any Credit Party's corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Credit Party's chief executive office or its principal place of business, (iii) in any Credit Party's identity or corporate structure, (iv) in any Credit Party's organizational identification number or (v) in any Credit Party's jurisdiction of organization. Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal security interest in all the Collateral. Borrower also agrees promptly to notify Collateral Agent if any material portion of the Collateral is subject to a Casualty Event; and

          (C)  Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 9.01(b) hereof, deliver to Administrative Agent a certificate of a financial officer of Borrower (i) setting forth the information required pursuant to Schedules 1, 2, 3, 4, 5, 8, 9, 10, 11(a), 11(b), 12, 13 and 14 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 9.04(j) and (ii) certifying that all UCC financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and re-registrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests and Liens under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);

          (k)    Notice of Material Adverse Effect.    Written notice of the occurrence of any Material Adverse Effect or any event or condition that could result in any Material Adverse Effect;

          (l)    Governmental Filings and Notices.    Promptly upon request by Administrative Agent, copies of any other material reports or documents that were filed by Borrower or any of its Restricted Subsidiaries with any Governmental Authority and copies of any and all material notices and other material communications from any Governmental Authority with respect to Borrower or any of its Restricted Subsidiaries;

          (m)    ERISA Information.    Promptly upon the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability to Borrower and its Restricted Subsidiaries in an aggregate amount exceeding $ 1.0 million, a written notice specifying the nature thereof, what action the Companies or other ERISA Entity have taken, are taking or propose to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor, PBGC or Multiemployer Plan sponsor with respect thereto;

          (n)    ERISA Filings, Etc.    Upon request by Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Company or ERISA Entity with the Internal Revenue Service with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan; (iii) all notices received by Borrower or any of its Restricted Subsidiaries or ERISA Entity from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request; and

          (o)    Miscellaneous.    Promptly, such financial and other information with respect to Borrower or any of its Restricted Subsidiaries, as any Creditor may from time to time reasonably request.

        SECTION 9.05.    Litigation, Etc.    Borrower shall promptly give to Administrative Agent and each Lender notice of the institution of all Proceedings, and (except to the extent that any such notice would, in the reasonable opinion of Borrower, waive attorney client privilege) periodic updates (on at least a quarterly basis) as to any material development thereof, affecting Borrower or any of its Subsidiaries, except, in each case, Proceedings that would not have a Material Adverse Effect.

        SECTION 9.06.    Maintaining Records; Access to Properties and Inspections.    Borrower and its Restricted Subsidiaries shall keep proper books of record and account in which full, true and correct entries in material conformity with GAAP and all material Requirements of Law are made of all dealings and transactions in relation to its business and activities. Borrower and its Restricted Subsidiaries will, subject to applicable Gaming Laws, permit any representatives designated by Administrative Agent or any Lender to visit and inspect the financial records and the property of Borrower or such Restricted Subsidiary at reasonable times, upon reasonable notice and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by Administrative Agent or any Lender to discuss the affairs, finances and condition of such Restricted Subsidiaries with the officers thereof and independent accountants therefor; provided that, in the absence of a continuing Default or Event of Default, only one such inspection by the Lenders (in their capacity as Lenders) shall be permitted in any fiscal year (at the Lenders' expense).

        SECTION 9.07.    Use of Proceeds.    Use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes set forth in Section 8.12.

        SECTION 9.08.    Compliance with Environmental Law.    Borrower and its Subsidiaries shall (a) comply with Environmental Law, and will keep or cause all Real Property to be kept free of any Liens under Environmental Law, unless, in each case, failure to do so would not have a Material

Adverse Effect; (b) in the event of any Hazardous Material at, on, under or emanating from any Real Property which could result in liability under or a violation of any Environmental Law, in each case which would have a Material Adverse Effect, undertake, and/or cause any of their respective tenants or occupants to undertake, at no cost or expense to Administrative Agent or any Creditor, any action required pursuant to Environmental Law to mitigate and eliminate such condition; provided, however, that no Company shall be required to comply with any order or directive which is being contested in good faith and by proper proceedings so long as it has maintained adequate reserves with respect to such compliance to the extent required in accordance with GAAP; (c) promptly notify Administrative Agent of any event specified in clause (b) of this Section 9.08 and periodically thereafter keep Administrative Agent informed of any material actions taken in response to such event and the results thereof, and (d) at the written request of Administrative Agent, in its reasonable discretion, provide, at no cost or expense to Administrative Agent or any Creditor, an environmental site assessment (including, without limitation, the results of any soil or groundwater or other testing conducted at Administrative Agent's request) concerning any Real Property now or hereafter owned, leased or operated by Borrower or any of its Restricted Subsidiaries, conducted by an environmental consulting firm proposed by such Credit Party and approved by Administrative Agent in its reasonable discretion indicating the presence or absence of Hazardous Material and the potential cost of any required action in connection with any Hazardous Material on, at, under or emanating from such Real Property; provided, however, that such request may be made only if (i) there has occurred and is continuing an Event of Default, or (ii) circumstances exist that reasonably could be expected to form the basis of an Environmental Action against such Company or any such Real Property which would have a Material Adverse Effect; if Borrower or any of its Restricted Subsidiaries fails to provide the same within 60 days after such request was made (or in such longer period as may be approved by Administrative Agent, in its reasonable discretion), Administrative Agent may but is under no obligation to conduct the same, and Borrower or its Restricted Subsidiary shall grant and hereby grants to Administrative Agent and its agents access at reasonable times, and upon reasonable notice to Borrower, to such Real Property and specifically grants Administrative Agent an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment, all at no cost or expense to Administrative Agent or any Creditor. Administrative Agent will use its reasonable best efforts to obtain from the firm conducting any such assessment usual and customary agreements to secure liability insurance and to treat its work as confidential and shall promptly provide Borrower with all documents relating to such assessment.

        SECTION 9.09.    Equal Security for Loans and Notes; Pledge or Mortgage of Real Property; Landlord Consents.    (a)    Subject to compliance with applicable Gaming Laws, if any Credit Party shall acquire any Property after the Closing Date, including, without limitation, pursuant to any Permitted Acquisition (other than any Property described in clause (b) or (c) of this Section 9.09 below), as to which Collateral Agent, for the benefit of the First Priority Secured Parties, does not have a perfected Lien and as to which the Security Documents are intended to cover, such Credit Party shall promptly (i) execute and deliver to Collateral Agent such amendments to the Security Documents or such other documents as Collateral Agent deems necessary or advisable in order to grant to Collateral Agent, for the benefit of First Priority Secured Parties, security interests in such Property and (ii) take all actions necessary or advisable to grant to Collateral Agent, for the benefit of the First Priority Secured Parties, a perfected security interest, subject to Liens permitted to be incurred pursuant to the applicable Security Documents, in such Property, including without limitation, the filing of UCC financing statements in such jurisdictions as may be required by the Security Documents or by applicable law or as may be requested by Collateral Agent.

          (b)   If, after the Closing Date, any Credit Party (i) acquires a fee interest in the Option Parcel or (ii) acquires, including, without limitation, pursuant to any Permitted Acquisition, or holds a fee interest with a fair market value of $5.0 million or more in any other Real Property (other than to the extent such Real Property was financed through the incurrence of any Purchase Money

  Obligation permitted by Section 10.01(i) hereof), such Credit Party shall notify Collateral Agent and, if requested by Majority Lenders or Collateral Agent and subject to any applicable Gaming Laws, (i) take such actions and execute such documents as Collateral Agent shall reasonably require to confirm the Lien of an existing Mortgage, if applicable, or to create a new First Mortgage on such additional Real Property and (ii) cause to be delivered to Collateral Agent, for the benefit of the First Priority Secured Parties, all documents and instruments reasonably requested by Collateral Agent or as shall be necessary in the opinion of counsel to the Creditors to create on behalf of the First Priority Secured Parties a valid perfected mortgage Lien, subject only to Liens of the type described in clauses (i)-(v) of the definition of Permitted Collateral Liens (as defined in the applicable Mortgage), and such other Liens acceptable to Collateral Agent, in such Mortgaged Real Property (the "Permitted Mortgage Liens"), including, the following:

            (1)   a First Mortgage in favor of Collateral Agent, for the benefit of the First Priority Secured Parties, in form for recording in the recording office of each jurisdiction where such Mortgaged Real Property is situated, together with such other documentation as shall be required to create a valid mortgage Lien under applicable law, which First Mortgage and other documentation shall be reasonably satisfactory to Collateral Agent and shall be effective to create in favor of Collateral Agent for the benefit of the First Priority Secured Parties a Mortgage Lien on such Mortgaged Real Property subject to no Liens other than Permitted Mortgage Liens;

            (2)   commercially reasonable efforts to obtain such consents, lien waivers, approvals, estoppels, tenant subordination agreements or other instruments as necessary or as reasonably required by Collateral Agent to grant the Lien contemplated by the First Mortgage; and

            (3)   the following documents and instruments:

                (i)  a Survey;

               (ii)  policies or certificates of insurance as required by the applicable Mortgage;

              (iii)  judgment, tax and other lien searches in form reasonably satisfactory to Administrative Agent;

              (iv)  evidence acceptable to Collateral Agent of payment by Borrower of all title insurance premiums (if any), search and examination charges, survey costs, mortgage recording taxes and related charges required for the recording of the First Mortgages and issuance of the title insurance policies referred to in this Section 9.09;

               (v)  copies of all leases applicable thereto in which any Credit Party holds the landlord's interest; and

              (vi)  an Officer's Certificate that as of the date thereof there (A) has been issued and is in effect, to the extent required, a valid and proper certificate of occupancy of local or foreign equivalent (if any) for the use then being made of such Mortgaged Real Property, (B) except as otherwise disclosed to Collateral Agent, has not occurred any uncured material Casualty Event of such Mortgaged Real Property and (C) except as may be disclosed to Collateral Agent in the Survey of such Mortgaged Real Property delivered pursuant to subclause (3)(i) of this Section 9.09 above, are no material disputes regarding boundary lines, location, encroachment or possession of such Mortgaged Real Property and no state of facts existing which could reasonably be expected to give rise to any such claim;

            (4)   a policy (or commitment to issue a policy) of title insurance insuring (or committing to insure) the Lien of such First Mortgage on behalf of the First Priority Secured Parties as a valid mortgage lien subject to no Liens other than the Permitted Mortgage Liens, on the Real Property and fixtures described therein in such amount as Collateral Agent may reasonably require (not to exceed 100% of the fair market value thereof) which policy (or commitment) shall (i) be issued by the Title Company or another title insurance company reasonably acceptable to Collateral Agent, (ii) include such reinsurance arrangements (with provisions for direct access) as shall be reasonably acceptable to Collateral Agent, (iii) have been supplemented by such endorsements (or where such endorsements are not available, opinions (or reports) of special counsel or other professionals reasonably acceptable to Agents to the extent that such opinions (or reports) can be obtained at a cost which is reasonable with respect to the value of the Real Property subject so such First Mortgage as shall be reasonably requested by Collateral Agent, (iv) include such affidavits and instruments of indemnifications by the applicable Credit Party as shall be reasonably required to induce the Title Company to issue the policy or policies (or commitment) and endorsements contemplated in this paragraph (4), and (v) contain no exceptions to title other than exceptions for Permitted Mortgage Liens; and

            (5)   an opinion of local counsel, substantially in the form of Exhibit G-2 to the Original Credit Agreement.

          (c)   If reasonably requested by Administrative Agent or any Creditors, Borrower shall obtain and provide to Administrative Agent at no cost or expense to Administrative Agent and as soon as practicable but in any event not later than 21 days prior to the closing date for such acquisition, environmental site assessment report, including, if necessary, a Phase I environmental site assessment from an environmental consulting firm reasonably acceptable to Administrative Agent with respect to any Real Property to be acquired by any Company. If any such environmental assessment indicates a reasonable likelihood of potential material liability under any Environmental Law associated with the acquisition of any such Real Property, then, if reasonably requested by Administrative Agent or any creditor, Borrower shall obtain and provide to Administrative Agent a Phase II environmental site assessment report addressing such potential material liability (including, without limitation, the results of soil and groundwater testing and the potential cost of any required Response Action) for such Real Property from an environmental consulting firm reasonably acceptable to Administrative Agent for such Real Property, at no cost or expense to Administrative Agent or any Creditor, not later than 7 days prior to the closing date for such acquisition.

          (d)   At its own expense, Borrower shall request, and use commercially reasonable efforts to obtain or cause to be obtained prior to entering into a lease of a facility in which any material Inventory will be located on or after the Closing Date, a consent, substantially in the form of Exhibit M or such other form as may be reasonably satisfactory to Collateral Agent, from each landlord of any such facility.

          (e)   The costs of all actions taken by the parties in connection with this Section 9.09, including reasonable costs of counsel for Administrative Agent, shall be paid by the Credit Parties promptly following written demand.

        SECTION 9.10.    Security Interests; Further Assurances.    Each Credit Party shall, promptly, upon the reasonable request of Collateral Agent, and assuming the request does not violate any Gaming Law or, if necessary, is approved by the Gaming Authority, at Borrower's expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by

Collateral Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no Liens other than Liens permitted by the applicable Security Documents, or use commercially reasonable efforts to obtain any consents, including, without limitation, landlord or similar lien waivers and consents, as may be necessary or appropriate in connection therewith. Each Credit Party shall deliver or use its commercially reasonable efforts to cause to be delivered to Collateral Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to Collateral Agent as Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents. Upon the exercise by Collateral Agent or the Lenders of any power, right, privilege or remedy pursuant to any Credit Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, Borrower and each of its Restricted Subsidiaries shall execute and deliver all applications, certifications, instruments and other documents and papers that Collateral Agent or the Lenders may be so required to obtain. If Collateral Agent reasonably determines that it is required by applicable law or regulation to have appraisals prepared in respect of the Real Property of any Credit Party constituting Collateral, Borrower shall provide to Collateral Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are in form and substance reasonably satisfactory to Administrative Agent.

        SECTION 9.11.    Interest Rate Protection Agreements.    On or within 90 days after the Closing Date, not less than 50% of the aggregate principal amount of then outstanding Consolidated Indebtedness shall be either (x) fixed rate debt or (y) debt subject to Interest Rate Protection Agreements having terms and conditions reasonably satisfactory to Administrative Agent and with one or more Lenders or their respective Affiliates, including, without limitation, the Interest Rate Protection Agreement listed on Schedule 9.11 to the Original Credit Agreement or (z) any combination of (x) and (y) above.

        SECTION 9.12.    Additional Credit Parties.    Upon (x) any Credit Party creating or acquiring any Subsidiary that is a Restricted Subsidiary after the Closing Date in accordance with Section 10.13, (y) any Restricted Subsidiary of a Credit Party ceasing to be an Immaterial Subsidiary or (z) any Unrestricted Subsidiary of a Credit Party becoming a Restricted Subsidiary, such Credit Party shall, assuming and to the extent that it does not violate any Gaming Law or, if necessary, assuming it obtains the approval of the Gaming Authority, (i) cause each such Restricted Subsidiary (other than a Foreign Subsidiary) to execute and deliver all such agreements, guarantees, documents and certificates (including a Joinder Agreement and any amendments to the Credit Documents) as Administrative Agent may reasonably request and do such other acts and things as Administrative Agent may reasonably request in order to have such Restricted Subsidiary become a Subsidiary Guarantor and (ii) promptly (I) execute and deliver to Collateral Agent such amendments to or additional Security Documents as Collateral Agent deems necessary or advisable in order to grant to Collateral Agent for the benefit of the First Priority Secured Parties, a perfected security interest in the Equity Interests and debt securities of such new Subsidiary which are owned by any Credit Party and required to be pledged pursuant to the Security Agreement, (II) deliver to Collateral Agent the certificates representing such Equity Interests and debt securities, together with (A) in the case of such Equity Interests, undated stock powers endorsed in blank, and (B) in the case of such debt securities, endorsed in blank, in each case executed and delivered by a Responsible Officer of Borrower or such Subsidiary, as the case may be, (III) cause such new Restricted Subsidiary to take such actions necessary or advisable (including executing and delivering a Joinder Agreement) to grant to Collateral Agent for the benefit of the First Priority Secured Parties, a perfected security interest in the collateral described in the Security Agreement and all other Property of such Restricted Subsidiary in accordance with the provisions of Section 9.09 hereof with respect to such new Restricted Subsidiary, including the filing of UCC financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be reasonably requested by Collateral Agent, and (IV) deliver to Collateral Agent all legal opinions reasonably requested relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to Administrative Agent.

        SECTION 9.13.    Post Effective Date Obligations.    Borrower shall and shall cause each of its Restricted Subsidiaries, as expeditiously as practicable, but in no event later than sixty (60) days after the Effective Date (unless extended by Administrative Agent in its sole discretion) to deliver to Administrative Agent (I) bring downs of the title insurance policies delivered in respect of First Mortgages and endorsements thereto disclosing no Liens other than Prior Liens (as defined in the applicable First Mortgage) and otherwise in form and substance reasonably acceptable to Collateral Agent (the items described in this clause (I), the "Title Insurance Bring Down and Endorsements") and (II) certificates of ownership issued by the National Vessel Documentation Center of the U.S. Coast Guard disclosing no Liens on any Vessel other than Liens permitted pursuant to the applicable Ship Mortgage (the items described in this clause (II), the "Vessel Certificates of Ownership")); provided that Administrative Agent shall have discretion to waive delivery of Title Insurance Bring Down and Endorsements and Vessel Certificates of Ownership to the extent it determines that the risks being addressed thereby are outweighed by the costs, such discretion being binding upon all Lenders. In the event that (i) the Title Insurance Bring Downs and Endorsements disclose any Liens on any Mortgaged Real Property other than Liens permitted by the applicable Mortgage or (ii) the Vessel Certificates of Ownership disclose any Liens on any Vessel other than Liens permitted by the applicable Ship Mortgage or (iii) any Lien searches raise a material question as to the relative priority of the Liens securing the Obligations, Borrower shall and shall cause each of its Restricted Subsidiaries to, as expeditiously as practicable, but in no event later than sixty (60) days after the Effective Date (unless extended by Administrative Agent in its sole discretion) cause such Liens to be released, terminated or satisfied pursuant to documentation reasonably satisfactory to the Administrative Agent.

ARTICLE X

NEGATIVE COVENANTS

        Each Credit Party, for itself and on behalf of its Restricted Subsidiaries, covenants and agrees with the Creditors that, so long as any Commitment, Loan or L/C Liability is outstanding and until payment in full of all amounts payable by Borrower hereunder (and each Credit Party covenants and agrees that it will cause its Restricted Subsidiaries to observe and perform the covenants herein set forth applicable to any such Restricted Subsidiary):

        SECTION 10.01.    Indebtedness.    Borrower and its Restricted Subsidiaries will not incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:

          (a)   Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

          (b)   Indebtedness actually outstanding on the Closing Date and listed on Schedule 8.23(a) to the Original Credit Agreement, and in the case of such Indebtedness any Permitted Refinancings thereof;

          (c)   Indebtedness under Interest Rate Protection Agreements entered into in compliance with Section 9.11;

          (d)   Indebtedness under Secured Interest Rate Protection Agreements and unsecured Interest Rate Protection Agreements entered into in compliance with the terms of this Agreement;

          (e)   intercompany Indebtedness of Borrower and the Restricted Subsidiaries outstanding to the extent permitted by Section 10.04(f);

          (f)    in addition to any Indebtedness permitted by the preceding paragraph (d), Indebtedness of any Subsidiary to Borrower or another Subsidiary constituting the purchase price in respect of intercompany transfers of goods and services made in the ordinary course of business to the extent not constituting Indebtedness for borrowed money;

          (g)   Indebtedness in respect of workers' compensation claims, self-insurance obligations, performance bonds, surety appeal or similar bonds, completion guarantees and trade-related letters of credit provided by Borrower or any of its Restricted Subsidiaries in the ordinary course of its business;

          (h)   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

          (i)    Indebtedness (other than Indebtedness incurred pursuant to clause (b) above) in respect of Purchase Money Obligations and Capital Lease Obligations and refinancings or renewals thereof, in an aggregate principal amount not to exceed at any time outstanding $20.0 million at that time;

          (j)    Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

          (k)   guarantees by Borrower or Restricted Subsidiaries of Indebtedness otherwise permitted under this Agreement;

          (l)    Indebtedness of a person that becomes a Subsidiary of Borrower or any of its Restricted Subsidiaries after the Closing Date in connection with a Permitted Acquisition; provided that such Indebtedness existed at the time such person became a Subsidiary and was not created in anticipation or contemplation thereof, and Permitted Refinancings thereof;

          (m)  in the event that Hollywood Shreveport becomes a Restricted Subsidiary Indebtedness represented by up to 15% of the aggregate principal amount of the Target Subsidiary Bonds;

          (n)   so long as no Default or Event of Default has occurred and is continuing, Permitted Subordinated Indebtedness and Permitted Refinancings thereof the proceeds of which shall be used (i) to refinance the Term D Facility Loans, or (ii) to fund in whole or in part any Change of Control Offers or Alternate Target Subsidiary Bond Offers or to otherwise repurchase or redeem not less than 85% of the outstanding principal amount of each issue of Target Subsidiary Bonds; provided, however, that in the case of a repurchase or redemption of the Target Subsidiary Bonds that is not deemed a Change of Control Offer or Alternate Target Subsidiary Bond Offer, the net proceeds of such Indebtedness shall not exceed in aggregate principal amount the lesser of (x) 7.0x Shreveport EBITDA (inclusive of all related fees and expenses) for the previous twelve-month period or (y) $175.0 million; provided, further, that upon the incurrence of such Indebtedness under this clause (n) (other than under clause (i) hereof) Shreveport shall cease to be an Unrestricted Subsidiary;

          (o)   (x) the New Subordinated Notes and Permitted Refinancings thereof and (y) so long as no Default or Event of Default has occurred and is continuing, Permitted Subordinated Indebtedness and Permitted Refinancings thereof in an aggregate principal amount under this clause (y) not to exceed $300.0 million; and

          (p)   other unsecured Indebtedness of any Company or Disqualified Stock of Borrower not to exceed $25.0 million in aggregate principal amount at any time outstanding.

        SECTION 10.02.    Liens.    Neither Borrower nor any Restricted Subsidiary shall create, incur, assume or permit to exist, directly or indirectly, any Lien on any Property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except (the "Permitted Liens"):

          (a)   inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which (i) are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien, or (ii) in the case of any such charge or claim that has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

          (b)   Liens in respect of property of Borrower or any Restricted Subsidiary imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers', warehousemen's, materialmen's, landlord's and mechanics' liens, maritime liens and other similar Liens arising in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that are being contested in good faith by appropriate proceedings, so long as (A) adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien and (B) in the case of any such Lien that has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

          (c)   Liens in existence on the Closing Date and set forth on Schedule 10.02 and Liens relating to any refinancing of the obligations secured by such Liens; provided that (i) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase; and (ii) such Liens do not encumber any Property other than the Property subject thereto on the Closing Date of Borrower or any Restricted Subsidiary;

          (d)   easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness and (ii) individually or in the aggregate materially interfering with the conduct of the business of Borrower and its Restricted Subsidiaries at such Real Property;

          (e)   Liens arising out of judgments or awards not resulting in a Default and in respect of which such Borrower or such Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings; provided that the aggregate amount of all such judgments or awards (and any cash and the fair market value of any property subject to such Liens) does not exceed $10.0 million at any time outstanding; or the payment of which is covered in full by a bond or by third party insurance;

          (f)    Liens (other than any Lien imposed by ERISA) (i) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, (ii) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (iii) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (x) with respect to clauses (i), (ii) and (iii) hereto such Liens are set amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings for orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien, (y) to the extent such Liens are not imposed by Law, such Liens shall in no event encumber any Property other than cash and Cash Equivalents and (z) in the case of any such Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions and the aggregate amount of deposits at any time pursuant to clause (ii) and clause (iii) shall not exceed $ 1.0 million in the aggregate;

          (g)   Leases with respect to the assets or properties of Borrower or any Restricted Subsidiary, in each case entered into in the ordinary course of Borrower's or such Restricted Subsidiary's business so long as Borrower or such Restricted Subsidiary shall use its commercially reasonable efforts to cause each of the Leases entered into after the date hereof to be made subordinate in all respects to the Liens granted and evidenced by the Security Documents, and each of the Leases entered into after the date hereof do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of Borrower or any Restricted Subsidiary or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

          (h)   Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Borrower or any Restricted Subsidiary in the ordinary course of business in accordance with the past practices of Borrower or such Restricted Subsidiary;

          (i)    Liens arising pursuant to Purchase Money Obligations or Capital Lease Obligations incurred pursuant to Section 10.01(i); provided that (i) the Indebtedness secured by any such Lien (including refinancings thereof) does not exceed 100% of the cost of the property being acquired or leased at the time of the incurrence of such Indebtedness and (ii) any such Liens attach only to the property being financed pursuant to such Purchase Money Obligations or Capital Lease Obligations (and directly related assets) and do not encumber any other property of Borrower or any Restricted Subsidiary (it being understood that all Indebtedness to a single lender shall be considered to be a single Purchase Money Obligation, whether drawn at one time or from time to time);

          (j)    bankers' Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by Borrower or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

          (k)   Liens on assets of a person existing at the time such person is acquired or merged with or into or consolidated with Borrower or any Restricted Subsidiary (and not created in connection with or in anticipation or contemplation thereof); provided that such Liens do not extend to assets not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than the existing Lien;

          (l)    Liens incurred in the ordinary course of business of Borrower or any Restricted Subsidiary with respect to obligations (other than Indebtedness) that do not in the aggregate exceed $2.5 million at any time outstanding;

          (m)  licenses of Intellectual Property granted by Borrower or any Restricted Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of such Company;

          (n)   Liens pursuant to the Security Documents;

          (o)   Permitted Vessel Liens;

          (p)   Liens arising under applicable Gaming Laws, provided that no such Lien constitutes a Lien securing repayment of Indebtedness;

          (q)   Liens to secure Indebtedness and other obligations permitted under Section 10.01(c) to the extent that the secured party under such Indebtedness and other obligations is, as of the date entered into, one or more of the Lenders or any Affiliate of any Lender; and

          (r)   Liens to secure Indebtedness permitted under Section 10.01(d); and

          (s)   Prior Liens as defined in the applicable Security Documents with respect to the Collateral encumbered by such Security Document;

provided, however, that (except as provided in clause (p) above) no Liens shall be permitted to exist, directly or indirectly, on any Securities Collateral (as defined in the Security Agreement).

        SECTION 10.03.    Sale and Leaseback Transactions.    Neither Borrower nor any Restricted Subsidiary will enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (i) the sale of such property is permitted by Section 10.05 and (ii) any Liens arising in connection with its use of such property are permitted by Section 10.02.

        SECTION 10.04.    Investment, Loan and Advances.    Neither Borrower nor any Restricted Subsidiary will directly or indirectly lend money or credit or make advances to any person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, "Investments"), except that the following shall be permitted:

          (a)   Borrower and its Restricted Subsidiaries may consummate the Original Transactions in accordance with the provisions of the Transaction Documents;

          (b)   Investments outstanding on the Closing Date and identified on Schedule 10.04 to the Original Credit Agreement and any Investments received in respect thereof without the payment of additional consideration (other than Qualified Capital Stock);

          (c)   Investments in Cash Equivalents;

          (d)   Borrower and the Restricted Subsidiaries may (i) acquire and hold cash and Cash Equivalents, (ii) endorse negotiable instruments for collection in the ordinary course of business and (iii) make lease, utility and other similar deposits in the ordinary course of business;

          (e)   Borrower may enter into Interest Rate Protection Agreements and Secured Interest Rate Protection Agreements and unsecured Interest Rate Protection Agreements to the extent permitted by Section 10.01(c) and 10.01(d), respectively and may enter into and perform its obligations under Swap Contracts entered into in the ordinary course of business and so long as any such Swap Contract is not speculative in nature;

          (f)    any Subsidiary Guarantor may make intercompany loans to Borrower or any other Subsidiary Guarantor and Borrower may make intercompany loans and advances to any Subsidiary Guarantor; provided that any promissory notes evidencing such intercompany loans shall be pledged (and delivered) by Borrower or the respective Subsidiary that is the lender of such intercompany loan as Collateral pursuant to the Security Agreement, to the extent permitted under applicable Gaming Laws;

          (g)   Borrower and the Restricted Subsidiaries may sell or transfer assets to the extent permitted by Section 10.05;

          (h)   Investments (i) by Borrower in any Restricted Subsidiary, (ii) in Borrower by any Restricted Subsidiary and (iii) by a Restricted Subsidiary in another Restricted Subsidiary;

          (i)    Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in settlement of delinquent or overdue accounts in the ordinary course of business;

          (j)    Investments made by Borrower or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 10.05;

          (k)   Investments consisting of moving, entertainment and travel expenses, drawing accounts and similar expenditures made to officers, directors and employees made in the ordinary course of business not to exceed $500,000 at any time outstanding;

          (l)    Investments permitted as Capital Expenditures pursuant to Section 10.08(d);

          (m)  Investments permitted as Permitted Acquisitions pursuant to Section 10.05;

          (n)   extensions of trade credit (including to gaming customers) in the ordinary course of business;

          (o)   Investments in Hollywood Shreveport to enable the consummation of the Change of Control Offers or the Alternate Target Subsidiary Bond Offers or otherwise repurchase or redeem the Target Subsidiary Bonds; provided, that in the event of such Investments under this clause (o), Shreveport shall cease to be an Unrestricted Subsidiary; and

          (p)   in addition to Investments otherwise expressly permitted by this Section 10.04, Investments by Borrower or any of its Restricted Subsidiaries not to exceed, as of the date made, an aggregate amount equal to $100.0 million, no more than $50.0 million of which shall be from the incurrence of Indebtedness, no more than $50.0 million of which shall be from an Equity Issuance (exclusive of the fees and expenses incurred in connection with the issuance of such Indebtedness or such Equity Issuance), of which no more than $5.0 million may be Investments in Hollywood Shreveport for so long as Hollywood Shreveport remains an Unrestricted Subsidiary (provided that the amount of Investments made under this clause (p) shall equal the aggregate amount of such Investments minus the amounts received by Borrower and its Restricted Subsidiaries with respect to such Investments, including principal, interest, dividends, distributions, sale proceeds or other amounts).

        SECTION 10.05.    Mergers, Consolidations, Sales of Assets and Acquisitions.    Neither Borrower nor any Restricted Subsidiary will wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (other than solely to change the jurisdiction of incorporation (to the extent done in compliance with the applicable provisions of the Security Agreement)), or convey, sell, lease or sublease (as lessor or sublessor), transfer or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its business, property or assets, or purchase or otherwise acquire (in one or a series of related transactions) all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any person or any division or line of business of any person (or agree to do any of the foregoing at any future time), except for:

          (a)   Capital Expenditures by Borrower and the Restricted Subsidiaries shall be permitted to the extent permitted by Section 10.08(d);

          (b)   (i) Asset Sales of used, worn out, obsolete or surplus Property by Borrower and the Restricted Subsidiaries in the ordinary course of business and the abandonment or other Asset Sale of Intellectual Property that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of Borrower and its Restricted Subsidiaries taken as a whole shall be permitted; provided, however, that in each case the proceeds thereof shall be reinvested in the business of Borrower or a Restricted Subsidiary within one year of such Asset Sale, and (ii) sales which would otherwise constitute Asset Sales but for the dollar thresholds contained in the definition of Asset Sales shall be permitted;

          (c)   so long as no Default then exists or would arise therefrom, any Asset Sale for fair market value shall be permitted so long as the aggregate amount of assets sold pursuant to this clause (c) does not exceed an amount of assets responsible for in excess of 5% of Consolidated EBITDA in any fiscal year; provided, however, that the Net Available Proceeds therefrom shall be applied as specified in Section 2.10(a)(iv);

          (d)   Investments may be made to the extent permitted by Section 10.04;

          (e)   Borrower and the Restricted Subsidiaries may sell Cash Equivalents in the ordinary course of business;

          (f)    each of Borrower and the Restricted Subsidiaries may lease (as lessee or lessor) real or personal property and may guaranty such lease in the ordinary course of business;

          (g)   the Original Transactions shall be permitted as contemplated by the Transaction Documents and voluntary terminations of Swap Contracts shall be permitted;

          (h)   licenses and sublicenses by Borrower or any of Restricted Subsidiaries of software, Intellectual Property and other general intangibles in the ordinary course of business shall be permitted that do not materially interfere with the ordinary conduct of business of Borrower or any such Restricted Subsidiary;

          (i)    Permitted Acquisitions shall be permitted in an aggregate amount not to exceed (A) if at the time of the Permitted Acquisition and after giving pro forma effect thereto the Consolidated Senior Leverage Ratio is greater than 2.50 to 1.00, $75.0 million plus amounts permitted under clause (j) below, (B) if at the time of the Permitted Acquisition and after giving pro forma effect thereto, the Consolidated Senior Leverage Ratio is 2.50 to 1.00 or less, but greater than 2.00 to 1.00, $100.0 million plus amounts permitted under clause (j) below, and (C) if at the time of the Permitted Acquisition and after giving pro forma effect thereto the Consolidated Senior Leverage Ratio is 2.00 to 1.00 or less, $125.0 million plus amounts permitted under clause (j) below;

          (j)    in addition to amounts permitted above, Permitted Acquisitions financed with the net proceeds of a substantially concurrent issuance of Qualified Capital Stock of Borrower or with such Qualified Capital Stock as consideration therefor shall be permitted, in an aggregate amount not to exceed $100.0 million; and

          (k)   Borrower or any Subsidiary Guarantor may transfer property or lease to or acquire or lease property from Borrower or any other Subsidiary Guarantor and any Restricted Subsidiary may transfer property to or lease property to Borrower or any Subsidiary Guarantor and any Restricted Subsidiary may be merged into Borrower (as long as Borrower is the surviving corporation of such merger) or any Subsidiary Guarantor and any Immaterial Subsidiary may be liquidated, wound up or dissolved; provided, however, that the Lien on and security interest in such property granted in favor of Collateral Agent under the Security Documents shall be maintained in accordance with the provisions of Section 10.02.

To the extent the Majority Lenders waive the provisions of this Section 10.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 10.05, such Collateral (unless sold to Borrower or its Subsidiaries) shall be sold free and clear of the Liens created by the Security Documents, and Collateral Agent shall take all actions appropriate in order to effect the foregoing at the sole cost and expense of Borrower and without recourse or warranty by Collateral Agent (including the execution and delivery of appropriate UCC-3 termination statements and such other instruments and releases as may be necessary and appropriate to effect such release).

        SECTION 10.06.    Dividends.    Neither Borrower nor any of its Restricted Subsidiaries shall, directly or indirectly, declare or make any Dividend Payment at any time, except, without duplication, (x) any Restricted Subsidiary of Borrower may declare and make Dividend Payments to Borrower or any Wholly Owned Subsidiary of Borrower which is a Restricted Subsidiary, (y) any Restricted Subsidiary of Borrower, if such Restricted Subsidiary is not a Wholly Owned Subsidiary, may declare and make Dividend Payments to its equityholders generally so long as Borrower or its respective Restricted Subsidiary that owns the equity interest or interests in the Subsidiary making such Dividend Payments receives at least its proportionate share thereof (based upon its relative equity interests in the Restricted Subsidiary making such Dividend Payment), and (z) Borrower and its Restricted Subsidiaries may consummate the Transaction in accordance with the provisions of the Transaction Documents.

        SECTION 10.07.    Transactions with Affiliates.    Neither Borrower nor any of its Restricted Subsidiaries shall enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Borrower or any Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement at the time entered into, (b) in the ordinary course of business of Borrower or such Restricted Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to Borrower or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a person that is not an Affiliate; provided, however, that notwithstanding the foregoing, Borrower and its Restricted Subsidiaries (i) may enter into indemnification and employment agreements and arrangements with directors, officers and employees and the transactions discussed in Borrower's SEC filings prior to the Closing Date and (ii) make Investments and Dividend Payments permitted hereunder.

        SECTION 10.08.    Financial Covenants.

          (a)    Maximum Consolidated Total Leverage Ratio.    The Consolidated Total Leverage Ratio shall not, as of any Test Date (commencing with the first complete fiscal quarter ending after the Closing Date) during any period set forth in the table below, exceed the ratio set forth opposite such period in the table below:

Period	Ratio
January 1, 2003 - March 31, 2003	5.25x
April 1, 2003 - June 30, 2003	5.25x
July 1, 2003 - September 30, 2003	5.25x
October 1, 2003 - December 31, 2003	5.00x
January 1, 2004 - March 31, 2004	5.00x
April 1, 2004 - June 30, 2004	5.00x
July 1, 2004 - September 30, 2004	5.00x
October 1, 2004 - December 31, 2004	4.75x
January 1, 2005 - March 31, 2005	4.75x
April 1, 2005 - June 30, 2005	4.75x
July 1, 2005 - September 30, 2005	4.75x
October 1, 2005 - December 31, 2005	4.50x
January 1, 2006 - March 31, 2006	4.50x
April 1, 2006 - June 30, 2006	4.50x
July 1, 2006 - September 30, 2006	4.50x
October 1, 2006 - December 31, 2006	4.25x
January 1, 2007 - March 31, 2007	4.25x
April 1, 2007 - June 30, 2007	4.25x
July 1, 2007 - September 30, 2007	4.25x
October 1, 2007 and thereafter	4.00x

          (b)    Maximum Consolidated Senior Leverage Ratio.    The Consolidated Senior Leverage Ratio shall not, as of any Test Date (commencing with the first complete fiscal quarter ending after the Closing Date) during any period set forth in the table below, exceed the ratio set forth opposite such period in the table below:

Period	Ratio
January 1, 2003 - March 31, 2003	3.50x
April 1, 2003 - June 30, 2003	3.50x
July 1, 2003 - September 30, 2003	3.50x
October 1, 2003 - December 31, 2003	3.25x
January 1, 2004 - March 31, 2004	3.25x
April 1, 2004 - June 30, 2004	3.25x
July 1, 2004 - September 30, 2004	3.25x
October 1, 2004 - December 31, 2004	2.75x
January 1, 2005 - March 31, 2005	2.75x
April 1, 2005 - June 30, 2005	2.75x
July 1, 2005 - September 30, 2005	2.75x
October 1, 2005 - December 31, 2005	2.50x
January 1, 2006 - March 31, 2006	2.50x
April 1, 2006 - June 30, 2006	2.50x
July 1, 2006 - September 30, 2006	2.50x
October 1, 2006 and thereafter	2.00x

        (c)    Minimum Fixed Charge Coverage Ratio.    The Fixed Charge Coverage Ratio shall not, as of any Test Date (commencing with the first complete fiscal quarter ending after the Closing Date) during any period set forth in the table below, be less than the ratio set forth opposite such period in the table below:

Period	Ratio
January 1, 2003 - March 31, 2003	1.20x
April 1, 2003 - June 30, 2002	1.20x
July 1, 2003 - September 30, 2003	1.20x
October 1, 2003 - December 31, 2003	1.20x
January 1, 2004 - March 31, 2004	1.20x
April 1, 2004 - June 30, 2004	1.20x
July 1, 2004 - September 30, 2004	1.20x
October 1, 2004 - December 31, 2004	1.25x
January 1, 2005 - March 31, 2005	1.25x
April 1, 2005 - June 30, 2005	1.25x
July 1, 2005 - September 30, 2005	1.25x
October 1, 2005 - December 31, 2005	1.35x
January 1, 2006 - March 31, 2006	1.35x
April 1, 2006 - June 30, 2006	1.35x
July 1, 2006 - September 30, 2006	1.35x
October 1, 2006 and thereafter	1.50x

        (d)    Limitation on Capital Expenditures.    Borrower and its Restricted Subsidiaries shall not make or incur Capital Expenditures, except:

              (i)  Borrower and its Restricted Subsidiaries may make Maintenance Capital Expenditures in any fiscal year in an aggregate amount not to exceed 20% of Consolidated EBITDA for such fiscal year (the "Maintenance CapEx Basket"); provided, however, that an amount equal to 50% of the unused portion of the Maintenance CapEx Basket in any fiscal year may be carried forward to the following fiscal year; and provided, further, however, that in any fiscal year credited with such carried forward amounts, Borrower shall attribute any Maintenance Capital Expenditures first to the Maintenance CapEx Basket until such time as the Maintenance CapEx Basket is exhausted, before any Maintenance Capital Expenditures may be attributed to any such carried forward amounts.

             (ii)  Borrower and its Restricted Subsidiaries may make Expansion Capital Expenditures in any fiscal year in an aggregate amount not to exceed the sum of (A) $33.0 million at the Charles Town Facility; provided, however, that any Expansion Capital Expenditure at the Charles Town Facility shall not extend past December 31, 2004, (B) $40.0 million for the purpose of purchasing the leased real property located at the Boomtown Casino, Casino Rouge and Bullwhackers Casino; provided, however, that to the extent that an agreement can not be reached with respect to the purchase of the leased real property located at Boomtown Casino, $24.0 million of such Expansion Capital Expenditures under this clause (B) may be used for the purpose of the relocation of the Boomtown Casino, (C) the amount of actual borrowings under the Incremental Loans, if any, plus $100.0 million from the issuance of Equity Interests and (D) $10.0 million per annum; provided, however, that unutilized amounts for such fiscal year may be carried forward to the following fiscal year; provided, however, any unutilized amounts carried forward shall only be used after the current year's amount has been utilized.

        SECTION 10.09.    Limitation on Modification of Indebtedness; Modifications of Certificate of Incorporation and Certain Other Agreements, Etc.    Neither Borrower nor any of its Restricted Subsidiaries shall (i) amend or modify, or permit the amendment or modification of, any provision of material Indebtedness ("Material Indebtedness") or of any agreement (including any purchase agreement, indenture, loan agreement or security agreement) relating thereto other than any amendments or modifications to Indebtedness that do not in any way materially adversely affect the interests of the Lenders and are otherwise permitted under Section 10.01(b); (ii) amend or modify, or permit the amendment or modification of, any other Transaction Document, in each case except for amendments or modifications which are not in any way adverse in any material respect to the interests of the Lenders; or (iii) amend, modify or change its articles of incorporation or other constitutive documents (including by the filing or modification of any certificate of designation) or bylaws, or any agreement entered into by it, with respect to its capital stock (including any shareholders' agreement), or enter into any new agreement with respect to its capital stock, other than any amendments, modifications, agreements or changes pursuant to this clause (iii) or any such new agreements pursuant to this clause (iii) which do not in any way materially adversely affect in any material respect the interests of the Lenders.

        SECTION 10.10.    Certain Payments of Indebtedness.    (a) None of Borrower or any of its Restricted Subsidiaries will, nor will they permit any Restricted Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except with respect to:

              (i)  Indebtedness created under the Credit Documents;

             (ii)  payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness;

            (iii)  refinancings of Indebtedness to the extent permitted by Section 10.01 and Indebtedness incurred pursuant to Section 10.01(p);

            (iv)  payment of secured Indebtedness out of the proceeds of any sale or transfer of the property or assets securing such Indebtedness;

             (v)  so long as the Consolidated Total Leverage Ratio is less than 3.00 to 1.00, payment of or repurchase, redemption, retirement, acquisition or cancellation of Borrower's and its Restricted Subsidiaries' Permitted Subordinated Indebtedness and/or Borrower Outstanding Bonds with all or any portion of the amounts by which Borrower offered to prepay the Term Loans (pro rata to the Term D Facility Loans then outstanding) in accordance with Section 2.09(b)(iii) but that were declined in accordance with such Section 2.09(b)(iii);

            (vi)  payment of Indebtedness owing to Borrower or any Subsidiary Guarantor

           (vii)  redemptions, repurchases or acquisitions of the Target Subsidiary Bonds;

          (viii)  Capital Lease Obligations, Purchase Money Obligations and interest rate swaps otherwise permitted under the Credit Documents; and

            (ix)  conversions of Permitted Subordinated Indebtedness in accordance with the terms of such Permitted Subordinated Indebtedness.

        SECTION 10.11.    Limitation on Certain Restrictions Affecting Subsidiaries.    None of Borrower or any of its Restricted Subsidiaries shall, directly or indirectly, create any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of Borrower to (a) pay dividends or make any other distributions on such Restricted Subsidiary's Equity Interests or any other interest or participation in its profits owned by Borrower or any of its Restricted Subsidiaries, or pay any Indebtedness or any other obligation owed to Borrower or any of its Restricted Subsidiaries, (b) make Investments in or to Borrower or any of its Restricted Subsidiaries, or (c) transfer any of its Property to Borrower or any of its Restricted Subsidiaries, except that each of the following shall be permitted (i) any such encumbrances or restrictions existing under or by reason of (x) applicable Law (including any Gaming Law and any regulations, order or decrees of any Gaming Authority) or (y) the Credit Documents, (ii) restrictions on the transfer of Property subject to a Permitted Lien permitted under Section 10.02, (iii) customary restrictions on subletting or assignment of any lease governing a leasehold interest of any Company, (iv) restrictions on the transfer of any Property subject to an Asset Sale permitted under this Agreement, (v) restrictions contained in existing Indebtedness, (vi) restrictions contained in Permitted Subordinated Indebtedness and Permitted Refinancings and other Indebtedness permitted under Section 10.01, and (vii) customary restrictions in joint venture arrangements.

        SECTION 10.12.    Limitation on the Issuance of Equity Interests.    No Restricted Subsidiary of Borrower will issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, Equity Interests, except (i) for stock splits, stock dividends and additional Equity Interest issuances which do not decrease the percentage ownership of Borrower or any Restricted Subsidiary in any class of the Equity Interest of such Restricted Subsidiary; (ii) Restricted Subsidiaries of Borrower formed after the Closing Date pursuant to Section 10.13 may issue Equity Interests to Borrower or the respective Restricted Subsidiary of Borrower which is to own such stock; and (iii) the Restricted Subsidiaries may issue to Borrower and to other Restricted Subsidiaries of Borrower common stock that is Qualified Capital Stock. All Equity Interests issued to any Credit Party in accordance with this Section 10.12 shall, to the extent required by the Security Agreement, be delivered to Administrative Agent for pledge pursuant to the Security Agreement.

        SECTION 10.13.    Limitation on the Creation of Subsidiaries.    Except as permitted by Section 10.04(g) and in connection with Acquisitions permitted hereunder, neither Borrower nor any Restricted Subsidiary shall establish, create or acquire any additional Subsidiaries without the prior written consent of Administrative Agent; provided that Borrower may establish or create one or more Subsidiaries of Borrower or one of its Subsidiaries without such consent so long as (i) 100% of the Equity Interest of any new Subsidiary (other than a Foreign Subsidiary) is upon the creation or establishment of any such new Subsidiary pledged and delivered to Collateral Agent for the benefit of the Secured Parties (as defined in the Security Agreement) under the Security Agreement and (ii) upon the creation or establishment of any such new Subsidiary such Subsidiary (other than a Foreign Subsidiary) executes a Joinder Agreement and becomes a party to the applicable Security Documents in accordance with Section 9.12 and the other Credit Documents.

        SECTION 10.14.    Limitation on Lines of Business.    Neither Borrower nor any Restricted Subsidiary shall directly or indirectly engage to any material extent in any line or lines of business activity other than the business of the type conducted or proposed to be conducted by the Companies as of the Closing Date (after giving effect to the Transactions) and any other businesses reasonably related or incidental thereto.

        SECTION 10.15.    Limitation on Accounting Changes; Limitation on Investment Company Status.    Neither Borrower nor any Restricted Subsidiary shall (i) make or permit any change in accounting policies or reporting practices from those in effect for Borrower on the date hereof, except changes that would not result in a Material Adverse Effect, those required by the SEC or as required or permitted by GAAP, or (ii) change its fiscal year end (December 31 of each year). No Credit Party shall be or become an investment company subject to the registration requirements under the United States Investment Company Act of 1940, as amended.

ARTICLE XI

EVENTS OF DEFAULT

        SECTION 11.01.    Events of Default.    If one or more of the following events (herein called "Events of Default") shall occur and be continuing:

          (a)   any representation or warranty made or deemed made pursuant to any Credit Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished pursuant to any Credit Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

          (b)   default shall be made in the payment of (i) any principal of any Loan or the reimbursement with respect to any Reimbursement Obligation when and as the same shall become due and payable (whether at the stated maturity upon prepayment or repayment or by acceleration thereof or otherwise) and (ii) any interest on any Loans when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

          (c)   default shall be made in the payment of any fee or any other amount (other than an amount referred to in (b) above) due under any Credit Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

          (d)   default shall be made in the due observance or performance by Borrower or any of its Restricted Subsidiaries of any covenant, condition or agreement contained in Section 9.01(a), 9.04(f), 9.07 or in Article X;

          (e)   default shall be made in the due observance or performance by Borrower or any of its Restricted Subsidiaries of any covenant, condition or agreement contained in any Credit Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied or shall not be waived for a period of 30 days after written notice thereof from Administrative Agent or any Lender to Borrower;

          (f)    Borrower or any of its Restricted Subsidiaries shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable (after giving effect to any applicable grace period), or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness or any event or condition occurs, if the effect of any failure or occurrence referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice but giving effect to applicable grace periods) to cause, such Indebtedness to become due prior to its stated maturity; provided that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $10.0 million at any one time;

          (g)   an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Borrower or any of its Restricted Subsidiaries, or of a substantial part of the property or assets of Borrower or any of its Restricted Subsidiaries, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any of its Restricted Subsidiaries or for a substantial part of the property or assets of Borrower or any of its Restricted Subsidiaries; or (iii) the winding-up or liquidation of Borrower or any of its Restricted Subsidiaries; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

          (h)   Borrower or any of its Restricted Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any of its Restricted Subsidiaries or for a substantial part of the property or assets of Borrower or any of its Restricted Subsidiaries; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate (except as permitted hereunder);

          (i)    one or more judgments for the payment of money in an aggregate amount in excess of $10.0 million (to the extent not covered by third party insurance) shall be rendered against Borrower or any of its Restricted Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Borrower or any of its Subsidiaries to enforce any such judgment;

          (j)    an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, is reasonably likely to result in a liability of Borrower or any of its Subsidiaries in an aggregate amount exceeding $10.0 million;

          (k)   with respect to any Collateral, any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Documents (including for the benefit of the First Priority Secured Parties a perfected first priority security interest in and Lien on all of the Collateral thereunder (except as otherwise expressly provided in this Agreement or such Security

  Documents)) in favor of Collateral Agent, or shall be asserted by Borrower, any other Credit Party or anyone else not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby;

          (l)    any Guarantee shall cease to be in full force and effect or any of the Subsidiary Guarantors repudiates, or attempts to repudiate, any of its obligations under any of the Guarantees (except to the extent such Guarantee ceases to be in effect in connection with (i) a merger of one Subsidiary Guarantor into another Subsidiary Guarantor permitted pursuant to Section 10.05(k)), (ii) the liquidation, winding up or dissolution of an Immaterial Subsidiary) or (iii) the sale of a Subsidiary Guarantor permitted hereunder;

          (m)  any Credit Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Credit Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Credit Party shall repudiate or deny that it has any liability or obligation for the payment of principal or interest or other obligations purported to be created under any Credit Document;

          (n)   there shall have occurred a Change of Control; or

          (o)   there shall have occurred a License Revocation by any Gaming Authority in a jurisdiction in which Borrower or any of its Restricted Subsidiaries owns or operates a Gaming Facility which, individually or in the aggregate, could reasonably be expected to result in a reduction of more than 5% of the gross revenues of Borrower and its Restricted Subsidiaries on a consolidated basis; provided that such License Revocation continues for at least thirty (30) consecutive days;

then, and in every such event (other than an event described in paragraph (g) or (h) above with respect to Borrower), and at any time thereafter during the continuance of such event, Administrative Agent, at the request of the Majority Lenders, shall, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of Borrower accrued hereunder and under any other Credit Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Credit Document to the contrary notwithstanding; and in any event described in paragraph (g) or (h) above with respect to Borrower, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of Borrower accrued hereunder and under any other Credit Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Credit Document to the contrary notwithstanding.

ARTICLE XII

AGENTS

        SECTION 12.01.    General Provisions.    Each of the Lenders, Agents, Swingline Lender and L/C Lender hereby irrevocably appoints Administrative Agent as its agent and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof and the Security Documents, together with such actions and powers as are reasonably incidental thereto. Administrative Agent agrees to give promptly to each Lender a copy of each notice or other document received by it pursuant to any Credit Document (other than any that are required to be delivered to the Lenders by any Credit Party). Notwithstanding any of the foregoing, the Majority Lenders may replace Administrative Agent at any time in the event of willful misconduct or gross negligence by Administrative Agent in the administration of the duties and obligations expressly authorized herein as determined by a court of competent jurisdiction.

        The Lender or other financial institution serving as any Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not such Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Company or other Affiliate thereof as if it were not such Agent hereunder.

        No Agent shall have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be required by Section 13.04), and (c) except as expressly set forth herein, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Company that is communicated to or obtained by the financial institution serving as such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be required by Section 13.04) or in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to Administrative Agent and such Agent by Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Credit Document or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of any Credit Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VII or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent or (vi) making a determination that any condition precedent set forth in Article VII that is to be to such Agent's satisfaction is satisfied.

        Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Majority Lenders (or, if so specified by this Agreement, all Lenders or such other number or percentage of the Lenders as shall be required by Section 13.04) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action (it being understood that this provision shall not release Administrative Agent from performing any action with respect to Borrower expressly required to be performed by it pursuant to the terms hereof) under this Agreement. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Credit Document in accordance with a request of the Majority Lenders provided, however, that any Agent shall be required to act or refrain from acting at the request of all of the Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

        Each Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent and reasonably acceptable to Borrower. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Affiliates, directors, officers, employees, agents and advisors ("Agent Related Parties"). The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Agent Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities of such Agent.

        Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, any Agent may resign at any time by notifying the Lenders, L/C Lender (with respect to Administrative Agent only) and Borrower. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor which, so long as no Event of Default is continuing, shall be reasonably acceptable to Borrower. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and L/C Lender, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank which, so long as no Event of Default is continuing, shall be reasonably acceptable to Borrower. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After Agent's resignation hereunder, the provisions of this Article XII shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Agent Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as such Agent.

        Subject to compliance with applicable Gaming Laws, Lead Arrangers may replace Collateral Agent at any time for any reason with another institution with the consent of Borrower (which will not be unreasonably withheld or delayed and shall not be required during the continuance of an Event of Default). The appointment of any successor Collateral Agent shall be effective upon the acceptance of such appointment.

        The Lenders identified in this Agreement as the Sole Syndication Agent and the Documentation Agents shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders. Without limiting the foregoing, none of the Sole Syndication Agent or the Documentation Agents shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the Sole Syndication Agent and the Documentation Agents as it makes with respect to the Administrative Agent or any other Lender in this Article XII.

        Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder. No Agent shall be deemed a trustee or other fiduciary on behalf of any party.

        SECTION 12.02.    Indemnification.    Each Lender agrees to indemnify and hold harmless each Agent (to the extent not reimbursed under Section 13.03, but without limiting the obligations of any Credit Party under Section 13.03), ratably in accordance with the aggregate principal amount of the respective Commitments of and/or Loans and Reimbursement Obligations held by the Lenders (or, if all of the Commitments shall have been terminated or expired, ratably in accordance with the aggregate outstanding amount of the Loans and Reimbursement Obligations held by the Lenders), for any and all liabilities (including pursuant to any Environmental Law), obligations, losses, damages, penalties, actions, judgments, deficiencies, suits, costs, expenses (including reasonable attorney's fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against such Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of any Credit Document or any other documents contemplated by or referred to therein for any action taken or omitted to be taken by such Agent under or in respect of any of the Credit Documents or other such documents or the transactions contemplated thereby (including the costs and expenses that the Credit Parties are obligated to pay under Section 13.03, and including also any payments under any indemnity granted pursuant to Section 12.04 of the Security Agreement, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, however, that no Lender shall be liable for any of the foregoing to the extent resulting from the gross negligence, bad faith or willful misconduct of the party to be indemnified. The agreements set forth in this Section 12.02 shall survive the payment of all Loans and other obligations hereunder and shall be in addition to and not in lieu of any other indemnification agreements contained in any other Credit Document.

        SECTION 12.03.    Consents Under Other Credit Documents.    Except as otherwise provided in the Credit Documents including, without limiting Section 13.04 hereof Administrative Agent may, with the prior consent of the Majority Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the other Credit Documents.

        SECTION 12.04.    Collateral Sub-Agents.    Each Lender by its execution and delivery of this Agreement agrees, as contemplated by Article VIII of the Security Agreement, that, in the event it shall hold any Cash Equivalents referred to therein, upon the written request of Administrative Agent following the occurrence of an Event of Default and the execution and delivery by Administrative Agent, such Lender and the applicable Credit Party of a mutually acceptable control agreement with respect to such Cash Equivalent (it being understood that no Lender is obligated to enter into any such control agreement), such Cash Equivalents shall be held in the name and under the control of such Lender, and such Lender shall hold such Cash Equivalents as a collateral sub-agent for Administrative Agent thereunder. Each Credit Party by its execution and delivery of this Agreement hereby consents to the foregoing. In such event, such Lender acting in the capacity of a sub-agent shall be afforded all protections set forth in this Article XII as if acting as Administrative Agent with respect to such holdings. Notwithstanding anything in this Agreement or any other Credit Document to the contrary, except as set forth in Section 4.07 hereof, no Lender (other than Administrative Agent acting in such capacity) which is acting as a Financial Intermediary (as defined in the Security Agreement) with respect to any Securities Collateral (as defined in the Security Agreement) shall have any duty or obligation (whether express or implied) to the other Lenders in respect of such Securities Collateral or the disposition thereof unless such Lender, Administrative Agent and the applicable Credit Party have entered into a Financial Account Consent Agreement (as defined in the Security Agreement) or other control or similar agreement with respect to such Securities Collateral (it being understood that no Lender shall have any obligation to enter into any such agreement).

        SECTION 12.05.    Post Effective Date Authority.    Collateral Agent and Administrative Agent are authorized (and Borrower and the Restricted Subsidiaries shall cooperate therewith) to take any and all actions to effectuate the intent and purposes of this amendment and restatement of the Original Credit Agreement to occur on the Effective Date (including, without limitation, to provide for all matters contemplated by Sections 7.01(i) and 9.13).

ARTICLE XIII

MISCELLANEOUS

        SECTION 13.01.    Waiver.    No failure on the part of any Creditor to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

        SECTION 13.02.    Notices.    All notices, requests and other communications provided for herein and under the Security Documents (including any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including by facsimile) delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof (or any Subsidiary Guarantor, as so specified for Borrower) or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by facsimile or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid. Any Notice of Borrowing or Notice of Continuation/Conversion shall be deemed to have been received when actually received.

        SECTION 13.03.    Expenses, Indemnification, Etc.    (a) The Credit Parties, jointly and severally, agree to pay or reimburse:

          (i)    Agents and the Swingline Lender for all of their reasonable out-of-pocket costs and expenses (including the reasonable fees and expenses of Cahill Gordon & Reindel LLP(and one local counsel in each jurisdiction reasonably deemed necessary by Agents)) in connection with (1) the negotiation, preparation, execution and delivery of the Credit Documents and the extension and syndication of credit hereunder, (2) the negotiation, preparation, execution and delivery of any modification, supplement, amendment or waiver of any of the terms of any Credit Document (whether or not consummated or effective) requested by the Credit Parties, (3) following the occurrence and during the continuance of an Event of Default, the enforcement of any Credit Document, and (4) the syndication of the Loans and Commitments;

          (ii)   each Creditor for all reasonable out-of-pocket costs and expenses of such Creditor (including the reasonable fees and expenses of one legal counsel for Lenders and Agents) in connection with (1) any enforcement or collection proceedings resulting from any Default, including all manner of participation in or other involvement with (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated), (2) the enforcement of this Section 13.03 and (3) any documentary taxes; and

          (iii)  Administrative Agent for all reasonable costs, expenses, taxes, assessments and other charges (including reasonable fees and disbursements of counsel) incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Credit Document or any other document referred to therein.

Without limiting the rights of any Lender under this Section 13.03(a), each Lender, upon request of Borrower from time to time, will advise Borrower of an estimate of any amount anticipated to be recovered under this Section 13.03(a).

        (b)   The Credit Parties, jointly and severally, hereby agree to indemnify each Creditor and their respective Affiliates, directors, trustees, officers, employees and agents (each, an "Indemnitee") from, and hold each of them harmless against, and that no Indemnitee will have any liability for, any and all Losses incurred by any of them (including any and all Losses incurred by any Agent, Swingline Lender or L/C Lender to any Lender, whether or not any Creditor is a party thereto) directly or indirectly arising out of or by reason of or relating to the negotiation, execution, delivery, performance, administration or enforcement of any Credit Document, any of the transactions contemplated by the Credit Documents (including the Transactions), any breach by any Company of any representation, warranty, covenant or other agreement contained in any Credit Document in connection with any of the Transactions, the use or proposed use of any of the Loans or Letters of Credit, the issuance of or performance under any Letter of Credit or the use of any collateral security for the Loans (including the exercise by any Creditor of the rights and remedies or any power of attorney with respect thereto and any action or inaction in respect thereof), including all amounts payable by any Lender pursuant to Section 12.02, but excluding any such Losses to the extent finally determined by a court of competent jurisdiction to have arisen solely from the gross negligence, bad faith or willful misconduct of the Indemnitee.

        Without limiting the generality of the foregoing, the Credit Parties, jointly and severally, will indemnify each Creditor and each other Indemnitee from, and hold each Creditor and each other Indemnitee harmless against, any Losses described in the preceding sentence arising under any Environmental Law as a result of (i) the past, present or future operations of any Company (or any predecessor in interest to any Company), (ii) the past, present or future condition of any site or facility owned, operated, leased or used at any time by any Company (or any such predecessor in interest) to the extent such Losses arise from or relate to the parties relationship under the Credit Documents or to any Company's (or such predecessor in interest's) (A) ownership, operation, lease or use of such site or facility or (B) any aspect of the respective business or operations of such parties, and, in each case shall include, without limitation, any and all such Losses for which any Company could be found liable, or (iii) any Release or threatened Release of any Hazardous Materials at, on, under or from any such site or facility to the extent such Losses arise from or relate to the parties relationship under the Credit Documents or to any Company's (or such predecessor in interest's) (A) ownership, operation, lease or use of such site or facility or (B) any aspect of the respective business or operations of such parties, and, in each case shall include, without limitation, any and all such Losses for which any Company could be found liable, including any such Release or threatened Release that shall occur during any period when any Creditor shall be in possession of any such site or facility following the exercise by such Creditor of any of its rights and remedies hereunder or under any of the Security Documents; provided, however, that the indemnity hereunder shall be subject to the exclusions from indemnification set forth in the preceding sentence.

        To the extent that the undertaking to indemnify and hold harmless set forth in this Section 13.03 or any other provision of any Credit Document providing for indemnification is unenforceable because it is violative of any law or public policy or otherwise, the Credit Parties, jointly and severally, shall contribute the maximum portion that each of them is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by any of the persons indemnified hereunder.

        The Credit Parties also agree that no Indemnitee shall have any liability (whether direct or indirect, in contract or tort or otherwise) for any Losses to any Credit Party or any Credit Party's security holders or creditors resulting from, arising out of, in any way related to or by reason of any matter referred to in any indemnification or expense reimbursement provisions set forth in any Credit

Document, except to the extent that any Loss is determined by a court of competent jurisdiction in a final nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee.

        The Credit Parties agree that, without the prior written consent of Administrative Agent, Lead Arrangers and the Majority Lenders, which consent shall not be unreasonably withheld, no Credit Party will settle, compromise or consent to the entry of any judgment in any pending or threatened Proceeding in respect of which indemnification is reasonably likely to be sought under the indemnification provisions of this Section 13.03 (whether or not any Indemnitee is an actual or potential party to such Proceeding), unless such settlement, compromise or consent includes an unconditional written release of each Indemnitee from all liability arising out of such Proceeding and does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any Indemnitee and does not involve any payment of money or other value by any Indemnitee or any injunctive relief or factual findings or stipulations binding on any Indemnitee.

        SECTION 13.04.    Amendments, Etc.    (i) No provision of any Credit Document may be amended, modified or supplemented except by an instrument in writing signed by the Credit Parties party thereto and the Majority Lenders, or by the Credit Parties party thereto and Administrative Agent acting with the written consent of the Majority Lenders, and no provision of any Credit Document may be waived except by an instrument in writing signed by the Credit Parties party thereto and the Majority Lenders, or by the Credit Parties party thereto and Administrative Agent acting with the written consent of the Majority Lenders; provided, however, that:

          (a)   no amendment, modification, supplement or waiver shall, unless by an instrument signed by each Lender or by Administrative Agent acting with the written consent of each Lender (with the consent of Lenders having Obligations directly affected thereby in the case of clauses (II) (it being understood that the consent of no other Lender or Agent is needed in each such case)): (I) extend the scheduled final maturity of any Loan or Note, or extend the expiration date of any Letter of Credit beyond the R/C Maturity Date, or reduce the rate of interest (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to clause (b) of Section 3.02) or fees thereon, or extend the time of payment of interest or fees thereon (other than in connection with the extension of any scheduled payment hereunder otherwise permitted hereby), or reduce the principal amount thereof, or make any change to the definition of Applicable Margin or Applicable Fee Percentage (or Annex B) (it being understood that any increase in the rate of interest or fee applicable to the Loans only requires the consent of the Majority Lenders and any increase in a Lender's Commitment shall require the consent of such Lender), or, subject to Section 13.04(iv), make any change to the penultimate sentence of the first paragraph of Section 2.09, or reduce the Reimbursement Obligation in respect of any Letter of Credit, (II) extend the final maturity of any of the Commitments or amend Section 2.04(a), (III) change the currency in which any Obligation is payable, (IV) amend the terms of this Section 13.04 or clause (iv) of Section 13.06(b), Section 4.02, 4.07, Article V or 12.03, (V) reduce the percentages specified in the definition of the term "Majority Lenders" or amend any provision of any Credit Document requiring the consent of all the Lenders or reduce any other percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof (it being understood, however, that only the consent of the Lenders included in such percentage need be obtained), (VI) release all or substantially all of the Subsidiary Guarantors from their obligations under Article VI (unless permitted by this Agreement), (VII) consent to the assignment or transfer by Borrower of any of its rights and obligations under any Credit Document (except that in a transaction permitted by Section 10.05 resulting in any Credit Party (except Borrower) assigning its rights and obligations under the Credit Documents to any other Credit Party no consent of any Lender or Agent need be obtained), (VIII) release all or substantially all the Collateral or terminate the Lien under any Credit Document in respect of all or substantially all the Collateral (except as permitted by the Credit Documents) or agree to additional obligations (other than the Obligations and any other extensions of credit under this Agreement (or any other agreement) consented to by the Majority Lenders) being secured by the Collateral, (IX) amend Section 13.03 or any other indemnification and expense reimbursement provision set forth in any Credit Document in any manner adverse to any Creditor or (X) provide for Interest Periods with a longer period than the then longest available Interest Period;

          (b)   no such amendment or waiver shall increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that amendments or waivers of conditions precedent, covenants or Defaults shall not constitute an increase of the Commitment of any Lender);

          (c)   any modification or supplement of or waiver with respect to Article XII which affects any Agent in its capacity as such shall require the consent of such Agent;

          (d)   no consent of any Lender need be obtained, and Administrative Agent is hereby authorized, to release any Lien securing the Obligations on Property which is the subject of any disposition permitted by the Credit Documents and to release any Guarantee of a Subsidiary upon the sale of a majority of the Equity Interests of such Subsidiary in accordance with the Credit Documents;

          (e)   subject to clause (a)(I) of the proviso to this Section 13.04(i), the consent of all of the Lenders of the affected Term Facility (but no other Lender or Agent) shall be required with respect to any extension of any scheduled Amortization Payment or any reduction in the amount of any scheduled Amortization Payment (except in accordance with Section 2.09 or Section 2.10);

          (f)    subject to Section 13.04(iv), no modification, supplement or waiver shall alter the provisions of the first paragraph of Section 2.10(b) in a manner that would reduce the proportion of any prepayment under Section 2.10(a) to be allocated to any Tranche or the order of application among the Tranches or the order of application to Loans within a Tranche or change the right of any Tranche to decline or to accept prepayments pursuant to Section 2.09(b) or 2.10(b), in each case without the consent of the Requisite Tranche Lenders of the Tranche proposed to be allocated a lesser prepayment or to have its order of priority changed or have the order of application within such Tranche changed as a result thereof (it being understood that the increase of any Tranche or the addition of a new tranche of credit that is afforded substantially the same rights under Section 2.10(b) as the Tranches of the same type are then treated under Section 2.10(b) shall only require the consent of the Majority Lenders); provided that no such consent is required in connection with the Incremental Loan Facility;

          (g)   no reduction of the percentage specified in the definition of "Majority Revolving Lenders" shall be made without the consent of each Revolving Lender (it being understood that no consent of any other Lender or Agent is needed);

          (h)   no reduction of the percentage specified in any subclause of the definition of "Requisite Tranche Lenders" shall be made without the consent of each Lender of the Tranche contemplated by such subclause (it being understood that no consent of any other Lender or Agent is needed);

          (i)    no amendment or waiver shall affect the rights or duties of L/C Lender in its capacity as such or alter the obligation of any Revolving Lender pursuant to Section 2.03(e) or 2.03(f) without the consent of L/C Lender;

          (j)    no amendment or waiver shall affect the rights or duties of the Swingline Lender in its capacity as such or alter the obligations of the Swingline Lender pursuant to Section 2.01(g) without the consent of the Swingline Lender;

          (k)   no consent of any Lender need be obtained to effect any amendment of any Credit Document necessary to comply with Section 9.09 or Section 9.12;

          (l)    no amendment, modification, supplement or waiver may be made to any condition precedent to any extension of credit under the Revolving Facility set forth in subsection 7.02 without the written consent of the Majority Revolving Lenders, it being understood that amendments to or waivers of any representation or warranty or any covenant contained in any Credit Document, or of any Default, shall be deemed to be effective for purposes of determining whether the conditions precedent set forth in subsection 7.02 to the making of any extension of credit under the Revolving Loans have been satisfied regardless of whether the Majority Revolving Lenders shall have consented to such amendment or waiver;

          (m)  so long as any Term A Facility Loans, Revolving Loans, Incremental Loans (to the extent they are revolving loans), Swingline Loans or L/C Liabilities are outstanding or any Revolving Commitments are in effect, the date then in effect for any scheduled Amortization Payment or the scheduled final maturity of any Term B Facility, Loans, Term C Facility Loans or Incremental Loans (if such Incremental Loan is a Term Loan) having the terms thereof may not be made earlier than the date then in effect and the then applicable amount of any such Amortization Payment (other than the last Amortization Payment thereon) may not be increased without the consent of the Lenders holding a majority of the sum of the Revolving Loans, L/C Liabilities, Swingline Exposure, Unutilized R/C Commitments then in effect and Term A Facility Loans (such Lenders holding such credit exposure, the "Majority Pro Rata Lenders") then outstanding;

          (n)   no material change shall be made to the definition of "Eligible Person" or to Section 2.11(b) if such change violates any Gaming Law or if any applicable Gaming Authority prohibits such change; and

          (o)   no amendment, modification, supplement or waiver may be made to any covenants set forth in Section 10.08(a), (b) and (c) (excluding any component definitions relating thereof) without the written consent of (i) the Revolving Majority Lenders (including such Incremental Loans that are Revolving Loans) and (ii) with respect to those Lenders having Term A Facility Loans and Term A Facility Commitments, Term B Facility Loans and Term B Facility Commitments, Term C Facility Loans and Term C Facility Commitments, and any Incremental Loans or Incremental Loan Facility Commitments that are term loans, Lenders having at least a majority of the aggregate sum of the Term A Facility Loans and Term A Facility Commitments, Term B Facility Loans and Term B Facility Commitments, Term C Facility Loans and Term C Facility Commitments then outstanding, and the Incremental Loans that are term loans and Incremental Loan Facility Commitments that are term loans then outstanding.

        (ii)   If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by Section 13.04(i)(a), the consent of the Majority Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right to replace one or more of such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.11 so long as at the time of such replacement each such Replacement Lender consents to the proposed change, waiver, discharge or termination.

        (iii)  Notwithstanding anything herein to the contrary, (A) with the consent of the Majority Lenders, other additional extensions of credit pursuant to this Agreement may be included in the determination of the Majority Lenders, Majority Revolving Lenders and Requisite Tranche Lenders without notice to or consent of any other Lender or Agent on substantially the same basis as the Commitments (and related extensions of credit) are included on the Closing Date, and (B) it is agreed and understood that, subject to clauses (f), (m) and (n) of Section 13.04(i), any prepayment required by

Section 2.10 (and any corresponding reduction of the Revolving Commitments) may be modified, supplemented or waived by the Majority Lenders.

        (iv)  Notwithstanding anything herein to the contrary, upon any additional extensions of credit under this Agreement being approved by the written consent of the Majority Lenders, Lead Arrangers, Administrative Agent and the Credit Parties are hereby authorized to effect amendments (without notice to or the consent of any other Lender or Agent) to (i) Sections 1.01 and 1.03 for the purpose of including such appropriate defined terms as may be necessary and apply to such additional extensions of credit being incorporated into this Agreement to identify it as a separate Class of Loans (and within the definition of "Commitments," "Loans," etc.) hereunder (if necessary), and to include it in the various defined terms relating to required percentages of outstanding extensions of credit hereunder for purposes of amendments and waivers to the Credit Documents (e.g., "Majority Lenders," "Requisite Tranche Lenders") so long as treated on substantially the same terms as other Classes of Loans are then treated; (ii) Section 2.08 to effect conforming changes to reflect such new Class; (iii) Section 2.09 to treat any such new Class that is a term extension of credit on substantially the same terms as the Term Facilities are then treated (including, for any new Class held by lenders similar to the Lenders of the Term B Loan Facility and Incremental Loan Facilities having the terms thereof, the provisions of Section 2.09(b)) (it being understood that the order of application of optional prepayments to amortization payments for such new Class shall be as agreed between the Credit Parties and the lenders extending such new credit in their sole discretion) and to treat any such new Class that is a revolving facility on substantially the same terms as the Revolving Facility is then treated; (iv) Section 2.10(b) to treat any such new Class that is a term extension of credit on substantially the same terms as the Term Facilities are then treated (including, for any new Class held by lenders similar to the Lenders of the Term B Loan Facility and Incremental Loan Facilities having the terms thereof, the provisions of the last sentence of Section 2.10(b)(i)) (it being understood that the order of application of mandatory prepayments to amortization payments for such new Class shall be as agreed between the Credit Parties and the lenders extending such new credit in their sole discretion) and to treat any such new Class that is a revolving facility on substantially the same terms as the Revolving Facility is then treated; and (v) Section 3.01(b) to provide for the amortization for such new Class of Loans as provided for by the lenders thereof and the Credit Parties in their sole discretion so long as the Weighted Average Life to Maturity of any new term extension of credit is not less than that of the then existing Term B Facility Loans and the Weighted Average Life to Maturity of any revolving extension of credit is not less than that of the Revolving Commitments then in effect.

        SECTION 13.05.    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        SECTION 13.06.    Assignments and Participations.    (a) No Credit Party may assign its respective rights or obligations hereunder or under the Notes or any other Credit Document without the prior written consent of all of the Lenders.

        (b)   Each Lender may assign (which may be non-pro rata among Loans and Commitments) to any Eligible Person any of its Loans, its Notes, its L/C Interests and its Commitments, provided that (i) no such assignment to any such Eligible Person (other than any Lender, any Affiliate of any Lender or any Approved Fund) shall be in an aggregate principal amount of less than $1.0 million other than in the case of an assignment of all of a Lender's interests under this Agreement, unless otherwise agreed by Borrower and Administrative Agent, (ii) in the case of any assignment of Revolving Commitments (other than to a Lender or an Affiliate of a Lender) the consent of Borrower and Administrative Agent shall be required, (iii) no consent shall be required for any assignment by Administrative Agent or any of its Affiliates, (iv) in the case of any assignment of Term Loans the consent of Administrative Agent shall be required, (v) no consent of Borrower shall be required for an assignment by the Swingline Lender of the Swingline Loans, (vi) each assignment, other than to a Lender or any Lender's Affiliate or an Approved Fund of any Lender and other than any assignment effected by Lead

Arrangers or any of their respective Affiliates in connection with the syndication of the Commitments and/or Loans or otherwise, shall not reduce the assignor's Loans and Commitments to less than $1.0 million (unless reduced to $0 or otherwise agreed to by Administrative Agent and, in the case of Revolving Loans and Swingline Loans, Borrower) and (vii) in no event may any such assignment be made to any Credit Party or any of its Affiliates without consent of all Lenders unless the Assignee agrees in writing that its Loans or Notes shall not be deemed outstanding for any matter under Section 13.04 or any other vote or consent of the Lenders under the Credit Documents; and provided, further that any consent of Borrower otherwise required under this clause (b) shall not be required if a Default or Event of Default has occurred and is continuing. Any assignment of a Loan shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of a Loan shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan (if a Note was issued in respect thereof), accompanied by a Notice of Assignment, and upon consent thereto by Borrower and Administrative Agent to the extent required above (none of which consents to be unreasonably withheld, delayed or conditioned), one or more new Notes (if requested by the new Lender) in the same aggregate principal amount shall be issued to the designated assignee (or its nominee) and the old Notes shall be returned by Administrative Agent to Borrower marked "canceled". Upon execution and delivery by the assignee to Borrower and Lead Arrangers of a Notice of Assignment, and upon consent thereto by Borrower, Lead Arrangers and L/C Lender to the extent required above (none of which consents to be unreasonably withheld, delayed or conditioned), and in the case of a Loan, upon appropriate entries being made in the Register the assignee shall have, to the extent of such assignment (unless otherwise provided in such assignment with the consent of Administrative Agent), the obligations, rights and benefits of a Lender hereunder holding the Commitment(s), Loans (or portions thereof) and L/C Interests assigned to it (in addition to the Commitment(s), L/C Interests and Loans, if any, theretofore held by such assignee) and the assigning Lender shall, to the extent of such assignment, be released from the Commitment(s) (or portion(s) thereof) so assigned. Upon any such assignment, certain rights and obligations of the assigning Lender shall survive as set forth in Section 13.07. Each assignment shall be made pursuant to an agreement substantially in the form of Exhibit N.

        (c)   Within 45 days after the effective date of any assignment of Loans, Notes, L/C Interests or Commitments that required the consent of Borrower, Borrower shall give notice of such assignment to the West Virginia Lottery Commission and the West Virginia Racing Commission.

        (d)   A Lender (other than Swingline Lender) may sell or agree to sell without notice to or consent of Borrower and Administrative Agent to one or more other persons a participation in all or any part of any Loans and L/C Interests held by it, or in its Commitments, in which event each purchaser of a participation (a "Participant") shall be entitled to the rights and benefits of the provisions of Article V (provided, however, that no Participant shall be entitled to receive any greater amount pursuant to Article V than the transferor Lender would have been entitled to receive in respect of the participation effected by such transferor Lender had no participation occurred) with respect to its participation in such Loans, L/C Interests and Commitments as if such Participant were a "Lender" for purposes of said Section, but, except as otherwise provided in Section 4.07(c), shall not have any other rights or benefits under any Credit Document (the Participant's rights against such Lender in respect of such participation to be those set forth in the agreements executed by such Lender in favor of the Participant). All amounts payable by Borrower to any Lender under Article V in respect of Loans, L/C Interests and its Commitments shall be no greater than the amount that would have applied if such Lender had not sold or agreed to sell any participation in such Loans, L/C Interests and Commitments, and as if such Lender were funding each of such Loan, L/C Interests and Commitments in the same way that it is funding the portion of such Loan, L/C Interests and Commitments in which no participations have been sold. In no event shall a Lender that sells a participation agree with the Participant to take or refrain from taking any action hereunder or under any other Credit Document, except that such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to any modification or amendment set forth in subclauses (I), (II), (III) or (VIII) of clause (a) of the proviso to Section 13.04(i) to the extent such Lender's consent is required therefor.

        (e)   In addition to the assignments and participations permitted under the foregoing provisions of this Section 13.06, any Lender may assign and pledge all or any portion of its Loans and its Notes to any United States Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank and, in the case of a Lender that is a fund that invests in bank loans, any such Lender may assign or pledge all or any portion of its Loans and its Notes to any holders of obligations owed, or securities issued, by such fund, as security for such obligations or securities, or to any trustee for, or any other representative of, such holders, in each case, without notice to or consent of Borrower, Administrative Agent, Lead Arrangers or L/C Lender. Any transfer as a result of the foreclosure on such pledge shall be subject to Section 13.06(b). No such assignment shall release the assigning Lender from its obligations hereunder.

        (f)    A Lender may furnish any information concerning any Company in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants) subject, however, to and so long as the recipient agrees to be bound by the provisions of Section 13.11. In addition, each Agent may furnish any information concerning any Credit Party or any of its Affiliates in such Agent's possession to any Affiliate of such Agent, subject, however, to the provisions of Section 13.11. To the extent the Loans are not fully syndicated prior to the Closing Date, the Credit Parties shall assist Lead Arrangers in the granting participations in, or selling assignments of all or a portion of, the commitments or the loans under the Credit Facilities pursuant to arrangements reasonably satisfactory to Lead Arrangers.

        SECTION 13.07.    Survival.    The obligations of the Credit Parties under Sections 5.01, 5.05, 5.06 and 13.03, the obligations of each Subsidiary Guarantor under Section 6.03, and the obligations of the Lenders under Sections 5.06 and 12.02, shall survive the repayment of the Loans and Reimbursement Obligations and the termination of the Commitments and, in the case of any Lender that may assign any interest in its Commitments, Loans or L/C Interest hereunder, shall (to the extent relating to such time as it was a Lender) survive the making of such assignment, notwithstanding that such assigning Lender may cease to be a "Lender" hereunder. In addition, each representation and warranty made, or deemed to be made by a notice of any extension of credit, herein or pursuant hereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the Notes and the making of any extension of credit hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty.

        SECTION 13.08.    Captions.    The table of contents and captions and Section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

        SECTION 13.09.    Counterparts; Interpretation; Effectiveness.    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the Original Fee Letter, the New Fee Letter and the Administrative Agent's Fee Letter constitute the entire contract among the parties thereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, other than the Original Fee Letter and the provisions of Section 2 of the Commitment Letter, which are not superseded and survive solely as to the parties thereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

        SECTION 13.10.    Governing Law; Submission to Jurisdiction; Waivers; Etc.    (a) Pursuant to Section 5-1401 of the General Obligations Laws of the State of New York, each Credit Document shall be governed by, and construed in accordance with, the law of the State of New York (except in the case of the other Credit Documents, to the extent otherwise expressly stated therein). Each Credit Party hereby irrevocably and unconditionally: (I) submits for itself and its Property in any Proceeding relating to any Credit Document to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Supreme Court of the State of New York sitting in New York County, the courts of the United States of America for the Southern District of New York, and appellate courts thereof; (II) consents that any such Proceeding may be brought in any such court; (III) agrees that service of process in any such Proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Borrower at its address set forth on the signature page hereto or at such other address of which Administrative Agent shall have been notified pursuant thereto; and (IV) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

        (b)   EACH CREDIT PARTY, EACH AGENT AND EACH LENDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM THEREIN.

        SECTION 13.11.    Confidentiality.    Each Lender agrees to keep information obtained by it pursuant to the Credit Documents confidential in accordance with such Lender's customary practices and agrees that it will only use such information in connection with the transactions contemplated hereby and not disclose any of such information other than (a) to such Lender's employees, representatives, directors, attorneys, auditors, agents, professional advisors, trustees or affiliates who are advised of the confidential nature thereof or to any direct or indirect creditor or contractual counterparty in swap agreements or such creditor, contractual counterparty's professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provision of this Section 13.11, such Lender being liable for any breach of confidentiality by any person described in this clause (a) and with respect to disclosures to Affiliates to the extent disclosed by such Lender to such Affiliate), (b) to the extent such information presently is or hereafter becomes available to such Lender on a non-confidential basis from a person not an Affiliate of such Lender not known to such Lender to be violating a confidentiality obligation by such disclosure, (c) to the extent disclosure is required by any Law, subpoena or judicial order or process (provided that notice of such requirement or order shall be promptly furnished to Borrower unless such notice is legally prohibited) or requested or required by bank, securities, insurance or investment company regulations or auditors or any administrative body or commission (including the Securities Valuation Office of the NAIC) to whose jurisdiction such Lender is subject, (d) to any rating agency to the extent required in connection with any rating to be assigned to such Lender, provided that notice thereof is promptly furnished to Borrower, (e) to assignees or participants or prospective assignees or participants who agree in writing to be bound by the provisions of this Section 13.11, (f) to the extent required in connection with any litigation between any Credit Party and any Creditor with respect to the Loans or any Credit Document or (g) with Borrower's prior written consent. Notwithstanding the foregoing, the parties hereto (and each employee, representative, or other agent of the parties hereto) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transaction, provided, however, that no party (and no employee, representative, or other agent thereof) shall disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could result in a violation of any federal or state securities law.

        SECTION 13.12.    Independence of Representations, Warranties and Covenants.    The representations, warranties and covenants contained herein shall be independent of each other and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exception be deemed to permit any action or omission that would be in contravention of applicable law.

        SECTION 13.13.    Severability.    Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

        SECTION 13.14.    Gaming Laws.    (a)This Agreement and the other Credit Documents are subject to the Gaming Laws and the laws involving the sale, distribution and possession of alcoholic beverages (the "Liquor Laws"). Without limiting the foregoing, each of Administrative Agent, Lead Arrangers, Syndication Agent, Documentation Agents, Lenders and Participants acknowledges that (i) it is the subject of being called forward by the Gaming Authority or Governmental Authority enforcing the Liquor Laws (the "Liquor Authorities"), in their discretion, for licensing or a finding of suitability or to file or provide other information, and (ii) all rights, remedies and powers under this Agreement and the other Credit Documents, including with respect to the entry into and ownership and operation of the Gaming Facilities, and the possession or control of gaming equipment, alcoholic beverages or a gaming or liquor license, may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the requisite Governmental Authorities.

        (b)   Each of Administrative Agent, Lead Arrangers, Syndication Agent and Documentation Agents and Lenders agrees to cooperate with the Gaming Authority (or to be subject to Section 2.11) in connection with the provisions of such documents or other information as may be requested by such Gaming Authority or Liquor Authorities relating to Borrower and its Subsidiaries or to the Credit Documents.

[Signature Pages Follow]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the Effective Date.

PENN NATIONAL GAMING, INC.
By:	/s/ WILLIAM J. CLIFFORD

Name:	William J. Clifford
Title:	Chief Financial Officer and Senior Vice President, Finance
Address for Notices:
Penn National Gaming, Inc. 825 Berkshire Boulevard Suite 200 Wyomissing, Pennsylvania 19610
Contact person: Robert S. Ippolito Telecopier No.: (610) 376-2842 Telephone No.: (610) 378-8384
SUBSIDIARY GUARANTORS:
BACKSIDE, INC.
By:	/s/ RICHARD E. ORBANN

	Name:	Richard E. Orbann
	Title:	President
HOLLYWOOD CASINO-AURORA, INC.
By:	/s/ KEVIN DESANCTIS

	Name:	Kevin DeSanctis
	Title:	President
PNGI CHARLES TOWN GAMING LIMITED LIABILITY COMPANY
By:	PENN NATIONAL GAMING OF WEST VIRGINIA, INC., Managing Member
	By:	/s/ ROBERT S. IPPOLITO

	Name:	Robert S. Ippolito
	Title:	Secretary and Treasurer

PNGI CHARLES TOWN FOOD & BEVERAGE LIMITED LIABILITY COMPANY
By:	/s/ RICHARD MOORE

	Name:	Richard Moore
	Title:	Manager
PENN NATIONAL GSFR, LLC
By:	PENN NATIONAL GAMING, INC., Sole Member and Manager
	By:	/s/ ROBERT S. IPPOLITO

	Name:	Robert S. Ippolito
	Title:	Vice President, Secretary and Treasurer
PENN NATIONAL SPEEDWAY, INC.
By:	/s/ RICHARD J. CARLINO

	Name:	Richard J. Carlino
	Title:	Chief Executive Officer
W-B DOWNS, INC.
By:	/s/ WILLIAM J. CLIFFORD

	Name:	William J. Clifford
	Title:	President
WILKES BARRE DOWNS, INC.
By:	/s/ WILLIAM J. CLIFFORD

	Name:	William J. Clifford
	Title:	President
By:	/s/ ROBERT S. IPPOLITO

	Name:	Robert S. Ippolito
	Title:	Treasurer

On behalf of the Subsidiary Guarantors listed below:

BSL, INC.
BTN, INC.
CHC CASINOS CORP.
CRC HOLDINGS, INC.
THE DOWNS RACING, INC.
EBETUSA.COM, INC.
HOLLYWOOD CASINO CORPORATION
HOLLYWOOD MANAGEMENT, INC.
HWCC DEVELOPMENT CORPORATION
HWCC-HOLDINGS, INC.
HWCC-GOLF COURSE PARTNERS, INC.
HWCC-TRANSPORTATION, INC.
HWCC-TUNICA, INC.
LOUISIANA CASINO CRUISES, INC.
MILL CREEK LAND, INC.
MOUNTAINVIEW THOROUGHBRED RACING ASSOCIATION
NORTHEAST CONCESSIONS, INC.
PNGI POCONO, INC.
PENN BULLPEN, INC.
PENN BULLWHACKERS, INC.
PENN MILLSITE, INC.
PENN NATIONAL GAMING OF WEST VIRGINIA, INC.
PENN NATIONAL HOLDING COMPANY
PENN SILVER HAWK, INC.
PENNSYLVANIA NATIONAL TURF CLUB, INC.
STERLING AVIATION, INC.
BEAR, STEARNS & CO. INC., as Original Joint Lead Arranger and Original Joint Bookrunner
By:	/s/ KEITH C. BARNISH

	Name:	Keith C. Barnish
	Title:	Senior Managing Director
BEAR, STEARNS & CO. INC., as Sole Lead Arranger and Sole Bookrunner for the Term D Loan Facility and the Amendment and Restatement
By:	/s/ KEITH C. BARNISH

	Name:	Keith C. Barnish
	Title:	Senior Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED, as Original Joint Lead Arranger, Original Joint Bookrunner and Syndication Agent
By:	/s/ STEPHEN B. PARAS

	Name:	Stephen B. Paras
	Title:	Managing Director
Address for Notices:
Merrill Lynch, Pierce Fenner & Smith
Incorporated 4 World Financial Center 250 Vesey Street New York, New York 10080 Attention: Michael O'Brien
Telecopier No.: (212) 449-4877 Telephone No.: (212) 449-0948
BEAR STEARNS CORPORATE LENDING INC., as Administrative Agent, Swingline Lender, and Collateral Agent
By:	/s/ KEITH C. BARNISH

	Name:	Keith C. Barnish
	Title:	Executive Vice President
Address for Notices:
Bear Stearns Corporate Lending Inc. 383 Madison Avenue New York, New York 10179 Attention: Stephen O'Keefe
Telecopier No.: (212) 272-9184 Telephone No.: (212) 272-9430
SOCIETE GENERALE, as Joint Documentation Agent
By:	/s/ CARINA T. HUYNH

	Name:	Carina T. Huynh
	Title:	Vice President
CREDIT LYONNAIS NEW YORK BRANCH, as Joint Documentation Agent
By:	/s/ F. FRANK HERRERA

	Name:	F. Frank Herrera
	Title:	Vice President

Annex A

COMMITMENTS

**ON FILE WITH ADMINISTRATIVE AGENT**

Allocation
Institution	Revolving Commitments	Term D Facility Commitments	Total
Total	$100,000,000	$399,700,000	$499,700,000

Annex B

Applicable Margin and Applicable Fee Percentage

			Term D Facility Loans
	Revolving Loans
Consolidated Total Leverage Ratio					Applicable Fee Percentage(1)
	LIBOR+	ABR+	LIBOR+	ABR+
Level I	3.50%	2.50%	2.50%	1.50%	0.750%
>5.00x
Level II	3.25%	2.25%	2.50%	1.50%	0.625%
>4.50x
Level III	3.25%	2.25%	2.50%	1.50%	0.500%
>4.00x
Level IV	3.00%	2.00%	2.50%	1.50%	0.500%
>3.50x
Level V	2.75%	1.75%	2.50%	1.50%	0.375%
>3.00x
Level VI	2.50%	1.50%	2.50%	1.50%	0.375%
>2.50x
Level VII	2.25%	1.25%	2.50%	1.50%	0.375%
<2.50x

(1)
Applies to Revolving Facility.

        Each change in the Applicable Margin or Applicable Fee Percentage resulting from a change in the Consolidated Total Leverage Ratio shall be effective with respect to all Loans and Letters of Credit outstanding on and after the date of delivery to Administrative Agent of the Interest Rate Certificate required by Section 9.04(e); provided that in the event Borrower or any of its Restricted Subsidiaries issues Permitted Subordinated Indebtedness, any change in the Consolidated Senior Leverage Ratio resulting therefrom shall be effective to adjust the Applicable Margin immediately upon delivery of an Interest Rate Certificate evidencing such change (which may be delivered upon of after giving effect to such issuance notwithstanding anything herein to the contrary), indicating such change until the date immediately preceding the next date of delivery of such Certificate indicating another such change. Any change in the Applicable Margin triggered by the occurrence of the conditions set forth in the second sentence of the definition of Applicable Margin shall be immediately effective with respect to all Loans and Letters of Credit then outstanding.

Annex C

AMORTIZATION PAYMENTS*

DATE**	TERM A FACILITY LOANS***	TERM D FACILITY LOANS***
June 2003	$5,000,000	$	N/A
September 2003	5,000,000		N/A
December 2003	5,000,000		N/A
March 2004	5,000,000		999,250
June 2004	5,000,000		999,250
September 2004	5,000,000		999,250
December 2004	5,000,000		999,250
March 2005	5,000,000		999,250
June 2005	5,000,000		999,250
September 2005	5,000,000		999,250
December 2005	5,000,000		999,250
March 2006	5,000,000		999,250
June 2006	5,000,000		999,250
September 2006	5,000,000		999,250
December 2006	5,000,000		999,250
March 2007	5,000,000		999,250
June 2007	5,000,000		999,250
September 2007	15,000,000		385,710,500

Total	$100,000,000		$399,700,000

*
Does not give effect to payment of Term B Facility Loans prior to Effective Date.

**
Unless otherwise indicated, such date is the first Business Day of the specified month.

***
Assumes that the maturity date is September 1, 2007.

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